UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Quintiles Transnational Corp.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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4709 Creekstone Drive

Riverbirch Building, Suite 200
Durham, North Carolina 27703-8411

PROPOSED CASH MERGER — YOUR VOTE IS VERY IMPORTANT

[                         ], 2003

To our Shareholders:

     You are cordially invited to attend a special meeting of shareholders of Quintiles, to be held on [                                                  ], 2003 at 10:00 a.m. Eastern Daylight Saving Time at [                         ].

     At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 10, 2003, among Quintiles Transnational Corp., Pharma Services Holding, Inc. and Pharma Services Acquisition Corp., and the transactions contemplated thereby, including the merger of Pharma Services Acquisition Corp. with and into Quintiles, with Quintiles as the surviving corporation.

     If the proposed merger is completed, each issued and outstanding share of Quintiles common stock you own will be converted into the right to receive $14.50 in cash, without interest, less any applicable withholding taxes. This price represents a premium of approximately 75.0% over the closing market price of Quintiles common stock on October 11, 2002, the last trading day prior to public announcement by Quintiles that its board of directors had received a bid from Pharma Services Company, a company controlled by Dennis B. Gillings, Ph.D., the Chairman of the Board and founder of Quintiles.

     Pharma Services Holding, Inc., and Pharma Services Acquisition Corp. were newly formed by Dr. Gillings and One Equity Partners LLC, the private equity arm of Bank One Corporation, to engage in the proposed merger. Pharma Services Acquisition Corp. is a wholly owned subsidiary of Pharma Services Holding, Inc.

     The board of directors, acting on the unanimous recommendation of a special committee of the board of directors composed of independent directors who are neither officers or employees of Quintiles nor affiliated with Pharma Services Holding, Inc. or its affiliates, has approved, with Dr. Gillings and Chester W. Douglass, DMD, Ph.D., recusing themselves, the merger agreement and the transactions contemplated thereby. The board of directors, with Dr. Gillings and Dr. Douglass recusing themselves, has determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Quintiles’ shareholders. The board of directors, with Dr. Gillings and Dr. Douglass recusing themselves, recommends that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby.

     We encourage you to read the accompanying proxy statement carefully as it sets forth the specifics of the proposed merger and other important information related to the proposed merger. In addition, you may obtain additional information about Quintiles from documents filed with the Securities and Exchange Commission. Please read the entire proxy statement carefully, including the schedule and appendices.

     Your vote is very important. The proposed merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Quintiles common stock entitled to vote. Regardless of whether you plan to attend the special meeting, it is important that your shares are represented at the special meeting. Please complete, sign, date and mail the enclosed proxy card at your first opportunity. If you attend the special meeting and wish to vote in person, you may withdraw your proxy card and vote in person.

     This solicitation for your proxy is being made on behalf of the board of directors of Quintiles. If you fail to vote, the effect will be the same as a vote against the approval and adoption of the merger agreement and the proposed merger for purposes of the vote referenced above. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the merger agreement and the proposed merger. Returning the proxy card will not deprive you of your right to attend the special meeting and vote your shares in person.

     On behalf of the board of directors, thank you for your continued support.

Sincerely,

PAMELA J. KIRBY, PH.D.
Chief Executive Officer and Director

Durham, North Carolina

[                         ], 2003

4709 Creekstone Drive

Riverbirch Building, Suite 200
Durham, North Carolina 27703-8411

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held [                                     ], 2003

     Notice is hereby given that a special meeting of shareholders of Quintiles Transnational Corp., a North Carolina corporation, will be held on [                                                  ], 2003 at 10:00 a.m., Eastern Daylight Saving Time, at [                         ], for the following purposes:

•	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 10, 2003, among Quintiles Transnational Corp., Pharma Services Holding, Inc. and Pharma Services Acquisition Corp., and the transactions contemplated thereby, including a merger of Pharma Services Acquisition Corp. with and into Quintiles Transnational Corp., with Quintiles Transnational Corp. continuing as the surviving corporation in the merger as a wholly owned subsidiary of Pharma Services Holding, Inc.;

•	To consider and vote upon a proposal to grant the proxy holders the authority to vote in their discretion regarding a motion to adjourn the special meeting if necessary to satisfy the conditions to completing the merger; and

•	To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Pursuant to the merger agreement, at the effective time of the merger, each issued and outstanding share of common stock of Quintiles Transnational Corp. will be converted into the right to receive $14.50 in cash, without interest, less any applicable withholding taxes (other than shares held by any subsidiary of Quintiles Transnational Corp., Pharma Services Holding, Inc. and Pharma Services Acquisition Corp.).

     Pharma Services Holding, Inc. has informed Quintiles Transnational Corp. that all shares held by Dennis B. Gillings, Ph.D. and his affiliates (Dr. Gillings’ wife, Dr. Gillings’ daughter, the Gillings Family Limited Partnership (of which Dr. Gillings and his wife are the general partners) and the GFEF Limited Partnership (of which Dr. Gillings is the general partner)) and all options held by Dr. Gillings will be delivered to Pharma Services Holding, Inc. in exchange for equity securities of Pharma Services Holding, Inc. Pharma Services Holding, Inc. has also informed Quintiles Transnational Corp. and selected members of senior management that Pharma Services Holding, Inc. will provide an opportunity to one director (not a member of the special committee) and approximately eight members of senior management (including certain executive officers) to exchange all or some portion of their respective shares and options to purchase shares of Quintiles Transnational Corp. for equity securities of Pharma Services Holding, Inc. No merger consideration will be paid for shares and/or options to purchase shares that are exchanged for equity securities of Pharma Services Holding, Inc.

     The board of directors, acting on the unanimous recommendation of a special committee composed of independent directors, has approved, with Dr. Gillings and Chester W. Douglass, DMD, Ph.D., recusing themselves, the merger agreement and the transactions contemplated thereby. The board of directors, with Dr. Gillings and Dr. Douglass recusing themselves, has determined that the terms of the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, the shareholders of Quintiles Transnational Corp. The board of directors, with Dr. Gillings and Dr. Douglass recusing themselves, recommends that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby.

     Only holders of record of Quintiles common stock at the close of business on [                         ], 2003, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

     Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Quintiles Transnational Corp. common stock entitled to vote. Even if you plan to attend in person, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented at the special meeting, please complete, date, sign and return by mail the enclosed proxy card prior to the special meeting.

     If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. If you do not plan to attend the special meeting, your broker, bank or other nominee that holds your shares of record cannot vote your shares without your instructions. If you fail to provide such instructions, and do not complete, date, sign and return by mail the enclosed proxy card, this will have the same effect as voting against the merger.

     This solicitation for your proxy is being made on behalf of the board of directors of Quintiles Transnational Corp. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience.

     If you have any questions or need assistance in voting your shares, please call Georgeson Shareholder Communications Inc., which is assisting Quintiles Transnational Corp., toll-free at (877) 357-0566.

     The proposed merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By Order of the Board of Directors

JOHN S. RUSSELL
Executive Vice President and General Counsel
Corporate Secretary

Durham, North Carolina

[                         ], 2003

4709 Creekstone Drive

Riverbirch Building, Suite 200
Durham, North Carolina 27703-8411

PROXY STATEMENT

INTRODUCTION

      This proxy statement and the accompanying proxy card is first being mailed to shareholders of Quintiles Transnational Corp. (“Quintiles”) on or about [                              ], 2003 in connection with the solicitation of proxies by the board of directors of Quintiles, for a special meeting of shareholders to be held on [                              ], 2003, at 10:00 a.m., Eastern Daylight Saving Time, at [                              ], or at any adjournment or postponement of the special meeting. Shares of Quintiles common stock represented by properly executed proxies received by Quintiles will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.

      At the special meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement among Pharma Services Holding, Inc. (“Pharma Services”), Pharma Services Acquisition Corp. (“Merger Sub”) and Quintiles, and the transactions contemplated thereby, including a merger of Merger Sub with and into Quintiles.

      At the effective time of the proposed merger, the separate corporate existence of Merger Sub will cease, and Quintiles will survive as a wholly owned subsidiary of Pharma Services. In the proposed merger:

•	each outstanding share of Quintiles common stock automatically will be converted into the right to receive $14.50 in cash, without interest, less any applicable withholding taxes, except that:

•	Pharma Services and Merger Sub will not receive any consideration for the shares held by them; and

•	any shares held by subsidiaries of Quintiles will be canceled without consideration;

•	immediately prior to the effective time of the merger, each outstanding option to purchase Quintiles common stock granted under any of Quintiles’ option plans will become fully vested and exercisable;

•	each stock option outstanding at the effective time of the merger (other than stock options held by Pharma Services and Merger Sub) will be canceled and, upon surrender of all options held by such holder or delivery of a written agreement or acknowledgement that all such options have been canceled, converted into the right to receive a cash amount (net of any applicable withholding taxes) equal to the excess, if any, of $14.50 over the per share exercise price of the option, multiplied by the number of shares of Quintiles common stock subject to the option; and

•	each outstanding share of common stock of Merger Sub will be converted into 1,250,000 shares of common stock of Quintiles, as the surviving corporation.

      Pharma Services has informed Quintiles that all shares held by Dr. Gillings and his affiliates (Dr. Gillings’ wife, Dr. Gillings’ daughter, the Gillings Family Limited Partnership (of which Dr. Gillings and his wife are the general partners) and the GFEF Limited Partnership (of which Dr. Gillings is the general partner)) and all options held by Dr. Gillings will be delivered to Pharma Services in exchange for equity securities of Pharma Services. Pharma Services has also informed Quintiles and selected members of senior management that it will provide an opportunity to one director (not a member of the special committee) and approximately eight members of senior management (including certain executive officers) to exchange all or some portion of their respective shares and options to purchase shares of Quintiles for equity securities of Pharma Services. No merger consideration will be paid for shares and/or options to purchase shares that are exchanged for equity securities of Pharma Services.

      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the proposed merger, passed upon the merits or fairness of the proposed merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

      This summary term sheet summarizes material information contained elsewhere in this proxy statement, but does not contain all of the information that is important to you. You should read the entire proxy statement carefully, including the attached schedule and appendices. In this proxy statement, the term “Quintiles” refers to Quintiles Transnational Corp., the term “Pharma Services” refers to Pharma Services Holding, Inc., the term “Merger Sub” refers to Pharma Services Acquisition Corp. and the term “Acquiring Parties” refers, collectively, to Dr. Gillings, Pharma Services and Merger Sub.

The Special Meeting

When and where is the special meeting?	The special meeting of the shareholders of Quintiles will be held on [ ], 2003, at 10:00 a.m., Eastern Daylight Saving Time, at [ ]. See “INTRODUCTION.”

What am I being asked to vote upon?	A proposal to approve and adopt the Agreement and Plan of Merger among Pharma Services, Merger Sub and Quintiles dated as of April 10, 2003, and the transactions contemplated thereby. The Agreement and Plan of Merger and the proposed merger contemplated thereby are referred to in this proxy statement as the “merger agreement” and the “merger,” respectively. See “THE MERGER — Proposal to be Considered at the Special Meeting.” In addition, a proposal to grant the proxy holders the authority to vote in their discretion regarding a motion to adjourn the special meeting if necessary to satisfy the conditions to completing the merger.

The Merger

Who are the parties to the merger?	Quintiles provides a full range of integrated product development and commercial development services to the pharmaceutical, biotechnology and medical device industries. Quintiles also provides market research services and strategic analyses to support healthcare decisions and healthcare policy consulting to governments and other organizations worldwide. Quintiles provides a broad range of contract services to help its customers reduce the length of time from the beginning of development to peak sales of a new drug or medical device.

The principal offices of Quintiles are located at 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703, and the telephone number of Quintiles is (919) 998-2000. See “INFORMATION ABOUT QUINTILES.”

Merger Sub is a newly formed North Carolina corporation organized in connection with the merger and has not carried on any activities other than in connection with the merger. All of the outstanding capital stock of Merger Sub is directly owned by Pharma Services.

Pharma Services is a newly formed Delaware corporation organized in connection with the merger and has not carried on any activities other than in connection with the merger. Dennis B. Gillings, Ph.D. and Richard M. Cashin, Jr. are currently the sole directors of Pharma Services. Dr. Gillings is the Chairman of the board of directors and founder of Quintiles. Mr. Cashin is

(ii)

the Chairman of One Equity Partners LLC, an indirect subsidiary of Bank One Corporation. One Equity Partners LLC makes private equity investments.

The principal offices of each of Pharma Services and Merger Sub are c/o One Equity Partners LLC, 320 Park Avenue, 18th Floor, New York, New York 10022, and the telephone number of each of Pharma Services and Merger Sub is (212) 277-1500. See “INFORMATION ABOUT THE ACQUIRING PARTIES.”

What will happen if the merger is completed?	Merger Sub will merge with and into Quintiles, with Quintiles as the surviving corporation. After the merger, Quintiles will be a wholly owned subsidiary of Pharma Services. See “THE MERGER — Structure of the Merger.”

When will the merger be completed?	If the merger agreement is approved and adopted by Quintiles’ shareholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. See “THE MERGER — Effective Time of the Merger.”

What will I receive if the merger is completed?	Each outstanding share of Quintiles common stock will be converted into the right to receive $14.50 in cash, without interest, less applicable withholding taxes (other than shares held by Pharma Services and Merger Sub, and any shares held by subsidiaries of Quintiles). See “THE MERGER — Payment of Merger Consideration” and “THE MERGER — Proposal to be Considered at the Special Meeting.”

When will I receive the merger consideration?	After the completion of the merger, when you send your stock certificates together with a properly completed letter of transmittal to the exchange agent, the exchange agent will promptly distribute the merger consideration to you. See “THE MERGER — Payment of Merger Consideration.”

What other effects will the merger have on Quintiles?	As a result of the merger, each share of Quintiles common stock (other than shares held by Pharma Services and Merger Sub) will be canceled. Quintiles common stock will no longer be listed on the Nasdaq National Market or any other securities exchange. See “SPECIAL FACTORS — Position of Quintiles as to the Purposes, Alternatives, Reasons and Effects of the Merger” and “SPECIAL FACTORS — Position of the Acquiring Parties as to the Purposes, Alternatives, Reasons and Effects of the Merger.”

What happens to stock options in the merger?	Immediately prior to the effective time of the merger, each outstanding option to purchase Quintiles common stock granted under any of Quintiles’ option plans will become fully vested and exercisable. Each stock option outstanding at the effective time of the merger (other than options held by Pharma Services and Merger Sub) will be canceled and converted into the right to receive a cash amount (net of any applicable withholding taxes) equal to:

• the excess, if any, of $14.50 over the per share exercise price of the option, multiplied by

(iii)

• the number of shares of Quintiles common stock subject to the option.

The cash payment will be made upon or as soon as practicable after the holder surrenders all of the stock options held by the holder or delivers a written agreement or acknowledgment that all of the stock options held by the holder have been canceled as a result of the merger in exchange for the cash payment.

See “THE MERGER — Proposal to be Considered at the Special Meeting” and “THE MERGER AGREEMENT — Treatment of Options.”

Do I have any dissenters’ rights?	No. Because you are receiving only cash for your shares and because Quintiles common stock is listed on the Nasdaq National Market, North Carolina law provides that you are not entitled to dissenters’ rights. See “THE MERGER — Dissenters’ Rights.”

What are the tax consequences of the merger to me?	The receipt of cash in exchange for shares of Quintiles common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you. See “THE MERGER — Material U.S. Federal Income Tax Consequences.”

How will Pharma Services finance the merger?	The estimated total amount of funds necessary to consummate the merger and the related transactions will be approximately $1.86 billion, consisting of (i) approximately $1.75 billion to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options, (ii) approximately $900,000 to repay certain existing indebtedness of Quintiles and (iii) approximately $110.0 million to pay transaction fees and expenses.

It is anticipated that these funds will be obtained from equity and debt financings together with available cash, cash equivalents and marketable securities of Quintiles of not less than $581.2 million, as follows:

• equity financing in the aggregate amount of $415.7 million will be provided through the purchase of equity securities of Pharma Services by One Equity Partners LLC consistent with a commitment letter addressed to Pharma Services from One Equity Partners LLC and subject to the terms and conditions set forth in that commitment letter;

• additional equity financing in the aggregate amount of $95.2 million will be provided through the delivery by Dr. Gillings and his affiliates (Dr. Gillings’ wife, Dr. Gillings’ daughter, the Gillings Family Limited Partnership (of which Dr. Gillings and his wife are the general partners) and the GFEF Limited Partnership (of which Dr. Gillings is the general partner), collectively, the “Gillings Affiliates”) of their

(iv)

entire respective equity interests in Quintiles to Pharma Services in exchange for equity securities of Pharma Services consistent with a commitment letter addressed to Pharma Services from Dr. Gillings and subject to the terms and conditions set forth in that commitment letter;

• a $315.0 million term loan and a $75.0 million revolving credit facility will be provided to Merger Sub as part of a $390.0 million senior secured credit facility to be provided by a syndicate of lenders arranged by Citicorp North America, Inc. and/or any affiliate thereof, including Citigroup Global Markets Inc., pursuant to a commitment letter addressed to Pharma Services, One Equity Partners LLC and GF Management Company, LLC and subject to the terms and conditions set forth in that commitment letter;

• $450.0 million will be raised through the issuance by Merger Sub or one of its affiliates of senior subordinated notes in a Rule 144A or other private offering; and

• if such offering of senior subordinated notes is not completed prior to or on the effective date of the merger, borrowings by Merger Sub under a $450.0 million unsecured senior subordinated credit facility provided by Citibank North America, Inc. and/or any affiliate thereof, including Citigroup Global Markets Inc., pursuant to a commitment letter addressed to Pharma Services, One Equity Partners LLC and GF Management Company, LLC and subject to the terms and conditions set forth in that commitment letter.

See “THE MERGER — Merger Financing.”

What are the conditions to the merger?	If certain conditions are not satisfied or waived, the merger will not be completed, even if Quintiles’ shareholders vote to approve and adopt the merger agreement and the merger at the special meeting. These conditions include, among others:

• any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any law of a foreign jurisdiction in which a competition filing and approval is required before closing the merger must have expired or been terminated;

• no governmental orders or laws can be in effect that prohibit the merger and no governmental entity can have instituted a proceeding seeking to prohibit the merger;

• the parties must have performed in all material respects the obligations required to be performed by them under the merger agreement;

• with certain exceptions, the representations and warranties of the parties set forth in the merger agreement must be true and correct in all material respects as of the closing date of the merger; and

• Pharma Services and Merger Sub must have obtained financing to effect the merger and the transactions contem-

(v)

plated thereby. See “THE MERGER AGREEMENT — Financing.”

See “THE MERGER AGREEMENT — Conditions to Completing the Merger.”

Can Quintiles consider other takeover proposals?	Quintiles cannot solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending unless such discussions are based upon a proposal not solicited by Quintiles and failing to enter into such discussions would create a reasonable likelihood of a breach of the duties of the board of directors to Quintiles’ shareholders under applicable law.

If Quintiles receives an acquisition proposal that is more favorable to the shareholders of Quintiles than the merger and the board of directors or the special committee determines in good faith, after receiving advice of counsel and financial advisers, that there is a reasonable likelihood of a breach of their duties as directors to Quintiles’ shareholders if they fail to consider such proposal, the board of directors or the special committee may (x) withdraw or modify its approval or recommendation of the merger agreement or the merger or (y) approve or recommend a superior acquisition proposal.

Prior to taking such action, Quintiles is required to promptly deliver a notice to Pharma Services advising it that Quintiles has received a superior acquisition proposal. Quintiles must also specify the material terms and conditions of the proposal and identify the person making such proposal. Following Pharma Services’ receipt of such notice, Quintiles is required to, in good faith, cooperate and negotiate with Pharma Services, on a non-exclusive basis, for at least a period of 72 hours with the intent of enabling the parties to agree to a modification of the merger agreement so that the merger with Merger Sub can be consummated.

See “THE MERGER AGREEMENT — Limitation on Soliciting Transactions.”

Can the merger agreement be terminated?	The merger agreement can be terminated at any time before the effective time of the merger by the mutual written consent of Quintiles and each of Pharma Services and Merger Sub.

In addition, any party not in breach of the merger agreement may terminate the merger agreement at any time before the effective time of the merger if:

• any court or other governmental entity has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the merger;

• a vote is taken at the special meeting and Quintiles’ shareholders do not approve the merger; or

• the merger has not been consummated by October 30, 2003 for any reason.

(vi)

Quintiles may terminate the merger agreement if:

• (a) any of the representations and warranties of Pharma Services and Merger Sub contained in the merger agreement fail to be true and correct in such a way that would cause a material adverse effect on the ability of Pharma Services or Merger Sub to complete the merger or (b) Pharma Services or Merger Sub has breached or failed to comply with any of their respective obligations under the merger agreement; or

• if the board of directors or the special committee authorizes Quintiles to enter into an acquisition agreement with respect to any superior proposal, but only after having sent a timely notice to, and in good faith negotiated with, Pharma Services with the intent of enabling the parties to the merger agreement to agree to a modification of the merger agreement so that the merger with Merger Sub can be consummated.

Pharma Services or Merger Sub may terminate the merger agreement, if:

• certain of the representations and warranties of Quintiles contained in the merger agreement fail to be true and correct in all material respects as of the closing date of the merger;

• any other representations and warranties fail to be true and correct, except as would not have a material adverse effect on Quintiles;

• Quintiles has failed to perform in all material respects its obligations under the merger agreement;

• the board of directors or the special committee (w) withdraws or modifies in a manner adverse to Pharma Services and Merger Sub its approval or recommendation of the merger agreement or the merger or states publicly its intent to do so, (x) approves or recommends any superior proposal to the shareholders of Quintiles or states publicly its intent to do so, (y) fails to recommend against the acceptance of any tender or exchange offer that constitutes an acquisition proposal within ten business days from the commencement thereof (including, without limitation, by means of taking no position with respect to the acceptance thereof by Quintiles’ shareholders) or (z) resolves to take any of the foregoing actions; or

• Quintiles enters into an acquisition agreement with respect to any superior proposal or is specifically authorized to do so by the board of directors or the special committee.

See “THE MERGER AGREEMENT — Termination.”

Who must pay the fees and expenses relating to the merger?	Each party is responsible for its own fees and expenses. However, Quintiles has agreed to pay Pharma Services all out-of-pocket costs, fees and expenses incurred in connection with the merger agreement up to an aggregate of $5.0 million and a termination fee of $52.0 million in certain instances upon termination of the merger agreement.

(vii)

See “THE MERGER — Estimated Fees and Expenses of the Merger,” “THE MERGER AGREEMENT — Termination” and “THE MERGER AGREEMENT — Expenses and Termination Fee.”

Questions About the Fairness of the Merger and Conflicts of Interest

What did the board of directors do to make sure that the merger consideration is fair?	The board of directors formed a special committee, consisting of directors who are not and have not been officers or employees of Quintiles and who are not affiliated with the Acquiring Parties, to evaluate strategic alternatives available to Quintiles to enhance shareholder value, including the possibility of a sale of Quintiles, as well as alternatives that would keep Quintiles independent and publicly owned. The committee members are Mr. Bryson, Dr. Weldon and Dr. Bishop, who serves as chairman of the special committee. See “SPECIAL FACTORS — Background of the Merger and Special Committee Proceedings.”

Did the special committee receive any independent advice regarding the merger?	Yes. The special committee independently selected and retained a financial advisor, Morgan Stanley & Co. Incorporated, and legal counsel, Willkie Farr & Gallagher, to assist the special committee. On April 10, 2003, Morgan Stanley & Co. Incorporated rendered its opinion that based upon and subject to the various considerations set forth in the opinion, as of April 10, 2003, the $14.50 per share cash consideration to be received by holders of shares of Quintiles common stock in the merger was fair, from a financial point of view, to Quintiles’ shareholders (other than the Acquiring Parties, anyone else who may exchange their equity securities of Quintiles for equity of Pharma Services or any of their respective affiliates, any subsidiary of Quintiles and other than any dissenting shareholders). “SPECIAL FACTORS — Opinion of Financial Advisor to the Special Committee.”

What do Quintiles’ board of directors and its special committee recommend?	Quintiles’ board of directors has determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Quintiles and its shareholders. The board of directors, with Dr. Gillings and Dr. Douglass recusing themselves from the vote, has unanimously approved the merger agreement and the transactions contemplated thereby and the board of directors, with Dr. Gillings and Dr. Douglass recusing themselves, unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby. The special committee has determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, the shareholders of Quintiles, other than the Acquiring Parties, anyone else who might exchange their equity securities of Quintiles for equity of Pharma Services or any of their respective affiliates, any subsidiary of Quintiles and other than shares held by any dissenting shareholders. See “SPECIAL FACTORS — Background of the Merger and Special Committee Proceedings” and “SPECIAL FACTORS — Position of Quintiles as to the Fairness of the Merger.”

(viii)

Did Dr. Gillings participate in any deliberations of the board of directors regarding the merger?	No. Dr. Gillings did not participate in any deliberations of the board of directors during which the auction process, strategic alternatives, the merger or the merger agreement were discussed.

What do the Acquiring Parties think of the merger?	The Acquiring Parties believe that the merger is substantively and procedurally fair to Quintiles shareholders (other than Dr. Gillings, the Gillings Affiliates and any other person who exchanges Quintiles shares or options to purchase shares for equity of Pharma Services). See “SPECIAL FACTORS — Position of the Acquiring Parties as to the Fairness of the Merger.”

What is Dr. Gillings’ current relationship with Quintiles?	Dr. Gillings founded Quintiles in 1982, has served as the chairman of Quintiles’ board of directors since its inception and served as Quintiles’ chief executive officer from its inception until April 2001.

As of May 31, 2003, Dr. Gillings beneficially owned 7,056,135 shares of Quintiles common stock (161,532 shares of which are held by the Quintiles Employee Stock Ownership and 401(k) Plan and 1,145,219 that may be acquired through Dr. Gillings’ exercise of his stock options).

In addition, as of May 31, 2003, Dr. Gillings beneficially owned an additional 526,821 shares of Quintiles common stock as follows:

• 259,278 shares held by Dr. Gillings’ wife;

• 13,343 shares owned by Dr. Gillings’ daughter;

• 240,000 shares owned by the Gillings Family Limited Partnership, of which Dr. Gillings and his wife are the general partners; and

• 14,200 shares held by the GFEF Limited Partnership, of which Dr. Gillings is the general partner.

Dr. Gillings disclaims beneficial ownership of the foregoing shares, except to the extent of his interest therein.

The aggregate of the 7,582,956 shares described above represents approximately 6.3% of Quintiles’ outstanding common stock as of May 31, 2003.

See “INFORMATION ABOUT QUINTILES — SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT — Security Ownership of Management” and “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest.”

Do Quintiles’ directors and executive officers have interests in the merger that are different from, or in addition to, mine?	Yes. The following constitute the material interests:

• Immediately prior to the effective time of the merger, Dr. Gillings and the Gillings Affiliates will deliver their respective shares of Quintiles common stock and Dr. Gillings’ options to purchase Quintiles common stock to Pharma Services in exchange for an equity interest in Pharma Services. In addition, Pharma Services has informed Quintiles and

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Dr. Gillings that Pharma Services will provide an opportunity to Dr. Gillings to purchase an additional 5.0% of the common stock of Pharma Services after the completion of the merger. Such shares will generally vest over a period of five years of continued employment following the merger.

• Dr. Gillings has been offered a new employment agreement to replace his existing employment agreement with Quintiles. Under the new employment agreement, Dr. Gillings would serve as Executive Chairman and Chief Executive Officer for a base salary of $1.0 million as well as certain other benefits. Dr. Gillings would waive his rights under his existing agreement to severance upon a voluntary termination of employment without good reason within the 18 month period following the merger; however, upon any other termination of employment (except for cause and other limited circumstances), Dr. Gillings would generally be entitled to severance equal to 2.9 times his then current annual base salary and most recent annual bonus, as well as certain other benefits.

• Pharma Services has informed Quintiles and selected members of senior management that Pharma Services will provide an opportunity to one director (not a member of the special committee) and approximately eight members of senior management (including certain executive officers) to exchange all or some portion of their shares and/or options of Quintiles for equity securities of Pharma Services. No merger consideration will be paid for shares and/or options to purchase shares that are exchanged for equity securities of Pharma Services. Quintiles does not currently know who (other than Dr. Gillings and the Gillings Affiliates) will deliver shares or options to purchase shares or how many shares or options to purchase shares will be delivered. As a result of the merger, options to purchase shares of Quintiles common stock held by such persons not exchanged for equity securities of Pharma Services will be cashed out.

• Quintiles’ executive officers have entered into employment agreements which provide that, if their employment is terminated, either by Quintiles under certain circumstances or by the executive officer under certain circumstances, within 18 months following the merger, they will receive substantial severance benefits. Pharma Services has informed Quintiles and selected members of senior management that Pharma Services intends to propose amendments to such employment agreements to certain executive officers and other members of Quintiles’ senior management whose employment is expected to continue following the merger.

Additionally, Pharma Services has informed Quintiles and selected members of senior management that after the merger it will offer certain of Quintiles’ executive officers and other members of Quintiles’ senior management (excluding Dr. Gillings) an opportunity to participate in an equity-based compensation program that would allow them to purchase in

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the aggregate up to 8.0% of the common stock of Pharma Services and receive options to purchase up to an aggregate of an additional 4.0% of the common stock of Pharma Services at an exercise price set above fair market value on the date of grant. Such shares and options would generally vest over a period of five years of continued employment following the merger.

• Subject to certain limitations, under the merger agreement, Pharma Services has agreed, for a period of six years following the date of the merger, to maintain Quintiles’ current directors’ and officers’ liability insurance policies and to cause Quintiles to indemnify current and former directors and officers for certain specified losses and liabilities.

• The special committee has established a special bonus plan to provide appropriate incentives to certain of Quintiles’ senior executives to remain with Quintiles through the auction process and to reward such senior executives for the additional burdens, above and beyond their normal duties, placed on them by the auction process.

See “SPECIAL FACTORS — Pharma Services’ Plans for Quintiles” and “THE MERGER — Interests of Certain Persons in the Proposed Merger; Potential Conflicts of Interest.”

Voting and Proxy Procedures

Who may vote at the special meeting?	You are entitled to vote at the special meeting in person or by proxy if you owned shares of Quintiles common stock at the close of business on [ ], 2003, which is the record date for the special meeting. As of the record date, there were [ ] shares of Quintiles common stock issued and outstanding and entitled to be voted at the special meeting. You will have one vote for each share of Quintiles common stock you hold on the record date. See “THE MERGER — Voting Rights; Quorum; Vote Required for Approval.”

How do I vote my shares held in Quintiles’ Employee Stock Ownership and 401(k) Plan?	Participants in Quintiles’ Employee Stock Ownership and 401(k) Plan are entitled to instruct the trustee of the plan about how to vote the shares of Quintiles common stock allocated to each such participants’ account. The trustee will vote shares allocated to a participant’s account for which it receives no instructions and any unallocated shares in the same proportion that the trustee votes shares for which it receives instructions. See “THE MERGER — Voting Rights; Quorum; Vote Required for Approval.”

How do I vote my shares held in Quintiles’ Employee Stock Ownership Plan for Non-U.S. Employees?	Except as otherwise provided herein, participants in Quintiles’ Employee Stock Ownership Plan for Non-U.S. Employees are entitled to instruct the trustee of the plan as to how to vote the shares of Quintiles common stock allocated to each such participant’s account. If the trustee is not provided with instructions as to how to vote such shares, the trustee will vote the shares in the same proportion that the trustee votes shares for which it receives instructions. The trustee will vote the shares of Quintiles common stock which are not allocated to a

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participant’s account or which are allocated to participants employed by Quintiles Australia Pty. Limited, Quintiles BV/SA, Quintiles Canada or Quintiles East Asia Pte. Ltd.

What vote is required to approve the merger?	The affirmative vote of the holders of a majority of the outstanding shares of Quintiles common stock entitled to vote must vote in favor of the approval and adoption of the merger agreement or else the merger will not occur. Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions will result in your shares not being voted for the merger and therefore has the same effect as a vote against the merger. Holders of stock options may not vote the shares of Quintiles common stock subject to such options. See “THE MERGER — Voting Rights; Quorum; Vote Required for Approval.”

Who is soliciting my proxy?	Quintiles’ board of directors is soliciting proxies to be voted at the special meeting.

Quintiles has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies. Quintiles’ directors, officers and employees may assist Quintiles in soliciting proxies, but will not be specifically compensated for their services. See “THE MERGER — Proxy Solicitation.”

What do I need to do now?	You should read this proxy statement carefully, including its schedules and appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. See “THE MERGER — Voting Rights; Quorum; Vote Required for Approval.”

May I change my vote after I have mailed my signed proxy card?	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

• First, you can send a written notice to Quintiles’ corporate secretary, stating that you would like to revoke your proxy.

• Second, you can complete and submit a new proxy card.

• Third, you can attend the meeting and vote in person. Your attendance at the special meeting will not alone revoke your proxy — you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. See “THE MERGER — Voting and Revocation of Proxies.”

Should I send in my stock certificates now?	No. After the merger is completed, you will receive written instructions for exchanging your shares of Quintiles common stock for the merger consideration. See “THE MERGER — Payment of Merger Consideration.”

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Getting More Information

Are there other documents relating to the merger of which I should be aware?	The Securities and Exchange Commission requires all affiliated parties involved in transactions such as the merger to file with it a transaction statement on Schedule 13E-3. Quintiles and the Acquiring Parties have filed a transaction statement on Schedule 13E-3 with the Securities and Exchange Commission, copies of which are available without charge at its website at www.sec.gov. See “OTHER MATTERS — Available Information.”

How can I learn more about the merger?	The merger agreement, including the conditions to the closing of the merger, is described under the caption “THE MERGER AGREEMENT” and the merger agreement is attached as Appendix A to this proxy statement. You should carefully read the entire merger agreement because it is the legal document that governs the merger. See “THE MERGER AGREEMENT” and Appendix A to this proxy statement.

Who can help answer my questions?	If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Georgeson Shareholder Communications Inc. 17 State Street, 10th Floor New York, New York 10004 Banks and Brokers Call: (212) 440-9800 All Others Call Toll Free: (877) 357-0566

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TABLE OF CONTENTS

INTRODUCTION	(i	)
SUMMARY TERM SHEET	(ii	)
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION	1
SPECIAL FACTORS	2
Background of the Merger and Special Committee Proceedings	2
Position of the Special Committee as to the Fairness of the Merger	13
Approval and Recommendation of the Board of Directors	16
Opinion of Financial Advisor to the Special Committee	17
Position of Quintiles as to the Purposes, Alternatives, Reasons and Effects of the Merger	22
Position of The Acquiring Parties as to the Fairness of the Merger	23
Position of the Acquiring Parties as to the Purposes, Alternatives, Reasons and Effects of the Merger	26
Pharma Services’ Plans for Quintiles	28
THE MERGER	29
Proposal to be Considered at the Special Meeting	29
Voting Rights; Quorum; Vote Required for Approval	29
Voting and Revocation of Proxies	30
Proxy Solicitation	31
Structure of the Merger	31
Effective Time of the Merger	31
Payment of Merger Consideration	31
Merger Financing	32
Conduct of the Business of Quintiles if the Merger is Not Completed	35
Interests of Certain Persons in the Merger; Potential Conflicts of Interest	35
Intent to Vote	38
Estimated Fees and Expenses of the Merger	38
Dissenters’ Rights	39
Material U.S. Federal Income Tax Consequences	39
Certain Legal Matters	41
THE MERGER AGREEMENT	43
The Merger	43
Effective Time of the Merger	43
Subsequent Actions	43
Articles of Incorporation, Bylaws and Directors and Officers of Quintiles and the Surviving Corporation	43
Conversion of Common Stock	43
Payment for Shares	44
Transfer of Shares	44
Treatment of Options	44
Dissenters’ Rights	45
Representations and Warranties	45
Conduct of Business Pending the Merger	48
Limitation on Soliciting Transactions	49
Preparation of Proxy Statement; Shareholders Meeting	51

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Access to Information; Confidentiality; Notification	51
Public Announcements	52
Approvals and Consents; Reasonable Best Efforts; Cooperation	52
Directors’ and Officers’ Indemnification and Insurance	53
Employee Benefits Matters	54
Financing	54
Conditions to Completing the Merger	54
Termination	55
Expenses and Termination Fee	57
Specific Performance	57
Amendment	58
Waiver	58
Assignment	58
INFORMATION ABOUT QUINTILES	59
Directors and Executive Officers of Quintiles	60
Security Ownership of Management and Certain Beneficial Owners	62
Selected Consolidated Financial Data	64
Comparative Per Share Data	65
Projected Financial Information	65
Price Range of Quintiles Common Stock	67
Dividend Policy	67
Prior Public Offerings	67
INFORMATION ABOUT THE ACQUIRING PARTIES	67
OTHER MATTERS	68
Other Matters at the Special Meeting	68
Future Shareholder Proposals	68
Prior Stock Purchases and Other Transactions	69
Available Information	69
Information Incorporated by Reference	70
SCHEDULE I	S-1
Information About Directors and Executive Officers of Pharma Services and Merger Sub	S-1
APPENDIX A	A-1
Agreement and Plan of Merger	A-1
APPENDIX B	B-1
Opinion of Morgan Stanley	B-1
APPENDIX C	C-1
Proxy for Special Meeting of Shareholders	C-1

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      This document incorporates important business and financial information about Quintiles from documents filed with the Securities and Exchange Commission that are not included in, or delivered with, this document. This information is available without charge at the Securities and Exchange Commission’s website at http://www.sec.gov, as well as from other sources. See “OTHER MATTERS — Available Information” below.

      Pharma Services has supplied all information in this proxy statement relating to Pharma Services and Merger Sub. Quintiles has not independently verified any of the information relating to Pharma Services and Merger Sub. Quintiles has supplied all information in this proxy statement relating to Quintiles. Pharma Services and Merger Sub have not independently verified any of the information relating to Quintiles. No person has been authorized to give any information or to make any representation other than those contained in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

      This proxy statement and the documents attached to or incorporated by reference herein contain or are based upon “forward looking” information and involve risks and uncertainties. Such forward looking statements reflect, among other things, management’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause Quintiles’ actual results, performance or achievements, or industry results, to differ materially from those expressed or implied by such forward looking statements. Therefore, any statements contained herein or in the documents attached or incorporated by reference that are not statements of historical fact may be forward looking statements and should be evaluated as such. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “intends,” “will,” “expects” and similar words and expressions are intended to identify forward looking statements. Except to the extent required by the federal securities laws, Quintiles assumes no obligation to update any such forward looking information to reflect actual results or changes in the factors affecting such forward looking information. The many factors that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements include, without limitation:

•	the risk that the market for Quintiles’ products and services will not grow as expected;

•	the risk that Quintiles’ PharmaBio transactions will not generate revenue or profit at the rate or levels Quintiles anticipates or that royalty revenues under the PharmaBio agreements may not be adequate to offset Quintiles’ upfront and ongoing expenses in providing sales and marketing services or in making milestone and marketing payments;

•	Quintiles’ ability to efficiently distribute backlog among project management groups and match demand to resources;

•	actual operating performance;

•	variation in the actual savings and operating improvements resulting from previous restructurings;

•	the ability to maintain large customer contracts or to enter into new contracts;

•	changes in trends in the pharmaceutical industry;

•	the ability to operate successfully in new lines of business;

•	the risk Quintiles might not prevail in any pending litigation;

•	costs and charges related to the merger;

•	failure to obtain required shareholder or regulatory approvals for the merger;

•	failure of Pharma Services and Merger Sub to obtain financing necessary to consummate the merger;

•	the risk that the merger agreement could be terminated under circumstances that would require Quintiles to pay a fee of $52.0 million and reimburse expenses of up to $5.0 million;

•	the merger not closing for any other reason; and

•	other factors disclosed in Quintiles’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended, and in other reports filed by Quintiles from time to time with the Securities and Exchange Commission.

SPECIAL FACTORS

Background of the Merger and Special Committee Proceedings

      Preliminary Discussions with the Board of Directors. At a regularly scheduled board of directors meeting on August 1, 2002, Dr. Gillings, in executive session, requested that the board of directors permit him to share confidential financial and operating information about Quintiles with financial advisors for the purpose of exploring the feasibility of financing a business transaction with Quintiles that Dr. Gillings might wish to explore. Dr. Gillings explained that his request was motivated by his concern that Quintiles’ share price did not intrinsically reflect the growth prospects and value of Quintiles. Dr. Gillings also expressed his concern that the share price might not reflect the true value of Quintiles anytime soon. Dr. Gillings indicated that earlier in the summer he had engaged White & Case LLP (“White & Case”) as legal counsel to advise him preliminarily and that he had preliminary discussions with a number of prospective financial advisors and financing sources. Dr. Gillings also indicated to the board of directors that he believed he could provide a proposal that would be attractive to shareholders, but that in order to fully assess the viability of such a plan he and his financing sources would need to perform financial due diligence and obtain confidential information from Quintiles so that his financing sources could determine their ability to finance, and participate in, a potential transaction. Dr. Gillings asked the board of directors to consider his request and recused himself from the meeting. The board of directors first reviewed its legal duties with Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (“Smith Anderson”), outside counsel to Quintiles, and then proceeded to discuss Dr. Gillings’ request. The board of directors evaluated potential responses to Dr. Gillings’ request and each potential response was discussed with a view towards determining which response would be in the best interest of Quintiles and its shareholders. The board of directors voted, with Dr. Kirby and Mr. Pappas abstaining, to allow Dr. Gillings’ financial advisors and financing sources access to confidential Quintiles information so long as such persons executed appropriate confidentiality agreements. As Dr. Gillings only asked for permission to explore whether or not he would be able to provide a proposal, the board of directors concluded it was not necessary at that time to form a special committee. The board of directors concluded that, rather than allow Dr. Gillings to provide confidential Quintiles information to his financial advisors and financing sources, the board of directors would authorize Quintiles to enter into confidentiality agreements directly with those persons so that Quintiles could better control the due diligence process and the safeguards to be implemented. The board of directors also concluded that an ad hoc committee of independent directors consisting of Dr. Weldon and Dr. Bishop should work with Smith Anderson to finalize the appropriate form of agreement and to approve which financial advisors or financing sources would be allowed access to confidential Quintiles information pursuant to the agreements.

      The ad hoc committee met on August 5, August 15, and September 18, 2002, by telephone and communicated informally at additional times. During these meetings, the ad hoc committee approved and authorized Quintiles to enter into confidentiality agreements with GF Management Company, LLC, a company controlled by Dr. Gillings (“GFM”), and certain financial institutions, which Dr. Gillings requested be allowed access to Quintiles’ confidential information. These institutions included Citigroup Global Markets Inc., Citicorp North America, Inc. and One Equity Partners LLC (“One Equity”). Initial due diligence proceeded primarily in September and early October 2002. In considering whether to allow One Equity to conduct due diligence, the ad hoc committee considered that Dr. Bishop had previously informed the ad hoc committee that he currently was serving as an unpaid member of a life science advisory board of a fund affiliated with One Equity. Dr. Bishop had indicated that he had no pecuniary interest in One Equity or any entity that might be involved in a potential transaction with Quintiles. Dr. Bishop confirmed that he had not been involved in any discussions that One Equity might have had with Dr. Gillings and that he would promptly resign from the unpaid life science advisory board, which he did on August 19, 2002. The ad hoc committee concluded that Dr. Bishop need not be precluded from the ad hoc committee’s discussions of Dr. Gillings’ request and that One Equity be permitted to conduct due diligence with respect to Quintiles. The ad hoc committee then proceeded to approve the confidentiality agreement between Quintiles and One Equity. In approving the confidentiality agreement between Quintiles and GFM, the ad hoc committee considered provisions which could be helpful to Quintiles should Dr. Gillings decide to pursue a proposal. The ad hoc committee negotiated for and obtained terms prohibiting in certain cases Dr. Gillings or his affiliates from acquiring in excess of a specified percentage of Quintiles’ stock, prohibiting in certain cases Dr. Gillings from making public disclosures and prohibiting Dr. Gillings from soliciting any employees (except certain individuals approved by the ad hoc committee) potentially to be part of a group without prior approval from the ad hoc committee. The ad hoc committee also authorized the financial institutions that were parties to confidentiality agreements to speak with each other regarding the confidential Quintiles information received in due diligence.

      The Special Committee Process. On October 11, 2002, Dr. Gillings informally contacted board members to inform them that he expected to call a board of directors meeting over the coming weekend and that it was likely he would make a proposal at that time. Subsequently, on Sunday, October 13, the board of directors held a special meeting at which time Pharma Services Company (“PSC”), a Delaware corporation formed at the direction of Dr. Gillings, made a proposal to acquire all of the outstanding shares of Quintiles for $11.25 per share (the “Initial Pharma Bid”). Dr. Gillings disclosed his conflict of interest in the matters to be discussed and recused himself from the meeting immediately after making his proposal. In any subsequent meetings of the board of directors, Dr. Gillings also recused himself from any portion of the meeting at which the board of directors discussed any bids, the auction process, strategic alternatives or the merger. Although no conflicts of interests were determined, E.G.F. Brown, Dr. Douglass and Pamela J. Kirby, Ph.D., recused themselves from the meeting voluntarily because they were unsure whether a conflict of interest might arise in the future. The board of directors then continued in executive session. As a result of the Initial Pharma Bid, the board of directors decided to dissolve the ad hoc committee and establish a special committee of non-employee, independent directors to evaluate and act with the full authority of the board of directors upon the Initial Pharma Bid or any other matters related to or resulting from the Initial Pharma Bid and related or similar matters, including without limitation, any and all options or alternatives which the special committee deemed to be in the best interests of Quintiles and its shareholders, but not to approve or propose to Quintiles’ shareholders any final action regarding these matters. In considering the appointment of the special committee, the board of directors reviewed with Smith Anderson its legal duties as well as the independence of each director on the board of directors as it related to suitability to serve on the special committee. The board of directors then unanimously appointed a special committee initially comprised of Dr. Bishop, Dr. Weldon, Mr. Bryson and William L. Roper, M.D., MPH. The board of directors fully authorized the special committee to engage its own advisors and requested that the special committee review its composition with the counsel of its choosing. Subsequently, although no conflict of interest existed and Dr. Roper was determined to be an independent director, he resigned from the special committee for personal reasons not related to the Initial Pharma Bid.

      The special committee convened immediately following the meeting. The special committee unanimously agreed that Dr. Bishop would serve as chair of the special committee. The special committee was advised at this time by independent counsel referred to it by Smith Anderson pending the special committee’s selection of its own legal counsel. The special committee then discussed the selection of counsel and whether to issue a press release. The special committee authorized the issuance of a press release announcing the Initial Pharma Bid and the formation of the special committee. The press release was issued on October 14, 2002.

      On October 19, 2002, PSC and One Equity joined together to submit a combined bid with committed financing at $11.25 per share (the “Revised Pharma Bid”).

      Promptly following its formation, the special committee sought to engage legal counsel. After interviewing members of several law firms to assess their experience and determine whether they were free of conflicts, the special committee engaged Willkie Farr & Gallagher (“Willkie Farr”) as its legal counsel on October 16, 2002. Over the next several days, the special committee and Willkie Farr identified and contacted a number of investment banking firms in order to select a financial advisor for the special committee. On October 23, 2002, the special committee met with Willkie Farr to discuss the role, responsibilities and duties of the special committee and to interview four investment banking firms to serve as financial advisor to the special committee. At this meeting, the special committee reviewed the prior actions of the ad hoc committee and confirmed the independence of the members of the special committee. In addition, at this meeting, each investment banking firm made a detailed presentation to the special committee, and the special committee questioned each firm at length on: its prior dealings with Quintiles; any potential conflicts the firm might have with Quintiles, Dr. Gillings, Dr. Gillings’ affiliates, PSC and One Equity; its experience in similar special committee engagements; its knowledge of Quintiles and the healthcare sector in general; the process that the special committee should anticipate; fees and fee structures; and various other matters. Subsequent to interviewing the candidate firms, Dr. Bishop and Willkie Farr conducted a series of follow-up conversations with the candidate firms and conveyed the substance of these conversations to the other members of the special committee. At a meeting of the special committee on October 24, 2002, the special committee selected Morgan Stanley & Co. Incorporated (“Morgan Stanley”) as its financial advisor and authorized Quintiles to issue a press release announcing, among other things, the engagement by the special committee of its legal and financial advisors.

      Promptly following Morgan Stanley’s engagement, the special committee coordinated the delivery to Morgan Stanley of all due diligence items that had previously been delivered to PSC and its advisors and financing sources in connection with their evaluation of Quintiles. Based on these materials, additional information requested and received from management of Quintiles and other sources, Morgan Stanley began its evaluation and analysis of Quintiles and the Revised Pharma Bid.

      At meetings on November 6, 2002 and November 7, 2002, management of Quintiles made a series of strategic and financial presentations to the board of directors, including the members of the special committee. Also present at the management presentations were representatives of Smith Anderson, Morgan Stanley and Willkie Farr. The management presentations focused on trends in the industry, the performance of Quintiles and the future prospects and direction of Quintiles, including management’s projections of Quintiles’ performance over the next five years.

      On November 7, 2002, immediately following the management presentations, the special committee met with Morgan Stanley and Willkie Farr, and Morgan Stanley presented in detail its analysis of the Revised Pharma Bid and other strategic alternatives available to Quintiles. In discussing its analysis of the Revised Pharma Bid and other strategic alternatives available to Quintiles with the special committee, Morgan Stanley indicated to the special committee that management’s projections for Quintiles, in Morgan Stanley’s view, represented a case for Quintiles’ future performance which would be difficult to achieve. Therefore, Morgan Stanley, through conversations with certain members of Quintiles’ management, and relying on its own judgments, had developed a “sensitivity case” analysis based on management’s projections but using more conservative segment growth rates, margins and reinvestment assumptions that the special committee, following discussions with Morgan Stanley, believed to be more likely to be achieved. Following Morgan Stanley’s presentation and discussion between the special committee and Morgan Stanley, the special committee determined that the Revised Pharma Bid was inadequate from a financial point of view. As the special committee’s conclusion as to the inadequacy of the Revised Pharma Bid was based, in part, on the sensitivity case, the special committee recognized that this conclusion would only be strengthened if management’s projections were used in the analysis.

      Following extensive discussions of the rationale for, and the implications of, the sensitivity case among the special committee, Morgan Stanley and Willkie Farr, the special committee directed Morgan Stanley to revise certain aspects of the sensitivity case using increased growth rates in certain areas of the forecast.

      In addition, the special committee, after discussions with Morgan Stanley and Willkie Farr, came to the view that a “market check” by way of a full and complete auction process, rather than simply valuation analyses based on either management’s projections or the sensitivity case, might be the most effective way to determine what a third-party bidder would be willing to pay for Quintiles.

      Morgan Stanley then discussed with the special committee a share repurchase/ recapitalization, a spin off/ break up scenario or maintaining the status quo as alternatives to a sale of Quintiles. The special committee determined that if it were to conclude that the intrinsic value of Quintiles was greater than the price that a bidder would likely pay for Quintiles, then the best alternative for Quintiles would likely be to remain independent and publicly owned while potentially effecting various strategic alternatives that

Quintiles could achieve on its own, such as a share repurchase/recapitalization or a spin off/break up segments of Quintiles. Morgan Stanley indicated that it had not completed its analysis of various strategic alternatives available to Quintiles should it decide to remain independent but that this analysis was in process. Morgan Stanley advised that it would revise the sensitivity case as requested and complete its analysis of these strategic alternatives. The special committee also determined that upon completion of these tasks and Morgan Stanley’s report to the special committee, the special committee would, absent any unexpected change in Morgan Stanley’s analysis, formally reject the Revised Pharma Bid as inadequate and commence an auction process, while reserving the question of whether Quintiles should be sold, maintain the status quo or pursue an alternative such as a share repurchase/recapitalization or a spin off/ break up.

      In a conversation on November 9, 2002, with Dr. Bishop and Willkie Farr, Morgan Stanley indicated that it had started receiving inquiries regarding a possible acquisition of Quintiles. In light of this development, Dr. Bishop discussed with Willkie Farr and Morgan Stanley whether the special committee should reconsider its decision to defer rejection of the Revised Pharma Bid in order to make it clear to PSC and One Equity, other potential bidders and Quintiles’ shareholders that the special committee believed that the Revised Pharma Bid was inadequate. As a result of this conversation, the special committee met on November 10, 2002, and discussed whether the Revised Pharma Bid should be rejected immediately in light of the developing interest of third parties to discuss a possible acquisition of Quintiles. After discussion, the special committee agreed to publicly announce its rejection of the Revised Pharma Bid. On November 11, 2002, the special committee issued a press release announcing, among other things, its rejection of the Revised Pharma Bid and its intention to explore strategic alternatives, including a sale of Quintiles and alternatives that would keep Quintiles independent and publicly owned.

      At a meeting of the special committee on November 12, 2002, Morgan Stanley indicated that it had received numerous inquiries from potential bidders regarding a possible acquisition of Quintiles. After discussion, the special committee decided to commence an auction process and authorized Morgan Stanley to make outgoing calls to potential bidders on behalf of Quintiles. Given the significant time commitment that an auction process would likely require of members of Quintiles’ management and the need to ensure that potential bidders not associated with any member of management have appropriate access to management, the special committee discussed with Morgan Stanley and Willkie Farr possible ways to incentivize Quintiles’ management to cooperate fully and participate actively in the auction process. After discussion, the special committee determined to consider an incentive bonus plan (the “Special Bonus Plan”) administered at the discretion of the special committee and determined that the Special Bonus Plan should be prepared for presentation to the human resources and compensation committee of the board of directors (a committee of the board of directors at that time comprised of Dr. Weldon, as chairman, Dr. Bishop, Dr. Douglass, and Arthur M. Pappas and charged with overseeing strategic global human resources issues, reviewing and approving compensation arrangements for principal officers of Quintiles, and reviewing Quintiles’ compensation policies and procedures). Also at the November 12 meeting, Willkie Farr referred the special committee to requests from James L. Bierman, Chief Financial Officer of Quintiles, and John S. Russell, General Counsel of Quintiles, to discuss their participation on the senior management team of PSC with Dr. Gillings. The special committee determined to condition its authorization of these discussions with Dr. Gillings on the requirement that Messrs. Bierman and Russell agree to cooperate fully in the auction process. On November 15, 2002, the special committee entered into letter agreements with Messrs. Bierman and Russell pursuant to which the special committee authorized each of them to discuss their participation on the senior management team of PSC with Dr. Gillings in exchange for their agreement to assist the special committee and its legal and financial advisors in the auction process as well as in investigating and pursuing strategic alternatives to enhance the value of Quintiles. Even though the special committee took steps to withhold confidential information about the auction process from management, including Messrs. Bierman and Russell, wherever appropriate, the letter agreements also prohibited Messrs. Bierman and Russell from disclosing any confidential information about the auction process that would come in their possession to PSC or Dr. Gillings. The special committee also noted that it had been informed that Dr. Kirby intended to remain independent and unaffiliated with any potential bidder throughout the process.

      At a meeting of the special committee on November 14, 2002, Morgan Stanley indicated that a number of parties had expressed interest in a possible acquisition of Quintiles and that, prior to the next special committee meeting, Morgan Stanley would provide the special committee with a list of potential bidders from which the special committee could select the potential bidders that it would invite to participate in the auction process.

      At a meeting of the special committee on November 27, 2002, Morgan Stanley presented to the special committee for its review a draft confidential information memorandum describing Quintiles and its operations, financial performance and prospects based on information provided by members of Quintiles’ management and reviewed by Willkie Farr (the “Information Memorandum”) for distribution to potential bidders. The special committee indicated that, although it intended to qualify potential bidders on their perceived ability to complete a transaction and their apparent willingness to do so, the special committee could not necessarily be sure of the seriousness of a potential bidder’s level of interest until the special committee had received a proposal from that bidder. Therefore, the special committee wanted to review the Information Memorandum for, among other things, the disclosure of any competitively sensitive information and indicated that it would advise members of Quintiles’ senior management to do the same. Morgan Stanley then presented the special committee with a list of numerous potential bidders, including PSC and One Equity, that the special committee might consider including in the auction process, and described to the special committee each of these potential bidders in detail. After discussion, the special committee agreed on 13 potential bidders, including PSC and One Equity and other financial and strategic bidders, to be invited to participate in the auction process. This decision was based on the special committee’s view, after consulting with Morgan Stanley and Willkie Farr, of the potential bidders’ financial capability, seriousness of interest and legal impediments, if any, to completing a transaction. The special committee directed Morgan Stanley to distribute the Information Memorandum to these 13 potential bidders as soon as it was finalized. Over the next several weeks, the special committee worked with Quintiles’ senior management, Morgan Stanley and Willkie Farr to revise the Information Memorandum so that it would provide meaningful information about Quintiles without unduly disclosing competitively sensitive information at such an early stage of the auction process.

      Also at the November 27 meeting, Morgan Stanley informed the special committee that it had received an indication of interest to purchase Quintiles at $14.50 per share. Morgan Stanley cautioned, however, that this proposal was contingent on due diligence and other matters, including documentation, and subject to a 45-day exclusivity period. After discussion, the special committee decided that, given the apparent interest in Quintiles expressed by numerous potential bidders, the special committee would not enter into exclusivity arrangements with any bidder. Morgan Stanley then indicated that PSC and One Equity and their advisors had requested a meeting with the special committee to discuss their view regarding the difficulties Quintiles had been facing as a public company and the merits of “going private.” After discussion, the special committee decided that there was no immediate need to meet with PSC and One Equity. The special committee determined that it would maintain open lines of communication with all bidders in the auction process and that, at the appropriate time, individual sessions with bidders might be encouraged. Willkie Farr then informed the special committee that Dr. Gillings sought permission from the special committee to approach additional members of Quintiles’ senior management with the opportunity to participate on the senior management team of PSC. After discussion, the special committee decided that, although Messrs. Russell and Bierman had been granted the ability to enter into these discussions with Dr. Gillings, it would not permit members of Quintiles’ senior management who were responsible for the operations of any division or business line of Quintiles to enter into such discussions. The special committee believed that permitting managers in charge of operating units, as distinguished from Messrs. Bierman and Russell, who are not in charge of operating units, to align themselves with a particular bidder might disadvantage other bidders.

      At a meeting on December 6, 2002, the special committee presented to the human resources and compensation committee the proposed Special Bonus Plan. The special committee explained that the employment agreements of certain members of Quintiles’ management contained significant change-in-control payment provisions which might create a bias in those members of management towards a sale of

Quintiles rather than a status quo alternative and that one part of the Special Bonus Plan was intended to balance these change in control payments and provide an appropriate incentive for management to maintain a level playing field among various strategic alternatives available to Quintiles. In addition, the special committee explained that the other part of the Special Bonus Plan was intended to recognize and reward members of Quintiles’ management for the additional burdens, above and beyond their normal duties, which would be imposed on them by the auction process. After discussion, each of the special committee and the human resources and compensation committee unanimously decided to recommend the Special Bonus Plan to the board of directors for approval. At a special meeting of the board of directors on December 20, 2002, the board of directors (other than Dr. Gillings and Dr. Kirby, who recused themselves from that portion of the meeting) unanimously approved the Special Bonus Plan.

      On behalf of the special committee, on December 12, 2002, Morgan Stanley began distributing the Information Memorandum and, on December 18, 2002, distributed a bid procedures letter to 13 potential bidders, including PSC and One Equity and other financial and strategic bidders. Prior to receiving the Information Memorandum, each of these bidders executed a confidentiality agreement with Quintiles substantially similar to the confidentiality agreements executed GFM and One Equity and their advisors with Quintiles. The bid procedures letter indicated that preliminary proposals to acquire Quintiles were to be submitted by January 6, 2003, together with a markup of a draft merger agreement to be provided by the special committee, and that upon receipt of the preliminary proposals, the special committee would decide which bidders, if any, would be invited to a second round of the auction process consisting of detailed management presentations, access to a due diligence data room and the opportunity for additional due diligence inquiries.

      At a special meeting of the board of directors on December 20, 2002, the special committee updated the board of directors (other than Dr. Gillings, who recused himself from that portion of the meeting) on the status of the auction process and its analysis of various strategic alternatives available to Quintiles. The special committee noted that the Information Memorandum did not contain extensive non-public information because, although the special committee qualified potential bidders on their perceived ability to complete a transaction and their apparent willingness to do so, the special committee could not necessarily be sure of the seriousness of a potential bidder’s level of interest until the special committee had received a proposal from that bidder. Accordingly, the special committee explained that, based on the bidders’ initial responses, it would decide which bidders, if any, would be invited to a second round of the auction process, which would entail more comprehensive due diligence consisting of detailed management presentations, access to a due diligence data room and additional due diligence opportunities. The special committee also noted that bidders would eventually require access to certain of Quintiles’ significant customer contracts that were the subject of confidentiality provisions between Quintiles and those customers and that when the number of bidders actively participating in the auction process was sufficiently limited, it would request the consent of those customers to disclose the contents of their contracts with Quintiles to those remaining bidders.

      On January 6, 2003, the special committee received preliminary proposals to acquire Quintiles from seven of the 13 bidders, and a firm bid from PSC and One Equity. PSC and One Equity increased their bid to $13.00 per share and the other financial and strategic bidders made preliminary proposals consisting of ranges between $12.00 per share and $16.50 per share. The preliminary proposals received from the bidders, other than PSC and One Equity, which had conducted due diligence pursuant to their previously signed confidentiality agreements, were not based on any confidential information of Quintiles other than the limited confidential information contained in the Information Memorandum and the limited additional confidential information conveyed during follow-up conversations with the various bidders, and all preliminary proposals received and the firm bid received from PSC and One Equity were subject to, among other things, due diligence by the bidders and/or their financing sources. At a meeting of the special committee on January 9, 2003, Morgan Stanley and Willkie Farr reviewed with the special committee in detail the preliminary proposals that had been received and various strategic alternatives available to Quintiles. Morgan Stanley noted that a number of bidders had shown potential interest in a transaction with Quintiles but that, given the lack of extensive non-public information in the Information

Memorandum, it would likely be difficult for the special committee to differentiate substantially among the bidders. As a result, the special committee discussed with Morgan Stanley and Willkie Farr the advisability of inviting a relatively large number of bidders to the second round of the auction process in order to provide them with an opportunity to differentiate themselves. In addition, Morgan Stanley and Willkie Farr noted that all proposals were subject to substantial due diligence. Morgan Stanley then discussed its analysis of the share repurchase/recapitalization option for Quintiles. Morgan Stanley indicated that its share repurchase/recapitalization analysis indicated, based on various assumptions, a hypothetical share price range of approximately $9.75 to $12.75. The special committee decided to invite six bidders, including PSC and One Equity and two strategic bidders, one of which was a significant competitor of Quintiles, to participate in the second round of the auction process based on the special committee’s perception of the bidder’s desire and ability to complete a transaction at a competitive price. In addition to the two strategic bidders, one of the financial bidders invited to participate in the second round of the auction process submitted a bid jointly with a company that had operations competitive with Quintiles and had plans to grow its businesses that were competitive with Quintiles. At this meeting, Morgan Stanley also informed the special committee that PSC and One Equity had requested that the special committee commence exclusive negotiations with PSC and One Equity. The special committee decided that, given the level of interest expressed by the various bidders and the fact that the PSC and One Equity proposal was at the lower end of the range of proposals, it would deny this request. Following its January 9, 2003 meeting, the special committee began coordinating management presentations and data room visits for various bidders, which commenced on January 18, 2003 and continued through February 3, 2003.

      On February 6, 2003, the special committee once again updated the board of directors (other than Dr. Gillings, who recused himself from that portion of the meeting) on the status of the auction process. The special committee informed the board of directors that it had decided to invite six bidders, including PSC and One Equity, two strategic bidders, one of which was a significant competitor of Quintiles, and a financial bidder aligned with a competitor of Quintiles, to participate in the second round of the auction process and that it had begun coordinating management presentations and data room visits for these bidders. The special committee also explained the importance of having the strategic bidders in the process due to the synergies which they could potentially bring to a transaction with Quintiles.

      On February 15, 2003, Morgan Stanley distributed the special committee’s second round bid procedures letter and an initial draft merger agreement to each of the six bidders participating in the second round of the auction process. The special committee’s second round bid procedures letter indicated that binding offers along with mark-ups of the merger agreement must be received no later than March 10, 2003 and that the offers must remain open and not be withdrawn or modified prior to April 11, 2003. The second round bid procedures letter also indicated that offers should be accompanied by financing commitment letters to the extent applicable.

      Between February 15 and March 10, 2003, the special committee commissioned an extensive due diligence process for the six bidders, including follow-up management presentations and data room visits. During this phase of the due diligence process, the special committee also had individual sessions with various bidders and arranged for individual sessions between Quintiles’ management and various bidders. Given the participation of two strategic bidders, including a direct competitor of Quintiles, and a financial bidder aligned with a competitor of Quintiles, the special committee decided, after consultation with Willkie Farr, Morgan Stanley and Quintiles’ management, that it would be appropriate to continue to limit the review of competitively sensitive information by those bidders that presented strategic and competitive concerns. The special committee decided that, until the bids of these bidders became more certain, these bidders would only be able to review certain information in redacted form, that their advisors could review this information in unredacted form and that their advisors could only convey this information to these bidders in summary and aggregated form. In addition, the special committee decided that in certain cases it might be appropriate to sequence the information provided to a strategic bidder in proportion to its perceived level of interest and ability to remain competitive in the auction process. The special committee decided that, in light of the fact that it had not at this point made a determination that a sale of Quintiles was in the best interests of Quintiles and its shareholders, this would be the best way for strategic bidders to receive enough due diligence information to make an informed bid without impairing the value of Quintiles should the board of directors decide not to sell Quintiles or to sell Quintiles to a bidder other than a competitor receiving competitively sensitive information.

      Prior to the expiration of the March 10, 2003 deadline for bid submissions, Dr. Gillings and One Equity formed a joint bidding vehicle, Pharma Services.

      On March 10, 2003, the date on which second round bids were due, the special committee received bids from all six bidders participating in the second round of the auction process. Pharma Services submitted a bid of $13.25 per share; four other bidders submitted bids from $13.25 per share to $14.00 per share; and the sixth bidder submitted a bid consisting of a range between $13.50 per share and $14.50 per share. At the time second round bids were submitted, the financial bidder that had been aligned with a competitor of Quintiles submitted its bid without the participation of that competitor. All bids were, in varying degrees, conditioned on the performance of further due diligence on Quintiles. Immediately following the receipt of these bids, Morgan Stanley and Willkie Farr began analyzing the bids along with the related merger agreement mark-ups and financing commitment letters. At the direction of the special committee, Morgan Stanley and Willkie Farr also contacted, and had discussions with, the bidders to clarify aspects of their bids, merger agreement mark-ups and financing commitment letters. Morgan Stanley and Willkie Farr had several conversations with Dr. Bishop following receipt of the bids during which they conveyed to Dr. Bishop their preliminary analyses of the bids and the status of their clarifying calls with the bidders.

      At a meeting of the special committee on March 14, 2003, Morgan Stanley reviewed with the special committee in detail each bid that had been received, including the related financing commitment letters, and various strategic alternatives available to Quintiles. Willkie Farr described the nature and extent of the merger agreement mark-ups and the terms of the financing commitment letters, noting that the commitment letters of Pharma Services were at that time the most solid but needed further improvement and that two of the bidders did not include a merger agreement mark-up. In addition, Morgan Stanley informed the special committee that immediately prior to the meeting, Pharma Services had verbally increased its bid to $13.75 per share. Morgan Stanley noted that the bid of the direct competitor of Quintiles, which was at the lower end of the range of bids, was set to expire on March 24, 2003, rather than April 11, 2003 as required by the second round bid procedures letter, and contained the most extensive further due diligence requirements of the six bids. Following Morgan Stanley’s and Willkie Farr’s presentation, the special committee preliminarily determined that any of the six bids, if consummated, would likely offer greater enhancement to shareholder value than likely could be achieved through various other strategic alternatives available to Quintiles or maintaining the status quo. After considerable discussion, the special committee decided that it would focus its efforts on the best two or three of the remaining bidders in an effort to increase the attractiveness of their bids both in terms of value and certainty, but that the other bidders would not be excluded from the process. Rather, each bidder would be given general guidance as to where it stood in the auction process and what it needed to accomplish to win the bid. At the direction of the special committee, Morgan Stanley then began offering this guidance to each bidder.

      At a March 17, 2003 special meeting of the board of directors, on behalf of the special committee, Morgan Stanley reviewed and discussed with the board of directors (other than Dr. Gillings, who recused himself, and Dr. Douglass, who recused himself after disclosing that, if offered the opportunity, he might participate in the Pharma Services bid) in detail strategic alternatives available to Quintiles, including maintaining the status quo, a sale of Quintiles, a share repurchase/recapitalization and a spin off/ break up scenario. Morgan Stanley’s presentation materials for the special meeting included in substance any Morgan Stanley materials previously provided to the special committee that continued to be relied on by the special committee. Morgan Stanley described the special committee’s view of the potential advantages and disadvantages of each alternative and an illustrative value range of Quintiles’ share price for each alternative. Morgan Stanley also informed the board of directors that the special committee had in the past considered an additional alternative regarding a spin off/ break up scenario and the special committee had concluded that this alternative was not an attractive path to meaningful value creation due to the operational difficulties of splitting up Quintiles’ various divisions and the likely lack of a public or private market for certain of these divisions. Morgan Stanley and Willkie Farr then reviewed each of the bids in detail, including background information on the bidders, bid price, financing sources and components of financing, and Willkie Farr reviewed any special contract, contingencies or conditions submitted with their bids. Throughout this presentation, the board of directors asked numerous questions regarding these and other issues, including the potential effect of the prospect of war in Iraq and other market conditions on the bids and strategic alternatives and on the debt markets. Morgan Stanley and Willkie Farr then discussed with the board of directors each bidder’s stated need for additional due diligence and each bidder’s expected timetable for completing due diligence. They reported that much of the remaining requested due diligence would be customer due diligence and PharmaBio contract due diligence, as well as accounting and tax due diligence.

      Morgan Stanley then reported on management’s description of the near term business environment facing Quintiles. Morgan Stanley noted the view of Quintiles’ management that Quintiles has had a successful focus on cost control and quality improvement but faces the challenge of restoring growth across Quintiles’ major segments. Morgan Stanley indicated that the most recent December forecast of management included lower revenues, operating income and new business signings than did the prior budget and that management was forecasting a decline in earnings until 2004. Morgan Stanley did, however, relate management’s position that the decline in earnings in 2003 would be largely attributable to expenses that would be incurred by Quintiles in connection with an anticipated launch under one of its PharmaBio contracts and that management’s longer-term forecasts predicted robust earnings growth in 2005-2007. Morgan Stanley also related information from Quintiles’ management regarding several PharmaBio project developments that had occurred since the last meeting of the board of directors.

      Morgan Stanley then reviewed with the board of directors certain of its valuation analyses and its observations on the trading market for Quintiles common stock. Smith Anderson then discussed the role, responsibilities and duties of the board of directors. After extensive discussion, the special committee reported that it would focus its efforts on any pending or additional due diligence requests of the best two or three of the remaining bidders in an effort to increase the attractiveness of their bids both in terms of value and certainty and that the other bidders would be given general guidance as to where they stood in the auction process and what they needed to accomplish to win the bid.

      On March 18, 2003, one of the strategic bidders informed the special committee that it required significant additional due diligence as a condition to continuing in the process. The special committee informed this bidder that it had been given access, directly or through its advisors, to all information that was made available to the other bidders and that, given that its bid was at the lower end of the range of bids, the special committee would not provide additional due diligence unless this bidder agreed to increase its bid, contingent upon its findings in due diligence. This bidder was unwilling to conditionally commit to increase its bid until it had received further due diligence and therefore withdrew from the auction process.

      On March 19, 2003, one of the financial bidders indicated that it would not proceed without being granted either the exclusive right to negotiate with the special committee or an agreement by Quintiles to reimburse its expenses incurred in the auction process. Given the competitiveness and interest evidenced in the auction process, the special committee refused this request and this bidder also withdrew from the auction process. Of the remaining bidders, two financial bidders combined and presented a joint bid. This left three bidding groups consisting of Pharma Services, the combined financial bidder and a strategic bidder. Of these bidders, the remaining strategic bidder had yet to provide a merger agreement mark-up but indicated that it would be able to enter into a merger agreement substantially in the form of the initial draft merger agreement with comments that the bidder indicated were customarily made by acquirors in similar public company transactions.

      On March 21, 2003, the combined financial bidder and its advisors had a conversation with Dr. Bishop, Morgan Stanley and Willkie Farr. During this conversation, this bidder indicated that it needed access to a limited number of remaining items and that if such access was provided it would be able to enter into a definitive merger agreement at $14.50 per share within two weeks. Dr. Bishop informed this bidder that the special committee would provide it with as much information as possible as quickly as possible and that, in light of its expectation that it would be able to enter into a definitive merger agreement within two weeks at $14.50 per share with limited additional due diligence and with strong financing commitments, it was currently the special committee’s preferred bidder. For the next two weeks the special committee conducted a focused, expedited due diligence process with these three bidders. The special committee secured access to all major customer contracts, provided responses to numerous additional diligence requests and coordinated additional sessions with Quintiles’ management. Simultaneously, the special committee worked on negotiating definitive merger agreements with the combined financial bidder and Pharma Services. Also during this period, at the request of the special committee, Morgan Stanley encouraged these bidders to focus and expedite their due diligence review.

      On March 26, 2003, Pharma Services increased its bid to $14.50 per share. As a result of the increased bid and the fact that the combined financial bidder had made significant additional due diligence requests beyond those that it had provided in the prior week, the special committee increased its efforts to negotiate and finalize a definitive merger agreement and related financing commitment letters with Pharma Services. However, the special committee, Morgan Stanley and Willkie Farr continued to discuss the terms of a definitive merger agreement and final financing commitments with the combined financial bidder and to respond to due diligence requests from all three remaining bidders.

      On April 1, 2003, Willkie Farr met with representatives of Morgan, Lewis & Bockius LLP (“Morgan Lewis”), counsel to One Equity, and White & Case at the offices of Willkie Farr to negotiate the terms and conditions of the merger agreement, including the representations and warranties, the non-solicitation covenant, the conditions to closing and the termination and break up fee provisions. On April 2, 2003, Willkie Farr negotiated with legal counsel for the combined financial bidder the terms and conditions of the merger agreement, including the representations and warranties, the non-solicitation covenant, the conditions to closing and the termination and break up fee provisions. Between April 2 and April 7, 2003, Willkie Farr continued to negotiate the terms and conditions of the merger agreement with Morgan Lewis and White & Case and Morgan Stanley and Willkie Farr continued to respond to due diligence requests from all three remaining bidders.

      At an April 7, 2003 meeting of the special committee, Morgan Stanley and Willkie Farr reviewed the status of the outstanding bids and their conversations with the remaining bidders. Morgan Stanley noted that at this point no bidder had indicated a willingness to increase its bid beyond $14.50 per share and that one of the other bidders had indicated some uncertainty about its willingness to keep its bid at $14.50 per share. Although several of the bidders appeared to still be motivated parties, the conversations with bidders suggested that, although there could be no assurance, it did not appear to be likely at this late stage in the process that a proposal superior to the Pharma Services bid in hand would be forthcoming. Morgan Stanley and Willkie Farr also indicated that all remaining bidders, other than Pharma Services, continued to make additional due diligence requests. After discussion with Morgan Stanley and Willkie Farr, the special committee came to the view that additional due diligence would not likely result in bids above $14.50 per share and that the risk that a bidder might lower its bid if the auction process were prolonged outweighed the possibility that continuing the auction process would result in bids above $14.50 per share. Accordingly, the special committee instructed Willkie Farr and Morgan Stanley to attempt to finalize the terms of the merger agreement and financing commitment letters of Pharma Services on terms acceptable to the special committee prior to the meeting of the special committee scheduled for the morning of April 10, 2003.

      At the April 10, 2003 meeting of the special committee, Morgan Stanley and Willkie Farr again reviewed the status of the outstanding bids and Morgan Stanley reviewed various strategic alternatives available to Quintiles. At this meeting, Morgan Stanley and Willkie Farr made detailed presentations to the special committee, reviewing each bid, including the related financing commitment letters, and Willkie Farr reviewed the related merger agreement mark-ups. Morgan Stanley’s presentation materials for the meeting included in substance any Morgan Stanley materials previously provided to the special committee that continued to be relied on by the special committee. Morgan Stanley reported that Pharma Services had indicated that it would be prepared immediately to execute a definitive merger agreement acceptable to Pharma Services and Willkie Farr, based on prior guidance from the special committee, at $14.50 per share. Morgan Stanley also noted again that at this point no bidder had indicated a willingness to increase its bid beyond $14.50 per share and that one of the other bidders had indicated some uncertainty about its willingness to keep its bid at $14.50 per share. Although several of the bidders appeared to still be motivated parties, the conversations with bidders suggested that, although there could be no assurance, it did not appear to be likely at this late stage in the process that a proposal superior to the Pharma Services bid in hand would be forthcoming. Willkie Farr then reviewed in detail the various provisions of the proposed definitive merger agreement with Pharma Services and the related financing commitment letters. At this point, Willkie Farr and Morgan Stanley indicated that they had received during the course of this meeting a clarifying letter from the combined financial bidder, which Morgan Stanley then read to the special committee. The letter stated that the combined bidder would be prepared to execute a definitive merger agreement at $14.50 per share by April 18, 2003, subject to further due diligence. After extensive discussion, the special committee noted that no remaining bidder offered to pay higher consideration than Pharma Services despite Morgan Stanley’s indications to the other bidders that a bid at $14.50 per share would not differentiate that bid from all other bids; that, based on the advice of Morgan Stanley and Willkie Farr, it believed that Pharma Services’ financing was more secure and less contingent, as a whole, than that of the other bidders; and that, notwithstanding the extensive due diligence review of Quintiles afforded to the bidders over the past several months, no bidder, other than Pharma Services, had indicated a willingness to enter into a definitive merger agreement with Quintiles without conducting further due diligence. Morgan Stanley then reviewed its analysis of the other strategic alternatives available to Quintiles that had been presented to the special committee on each of November 7, 2002, December 20, 2002, January 9, 2003 and March 14, 2003. Following this analysis, the special committee reiterated its view that all current bids offered greater enhancement to shareholder value than likely could be achieved through various strategic alternatives available to Quintiles should it decide to remain independent and publicly owned. Morgan Stanley then delivered its opinion to the special committee, which was subsequently confirmed in writing, that based upon and subject to the various considerations set forth in the opinion, as of the date of the opinion, the consideration to be received by holders of shares of Quintiles common stock pursuant to the proposed definitive merger agreement with Pharma Services, other than the shares held by the Acquiring Parties, anyone else who might exchange their equity securities of Quintiles for equity of Pharma Services or any of their respective affiliates, Quintiles, any subsidiary of Quintiles and other than shares held by any dissenting shareholders (collectively, the “Excluded Shares”), as to which Morgan Stanley expressed no view, was fair from a financial point of view to such holders. After discussing the foregoing at length, the special committee determined (i) that, among the bidders participating in the auction process, a transaction with Pharma Services would provide the greatest enhancement of shareholder value and the most certainty of consummation, (ii) that the proposed definitive merger agreement with Pharma Services and the transactions contemplated thereby are fair to, and in the best interests of, the shareholders of Quintiles, other than the holders of Excluded Shares, and (iii) to recommend that the board of directors approve and adopt the proposed definitive merger agreement with Pharma Services and the merger contemplated thereby, and recommend to the shareholders of Quintiles approval and adoption of that merger agreement.

      At a special meeting of the board of directors immediately following the special committee meeting, the special committee reviewed with the board of directors (other than Dr. Gillings and Dr. Douglass, who recused themselves from that portion of the meeting) the status of the auction process and its review of strategic alternatives. The special committee described the reasons for its recommendation of the Pharma Services transaction: it was equal to or higher than any other bids; it was the only bid that was not subject to additional due diligence; it was the only bid with fully-negotiated financing commitments; and it was the only bid with a fully negotiated merger agreement. At the request of the special committee, Morgan Stanley and Willkie Farr then made a presentation to the board of directors similar to the presentation made to the special committee. Morgan Stanley described in detail each strategic alternative regarding Quintiles that the special committee had considered, the special committee’s views as to the advantages and disadvantages of each alternative, and an illustrative value range of Quintiles’ share price for each alternative. Morgan Stanley then reported on management’s description of the near term business environment facing Quintiles and noted that, although management forecasted a positive outlook for 2005 to 2007, like any forecast, this forecast was subject to the risks and uncertainties associated with Quintiles’ future performance. Morgan Stanley also reviewed Quintiles’ current trading valuation and Morgan Stanley’s observations on trading in Quintiles’ shares and noted, based on discussions with Quintiles’ management, that there did not appear to be any near-term catalyst that could clearly support a meaningful increase in the trading price absent a significant rise in the overall market, and reviewed its discounted cash flow analysis and discounted equity value analysis, each of which embodied a longer-term view of Quintiles’ value and again noted that the trading price could appreciate if management forecasts are achieved. Morgan Stanley’s presentation materials also indicated that a more significant increase in the trading price could occur medium-term and longer-term if management’s forecasts were to be achieved and reiterated the special committee’s view, following discussions with Morgan Stanley, that management’s projection for Quintiles represented a case for Quintiles’ future performance which would be difficult to achieve. Willkie Farr then reviewed in detail the various provisions of the proposed definitive merger agreement with Pharma Services and the related financing commitment letters, and the board of directors, Willkie Farr and Smith Anderson engaged in a discussion of those provisions. Smith Anderson also reviewed the role, responsibilities and duties of the board of directors. The special committee then reviewed the auction process to date and reported its findings and conclusions to the board of directors and recommended that the board of directors approve and adopt the proposed definitive merger agreement with Pharma Services and the merger contemplated thereby, and recommend to the shareholders of Quintiles’ approval and adoption of that merger agreement. The board of directors (other than Dr. Gillings and Dr. Douglass, who recused themselves from that portion of the meeting), having considered the recommendation of the special committee regarding the proposed merger with Pharma Services, the terms of the merger, alternatives to the merger, and the risks and benefits of the merger, in addition to various other factors, including the Morgan Stanley fairness opinion and the additional interests of officers and directors in the merger, determined that the merger agreement with Pharma Services and the transactions contemplated by the merger agreement with Pharma Services are fair to, and in the best interests of, Quintiles and its shareholders, and authorized, adopted and approved the merger agreement with Pharma Services and the transactions contemplated by such merger agreement.

      Following this meeting, the merger agreement was finalized and executed on April 10, 2003, and later on April 10, 2003, Quintiles issued a press release announcing that it had entered into the merger agreement with Pharma Services.

Position of the Special Committee as to the Fairness of the Merger

      In evaluating the fairness and advisability of the merger agreement and the merger, the special committee considered the following factors, each of which the special committee believes supports its determination as to fairness:

•	Active Auction Process. The special committee conducted an extensive, multi-stage auction process involving as many as 13 potential purchasers, including Pharma Services and four strategic bidders. The potential purchasers were given the opportunity to perform comprehensive due diligence on Quintiles, including through detailed management presentations and access to an extensive due diligence data room. The special committee and its advisors also held individual sessions with various bidders at their request and arranged for individual sessions between Quintiles’ management and various bidders. After continuing the auction process beyond the date it had established for bidders to provide their final and binding, fully financed offers, the special committee considered that no remaining bidder had offered to pay, and believed it was unlikely that any bidder would offer to pay, higher consideration than Pharma Services had offered; that, based on discussions with Morgan Stanley and Willkie Farr, the special committee believed that Pharma Services’ financing was more secure and less contingent, as a whole, than that of the other bidders; and that, notwithstanding the extensive due diligence review of Quintiles afforded to the bidders, no bidder other than Pharma Services had indicated a willingness to enter into a definitive merger agreement with Quintiles without further due diligence and, in any event, at a price no higher than that being paid by Pharma Services. See “— Background of the Merger and Special Committee Proceedings.”

•	Alternative Transactions. The special committee considered the following alternative transactions that Quintiles could achieve on its own: a recapitalization involving the repurchase of a substantial number of Quintiles’ shares; a spin off/ break up that would separate Quintiles’ Product Development business from its Commercial Services and PharmaBio businesses; and maintenance of the status quo. The special committee concluded that none of these alternatives would likely provide greater value to shareholders than that available in the merger and that any alternative involving maintaining Quintiles as an independent company would be subject to the risks and uncertainties associated with Quintiles’ future performance. See “— Background of the Merger and Special Committee Proceedings.”

•	Merger Consideration. The special committee concluded, based on its negotiations with Pharma Services and the other information available to it, that $14.50 per share represented the highest price that Pharma Services would be willing to pay and, in light of the lack of competing proposals at higher valuations, was likely the highest price reasonably attainable for Quintiles shareholders in a merger or other acquisition transaction.

•	Opinion of Morgan Stanley. The special committee considered the advice and analyses of Morgan Stanley and in particular the opinion of Morgan Stanley that, as of April 10, 2003, and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by holders of shares of Quintiles common stock pursuant to the merger agreement, other than the holders of Excluded Shares, as to which Morgan Stanley expressed no view, was fair from a financial point of view to such holders. In connection with the special committee’s consideration of the Morgan Stanley opinion, it took note of the fact that Morgan Stanley will receive an additional payment, contingent on the closing of the merger. See “— Opinion of Financial Advisor to the Special Committee.” The full text of the written opinion of Morgan Stanley, dated April 10, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Quintiles’ shareholders should read the opinion carefully and in its entirety. Morgan Stanley provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger. The Morgan Stanley opinion is not a recommendation as to how any of Quintiles shareholders should vote with respect to the merger. See “— Opinion of Financial Advisor to the Special Committee.”

•	Arm’s-Length Negotiations. The special committee considered the fact that the merger agreement and the merger were the product of arm’s-length negotiations between Pharma Services and the special committee, which resulted in a 29% increase in the merger consideration from the Initial Pharma Bid to $14.50 per share. The special committee believed that the competitive circumstances of the auction process assisted the special committee in its negotiations with Pharma Services and that the special committee’s ability to negotiate with Pharma Services was not adversely affected by the relatively small ownership of Quintiles capital stock held by Dr. Gillings and others who might be associated with Pharma Services. Accordingly, the special committee did not believe that it was necessary to require the merger agreement to be approved by the affirmative vote of the holders of a majority of the outstanding shares of Quintiles common stock excluding shares held by Dr. Gillings and others who might be associated with Pharma Services.

•	Market Price and Premium. The special committee considered the historical market prices and recent trading activity of Quintiles common stock, including the fact that the proposed consideration of $14.50 per share in cash to be received by unaffiliated shareholders in the merger represents a premium of approximately 75.0% to the closing market price of Quintiles common stock on October 11, 2002, the last trading day prior to public announcement of the Initial Pharma Bid.

•	Sensitivity Case Analysis. When considering the $14.50 per share cash payment to be received pursuant to the merger agreement, the special committee took into account a discounted cash flow analysis of a sensitivity case developed by Morgan Stanley, which implied a range of values for Quintiles common stock of approximately $13.00 to $16.50 per share. The sensitivity case analysis was developed by Morgan Stanley based on management projections, as adjusted through discussions with certain members of management, and relying on its own judgments, for fiscal years 2003 through 2007, using more conservative segment growth rates, margins and reinvestment assumptions.

•	Likelihood of a Higher Trading Price. The special committee also considered the historically volatile nature of Quintiles common stock price and analysts’ projections of the trading range for Quintiles common stock. The special committee considered that there did not appear to be any near-term catalyst that would support a meaningful increase in the trading price absent a significant rise in the overall market. In addition, the special committee took into account Morgan Stanley’s leveraged buyout analysis, which indicated a value per share of approximately $14.50, at the highest. The special committee determined that, while it was possible that at some time in the future Quintiles common stock could trade in excess of the price offered in the merger, that prospect was highly uncertain and subject to substantial downside risk. In reaching this conclusion, the special committee considered the fact that, even if the trading price for Quintiles common stock were to rise above $14.50 for a period of time, the liquidity and historical trading volume of shares of Quintiles common stock would not necessarily permit all shareholders to sell shares at that price, whereas the merger would provide liquidity for all shareholders at $14.50 per share. Accordingly, the special committee determined that the relative certainty of capturing enhanced value through the merger could be of significant benefit to Quintiles’ shareholders as compared to the mere possibility that at some undetermined future date the common stock might trade at a comparable or higher level.

•	Historical and Projected Financial Performance and Related Risks and Uncertainties. The special committee considered Quintiles’ current and anticipated business, financial condition, results of operations and prospects, including the prospects of Quintiles if it were to remain a public company. The special committee noted that Quintiles’ December 2002 quarterly rolling forecast, although not necessarily indicative of future operations, forecasted lower revenue, operating income and new business signings than Quintiles’ prior budget. Further, the special committee considered that although management forecasted a positive outlook for 2005 to 2007, this forecast depended largely on a return to growth in the contract services industry and the success of Quintiles’ PharmaBio strategy and was, therefore, subject to the risks and uncertainties associated with Quintiles’ future performance.

•	Approval of Shareholders. Consistent with the requirements of North Carolina law, the merger agreement explicitly requires the approval of the holders of a majority of the outstanding shares of Quintiles common stock, only approximately 6.3% of which is beneficially owned by Dr. Gillings and the Gillings Affiliates.

•	Terms of the Merger Agreement. The special committee also considered the terms and conditions of the merger agreement, including the provisions of the merger agreement permitting Quintiles to receive unsolicited inquiries and proposals from, and under certain circumstances, to negotiate and give non-public information to, third-party bidders. The special committee also considered, based in part on the advice of Willkie Farr and input from Morgan Stanley, that the termination fee of $52.0 million plus up to $5.0 million of expenses is within the range of reasonable termination fees payable in comparable transactions and that the events that can trigger payment of the termination fee are reasonable. The special committee believed that the termination fee would not, in and of itself, preclude potential third-party bidders and that the protections that the termination fee provisions afforded Pharma Services likely encouraged Pharma Services to submit its best possible offer.

      In addition to the matters mentioned above, the special committee considered the other terms and conditions of the merger agreement, the present economic environment, the likelihood of consummation of the merger and other relevant facts and circumstances pertaining to the proposed transaction. The special committee also considered, as potential negative factors, that: (i) if Quintiles consummated the merger, the unaffiliated shareholders of Quintiles would not be able to participate in any resulting long-term benefits, including potential market price increases, if Quintiles were able to successfully implement its business plan after the merger; (ii) Pharma Services, as a financial buyer, will not have any significant assets unless the merger is consummated and, therefore, Quintiles’ remedy for any breach of the merger agreement by Pharma Services or Merger Sub would be effectively limited to its termination rights; (iii) the merger is conditioned on the ability of Pharma Services to obtain financing, which is to some extent beyond its or Quintiles’ control; (iv) potential disruption to Quintiles’ business might result from undertaking the merger process; (v) the perceptions of Quintiles’ shareholders, customers and employees concerning the merger were uncertain; (vi) the cash consideration to be received by Quintiles’ shareholders will be taxable to them; and (vii) the unavailability to Quintiles’ shareholders of dissenters’ rights under North Carolina law. However, the special committee determined that these negative factors were substantially outweighed by the positive factors discussed above. The special committee did not consider the net book value or the liquidation value of Quintiles during its deliberation process. The special committee determined that the net book value and liquidation value methodologies would result in lower valuations than those that the special committee were already considering. The special committee did not establish a pre-merger going concern value for the equity of Quintiles to determine the fairness of the merger consideration to Quintiles’ shareholders. The special committee does not believe there is a single method of determining going concern value. The special committee’s exploration of a possible sale of Quintiles contemplated the sale of Quintiles as a going concern. The special committee did not consider that it was practicable or useful to quantify or otherwise assign relative weights to the various factors considered by it, and therefore did not do so.

      After considering these factors, the other information available to it and after numerous meetings and discussions, the special committee unanimously determined (i) that a sale of Quintiles would provide greater enhancement of shareholder value than other strategic alternatives available to Quintiles, including the alternatives of a share repurchase/recapitalization, spin off/ break-up scenario or maintaining the status quo; (ii) that, among the bidders participating in the auction process, a transaction with Pharma Services would provide the greatest enhancement of shareholder value and the greatest certainty of consummation; (iii) that the proposed definitive merger agreement with Pharma Services and the transactions contemplated thereby are fair to, and in the best interests of, the shareholders of Quintiles, other than the holders of Excluded Shares; and (iv) to recommend that the board of directors approve and adopt the proposed definitive merger agreement with Pharma Services and the merger contemplated thereby, and recommend to the shareholders of Quintiles approval and adoption of the merger agreement.

Approval and Recommendation of the Board of Directors

      At a meeting held on April 10, 2003, the board of directors (with Dr. Gillings and Dr. Douglass recusing themselves) unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Quintiles and its shareholders;

•	authorized, adopted and approved the merger agreement and the transactions contemplated by the merger agreement; and

•	determined to recommend that the shareholders of Quintiles vote FOR the approval and adoption of the merger agreement at the special meeting.

      In reaching these conclusions, the board of directors considered the unanimous recommendation and analysis of the special committee, as described above, and expressly adopted such recommendation and analysis in reaching the determination as to the fairness of the transactions contemplated by the merger agreement.

Opinion of Financial Advisor to the Special Committee

      Under a letter agreement dated November 7, 2002, Morgan Stanley was engaged by the special committee to provide financial advice and assistance in connection with the evaluation of Quintiles’ strategic alternatives, including the Revised Pharma Bid. At the meeting of the special committee on April 10, 2003, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing later that day, that, based upon and subject to the various considerations set forth in the opinion, as of such date the consideration to be received by holders of shares of Quintiles common stock pursuant to the merger agreement, other than the holders of Excluded Shares, as to which Morgan Stanley expressed no view, was fair from a financial point of view to such holders. The written opinion of Morgan Stanley (a copy of which is attached to this proxy statement as Appendix B) will be made available for inspection and copying at Quintiles’ principal executive offices at 4709 Creekstone Drive, Suite 200, Durham, North Carolina 27703-8411, Attention: Corporate Secretary, during regular business hours by any interested Quintiles shareholder or his or her representative who has been so designated in writing.

      THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY, DATED APRIL 10, 2003, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY’S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, AS OF THE DATE OF THE OPINION, OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES OF COMMON STOCK, OTHER THAN THE HOLDERS OF EXCLUDED SHARES, AS TO WHICH MORGAN STANLEY EXPRESSED NO VIEW, PURSUANT TO THE MERGER AGREEMENT, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF QUINTILES AS TO HOW TO VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

      In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of Quintiles;

•	reviewed certain internal financial statements and other financial and operating data concerning Quintiles prepared by Quintiles’ management;

•	reviewed certain financial projections prepared by Quintiles’ management;

•	discussed the past and current operations and financial condition and the prospects of Quintiles with Quintiles’ senior executives;

•	reviewed the reported prices and trading activity for Quintiles common stock;

•	compared the financial performance of Quintiles and the prices and trading activity of Quintiles common stock with that of certain other comparable publicly traded companies and their securities;

•	participated in discussions and negotiations among representatives of Quintiles, Pharma Services and certain other parties and their financial and legal advisors;

•	reviewed the draft merger agreement, dated April 10, 2003, and the draft equity commitment letter, dated April 10, 2003, between Pharma Services and One Equity, the draft equity commitment letter, dated April 10, 2003, between Pharma Services and Dr. Gillings, the draft debt commitment letter, dated April 10, 2003, among GFM, One Equity, Pharma Services, Citicorp North America, Inc. and Citigroup Global Markets Inc., and certain related documents (collectively, the “Draft Financing Letters”); and

•	performed such other analyses as Morgan Stanley deemed appropriate.

      In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections prepared by Quintiles’ management, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Quintiles. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Quintiles, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, April 10, 2003. It should be understood that subsequent developments or changes in such conditions may affect this opinion and Morgan Stanley does not have an obligation to update, revise, or reaffirm its opinion.

      In addition, Morgan Stanley assumed that the final executed merger agreement would be identical in all material respects to the latest draft of the merger agreement reviewed by it and that the merger would be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley also assumed, in all respects material to its analysis, that all covenants in the merger agreement and all conditions to the consummation of the merger, including without limitation, the completion of the transactions contemplated by the Draft Financing Letters in accordance with the terms thereof, would be fully satisfied without waiver thereof. Morgan Stanley noted that it is not a legal, tax or regulatory expert and relied upon, without any independent verification, the assessment of Quintiles’ legal, tax, and regulatory advisors with respect to the legal, tax and regulatory matters related to the merger. Morgan Stanley’s opinion did not constitute an opinion, nor did Morgan Stanley assume any responsibility, with respect to (i) the ability of Pharma Services (or Merger Sub) to obtain financing or (ii) the solvency or prudence of the capital structure of Quintiles or Pharma Services following the consummation of the merger.

      Morgan Stanley’s opinion does not address the underlying decision of Quintiles (or the special committee, or the board of directors, of Quintiles) to pursue the merger. In addition, Morgan Stanley’s opinion does not in any manner address the prices at which Quintiles common stock would trade following announcement of the merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Quintiles should vote at the shareholders’ meeting to be held in connection with the merger.

      The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated April 10, 2003. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary.

      Historical Share Price Performance. Morgan Stanley reviewed the historical common stock performance of Quintiles. Morgan Stanley noted that the implied premium of the consideration of $14.50 per share to be paid in the merger compared to various Quintiles stock prices was as follows:

Quintiles Merger Premium

	Stock Price	Premium

UNAFFECTED STOCK PRICES FOR THE PERIOD ENDING OCTOBER 11, 2002
October 11, 2002 (the last trading day prior to the initial public announcement of Pharma Services’ interest in acquiring Quintiles)	$8.31	74.5%
Prior 30-day average	9.15	58.5%
Prior 3-month average	9.56	51.7%
Prior 6-month average	11.55	25.5%
Prior one-year average	13.87	4.5%
Prior one-year high price	19.30	(24.9)%
Prior one-year low price	7.65	89.5%
AFFECTED STOCK PRICE
April 7, 2003	$12.36	17.3%

      Selected Comparable Companies Analysis. Morgan Stanley compared selected financial information of Quintiles with publicly available information for selected publicly traded companies comprising the “Quintiles Peer Index.” The Quintiles Peer Index consisted of the following companies that may be considered comparable in certain respects to Quintiles, understanding that no company is directly comparable to, or has a business mix similar to, Quintiles:

•	aaiPharma Inc.

•	BioReliance Corporation

•	Covance Inc.

•	ICON plc

•	Kendle International Inc.

•	Parexel International Corporation

•	Pharmaceutical Product Development, Inc.

      For this analysis, Morgan Stanley examined a range of estimates for the companies comprising the Quintiles Peer Index based on publicly available equity research analysts’ estimates. The following table presents, as of April 7, 2003, the low, median and high for each of (1) the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 2003 earnings before interest, taxes, depreciation and amortization (“EBITDA”), referred to as the 2003 EBITDA Multiple, and (2) the ratio of share price to estimated calendar year 2003 earnings per share, as provided by Institutional Brokers Estimate Systems or I/B/E/S, referred to as the 2003 P/E Multiple. Morgan Stanley then compared this information to similar information for Quintiles provided by Quintiles’ management, utilizing the $14.50 per share cash payment to be received in the merger. The $14.50 per share cash payment implied a 2003 EBITDA Multiple of 5.6x and a 2003 P/E Multiple of 23.5x.

	Low	Medium	High

Quintiles Peer Index
2003 EBITDA Multiple	4.6x	6.0x	8.4x
2003 P/E Multiple	9.0x	18.0x	43.9x

      Morgan Stanley also compared the 2003 P/E Multiple of 23.5x implied by the $14.50 per share payment to be received in the merger to Quintiles’ 2003 P/E of 10.7x immediately before and 12x for the 3 months prior to the announcement of the Initial Pharma Bid on October 14, 2002 of $11.25 per share.

      No company used in the Quintiles Peer Index is identical to Quintiles. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Quintiles and other factors that would affect the trading values of the companies to which it is being compared. In evaluating the comparable companies, Morgan Stanley made certain judgments and assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Quintiles’ control. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

      Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow (“DCF”) analysis of Quintiles based on certain financial projections prepared by Quintiles’ management for the fiscal years 2002 – 2007 — and taking into account publicly available information and discussions with certain members of Quintiles’ management. Morgan Stanley discounted the unlevered free cash flows of Quintiles over the forecast period at a range of discount rates representing an estimated weighted average cost of capital for Quintiles, and applied terminal values based on a range of EBITDA multiples based on current public market valuation implied EBITDA multiples of comparable companies. Unlevered free cash flow was calculated as net income available to common shareholders plus the aggregate of depreciation and amortization, deferred taxes and other non-cash expenses and after-tax net interest expense less the sum of capital expenditures and investment in non-cash working capital. Morgan Stanley analyzed the value of Quintiles’ three principal segments separately. The terminal value was calculated using terminal multiples of estimated 2007 EBITDA ranging from 5x to 7x for Product Development and 4x to 6x for Commercial Services and PharmaBio Development. For purposes of this analysis, Morgan Stanley calculated Quintiles’ discounted unlevered free cash flow value using a discount rate range of 10 – 12% for Product Development, 12 – 14% for Commercial Services, and 13 – 17% for PharmaBio Development. The discount rate ranges were selected based upon the estimated annual required rate of return for each segment. The discounted cash flow analysis implied a range of values for Quintiles common stock of approximately $22.50 to $32.00 per share.

      Morgan Stanley also performed a DCF analysis on the sensitivity case. The sensitivity case was developed by Morgan Stanley based on management projections, as adjusted through discussions with certain members of Quintiles’ management, and relying on its own judgments, for fiscal years 2003 through 2007 using more conservative segment growth rates, margins and reinvestment assumptions. Morgan Stanley used the same terminal multiple and discount rate assumptions, except that whereas the management projections included estimated investment gains on both identified and unidentified projects and cash flows from unidentified projects with respect to the PharmaBio Development segment, the sensitivity case included no future investment gains and no cash flows from unidentified projects (and accordingly the valuation for the PharmaBio Development segment was based on the run-off value of the existing projects). The sensitivity analysis implied a range of values for the Quintiles common stock of approximately $13.00 to $16.50 per share, compared to the $14.50 per share cash payment to be received pursuant to the merger agreement.

      Future Share Price and Discounted Equity Value Analyses. Morgan Stanley also performed future share price and discounted equity value analyses, based on trading multiples of the companies in the Quintiles Peer Index, to provide perspective on potential trading ranges for Quintiles common stock from 2003 through 2007. Morgan Stanley assumed a range of blended next-twelve-months P/E Multiples of 12x – 16x and a blended discount rate of 11%. The future share price analysis implied a potential share price over the next eighteen months of $10.25 to $22.50 per share applying management earnings estimates and $6.50 to $12.00 per share applying the sensitivity case earnings estimates. The discounted equity value analysis implied a present value of projected share prices for 2006 through 2007 of $20.25 to $31.75 applying management earnings estimates and $9.00 to $13.25 applying the sensitivity case earnings estimates.

      Share Repurchase Analysis. Morgan Stanley reviewed with the special committee a broad range of strategic alternatives that Quintiles could potentially achieve on its own, including share repurchases, spin off/ break up, and dividends. Based on several factors and assumptions, including discussions with Quintiles’ management, market receptivity, timing, certainty and tax implications, a share repurchase appeared to be the strategic alternative that Quintiles could potentially achieve on its own with the highest potential value generation. Morgan Stanley assumed a share repurchase up to $580.0 million could be financed using available cash, a repurchase price of $14.50 per share and a post-transaction trading range of 12 – 14x 2003E earnings per share. This analysis implied a hypothetical value per share under a repurchase scenario of $9.75 – $12.75.

      Leveraged Buyout (“LBO”) Analysis. Morgan Stanley performed an LBO analysis in which it analyzed the price per share a financial buyer might be willing to offer to acquire Quintiles, assuming a capital structure and required rate of return on the buyer’s investment. Applying the sensitivity case, Morgan Stanley compared the $14.50 per share payment to be received under the merger agreement with achievable purchase prices based on typical returns sought by financial buyers. Morgan Stanley’s calculation of the LBO analysis implied a value per share of approximately $12.50 to $14.50.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Quintiles.

      In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Quintiles. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness from a financial point of view as of the date of Morgan Stanley’s opinion of the consideration to be received by the holders of Quintiles common stock, other than holders of Excluded Shares, as to which Morgan Stanley expressed no view, pursuant to the merger agreement and were conducted in connection with the delivery of the Morgan Stanley opinion to the special committee. The analyses do not purport to be appraisals or to reflect the prices at which the Quintiles common stock actually may be valued or the prices at which the Quintiles common stock may actually trade. The consideration and other terms of the merger agreement were determined through negotiations between the special committee and Pharma Services and were approved by the special committee and the board of directors. Morgan Stanley provided advice to the special committee during such negotiations, but the decision to enter into the merger agreement was solely that of the special committee and the board of directors of Quintiles. Morgan Stanley did not recommend any specific consideration to the special committee or that any specific consideration constituted the only appropriate consideration for the merger. In addition, as described above, Morgan Stanley’s opinion and presentation to the special committee was one of many factors taken into consideration by the special committee in making its decision to approve the merger agreement and recommend that the board of directors approve the merger agreement.

      The special committee retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise and its knowledge of the industries in which Quintiles operates. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley has provided financial advisory and financing services for Quintiles and its affiliates and has received fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities or indebtedness of Quintiles for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness.

      Under an engagement letter dated November 7, 2002 between the special committee and Morgan Stanley, Morgan Stanley provided financial advisory services and a fairness opinion to the special committee in connection with the merger. Under the engagement letter, Quintiles has agreed to pay Morgan Stanley an advisory fee of $2.0 million and, if a transaction resulting in the acquisition of Quintiles is consummated, or an agreement with respect thereto is entered into by Quintiles, a transaction fee of $1.8 million plus 2% of the equity value of such transaction in excess of $11.25 per share times the total number of shares of Quintiles common stock (including the number of shares which would be outstanding upon the exercise of any in-the-money options, convertible debt, convertible preferred stock or warrants) as of the announcement of the transaction; provided that the advisory fee and the transaction fee, in the aggregate, will not exceed 0.65% of the equity value of such transaction. As used to calculate Morgan Stanley’s fee, the term “equity value” means the value per share of the consideration received by Quintiles’ shareholders in the applicable transaction times the total number of shares of Quintiles common stock outstanding (including the number of shares which would be outstanding upon the exercise of any in-the-money options, convertible debt, convertible preferred stock or warrants) as of the announcement of the transaction.

      The special committee has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Quintiles has agreed to indemnify Morgan Stanley and its respective affiliates, and its respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to or arising out of Morgan Stanley’s engagement and any related transactions.

Position of Quintiles as to the Purposes, Alternatives, Reasons and Effects of the Merger

      Purposes. Quintiles intends to effect the merger and the transactions contemplated by the merger agreement to allow its shareholders to realize the value of their investment in Quintiles in cash at a price that represents a premium over the market price of Quintiles common stock before the public announcement of the Initial Pharma Bid. The special committee and board of directors considered various alternative transactions that Quintiles could achieve on its own, but concluded that none of these alternatives would likely provide greater value to shareholders than that available in the merger and that any alternative involving keeping Quintiles as a public company would be subject to, among other things, the risks and uncertainties associated with Quintiles’ future performance.

      Alternatives. The special committee considered various alternatives to Pharma Services’ proposal, as described above under “— Background of the Merger and Special Committee Proceedings.”

      Reasons. The special committee’s reasons for recommending approval and adoption of the merger and merger agreement are described above under “— Background of the Merger and Special Committee Proceedings” and “— Position of the Special Committee as to the Fairness of the Merger.”

      Effects. As a result of the merger, Pharma Services will own the entire equity interest in Quintiles. If the merger occurs, Quintiles’ shareholders other than Pharma Services will no longer have any equity interest in Quintiles and instead will have only the right to receive the $14.50 in cash consideration per share provided under the merger agreement. See “THE MERGER — Payment of Merger Consideration.” Therefore, former shareholders of Quintiles will not receive any benefits from Quintiles’ business after the merger, nor will they bear the risk of any decrease in the value of Quintiles after the merger.

      The common stock of Quintiles will be listed and traded on the Nasdaq National Market until the merger is completed. However, after the merger, the common stock will no longer be listed or traded on the Nasdaq National Market. In addition, Quintiles thereafter will be permitted to deregister the common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), although Quintiles may continue to file reports with the Securities and Exchange Commission. As a private company, Quintiles’ officers, directors and the owners of more than 10% of Quintiles common stock will no longer be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act.

      If the merger occurs, all Quintiles’ shareholders will receive $14.50 in cash per share of common stock (other than shares held by subsidiaries of Quintiles, Pharma Services and Merger Sub). This amount represents a premium of approximately 75.0% over the closing market price of Quintiles common stock on October 11, 2002, the last trading day prior to public announcement of the Initial Pharma Bid and a premium of approximately 19.0% over the closing market price of the common stock on April 10, 2003, the last trading day before the public announcement of execution of the merger agreement. The merger will therefore:

•	provide a source of liquidity that might not otherwise be available to the shareholders of Quintiles;

•	eliminate the shareholders’ exposure to fluctuations, up or down, in market value of Quintiles common stock; and

•	allow the shareholders to pursue other investment alternatives with the cash proceeds from the merger.

      Immediately prior to the effective time of the merger, each outstanding option to purchase Quintiles common stock granted under any of Quintiles’ option plans will become fully vested and exercisable. Any stock option (other than options held by Pharma Services and Merger Sub) that has not been exercised prior to the effective time of the merger will be canceled and converted into the right to receive cash in an amount equal to the excess, if any, of $14.50 over the applicable exercise price per share of such option, multiplied by the number of shares of Quintiles common stock issuable upon exercise of the option, which cash amount shall be paid net of any applicable withholding taxes. The cash payment will be made upon or as soon as practicable after the holder surrenders all of the stock options held by the holder or delivers a written agreement or acknowledgment that all of the stock options held by the holder have been canceled as a result of the merger in exchange for the cash payment.

      Pharma Services has informed Quintiles that all shares and options to purchase shares of Quintiles common stock held by Dr. Gillings and the Gillings Affiliates will be delivered to Pharma Services in exchange for equity securities of Pharma Services. Pharma Services has informed Quintiles that Pharma Services will provide an opportunity to one director (not a member of the special committee) and approximately eight members of senior management (including certain executive officers) to exchange all or some portion of their shares and options to purchase shares of Quintiles for equity securities of Pharma Services. No merger consideration will be paid for shares and/or options to purchase shares that are exchanged for equity securities of Pharma Services. Quintiles does not currently know who (other than Dr. Gillings and the Gillings Affiliates) will deliver shares and/or options to purchase shares or how many shares and/or options to purchase shares will be delivered.

Position of the Acquiring Parties as to the Fairness of the Merger

      The Acquiring Parties believe that the terms and conditions of the merger are substantively and procedurally fair to Quintiles and to its shareholders (other than Dr. Gillings, the Gillings Affiliates and any other person who exchanges Quintiles’ shares or options to purchase shares for equity of Pharma Services), based on the following factors:

Substantive Factors

•	Historical Financial Performance. The Acquiring Parties reviewed the historical financial performance of Quintiles and its financial results and believe the merger price of $14.50 per share is fair based on that review;

•	Historical Market Prices and Premium. The Acquiring Parties considered the historical market prices and recent trading activity of Quintiles common stock prior to the announcement of the merger, including the fact that the price of $14.50 per share to be paid in the merger represents a premium of approximately 75.0% over the closing market price on October 11, 2002, the last trading day prior to the date Quintiles announced that its board of directors had received the Initial Pharma Bid at a price per share of $11.25 and approximately 19.0% over the closing market price on April 10, 2003, the day prior to the public announcement of the execution of the merger agreement. The Acquiring Parties also considered the historically volatile nature of Quintiles common stock price and recognized that Quintiles common stock had traded at prices significantly higher and lower than $14.50 per share in the past. The Acquiring Parties considered that Quintiles common stock price had not been at the $14.50 level since May 2002. The Acquiring Parties considered that there did not appear to be a near term catalyst that would support a meaningful increase in the trading price absent a significant rise in the overall market.

•	Cash Consideration. The merger will provide consideration to Quintiles’ shareholders entirely in cash which will allow them to pursue other investment alternatives;

•	Opinion of Morgan Stanley. Without adopting the opinion, the fact that the special committee received a written opinion of Morgan Stanley, its independent financial advisor, that as of April 10, 2003, and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by holders of shares of Quintiles common stock pursuant to the merger agreement (other than holders of Excluded Shares, as to which Morgan Stanley expressed no view), was fair from a financial point of view to such shareholders; and

•	Recommendation of Special Committee; Approval of Board of Directors. Although the Acquiring Parties were not part of the deliberation process of the special committee or the board of directors and none of the Acquiring Parties participated in their respective conclusions as to the fairness of the merger to Quintiles and its shareholders (in the case of the special committee, other than the holders of Excluded Shares), the Acquiring Parties found persuasive the conclusions of the board of directors and the special committee as to the fairness of the merger to Quintiles’ shareholders.

Procedural Factors

•	Formation and Authority of Special Committee. The board of directors established a special committee which consisted of directors who are not, and have not been, officers or employees of Quintiles, the Acquiring Parties or any of their respective affiliates and was not otherwise affiliated with the Acquiring Parties, and which was represented by its own experienced legal counsel, Willkie Farr, and advised by its own experienced financial advisor, Morgan Stanley, to evaluate the proposal of Pharma Services as well as other strategic alternatives. See “— Background of the Merger and Special Committee Proceedings.” Furthermore, the special committee had the exclusive authority to conduct the auction process and negotiate the terms of the merger agreement, and the special committee negotiated the terms of the agreement on an arm’s-length basis;

•	Recommendation of Special Committee; Approval of Board of Directors. The special committee unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, the shareholders of Quintiles (other than holders of Excluded Shares) and recommended to the board of directors that the merger agreement and the merger contemplated thereby be approved and adopted, and the merger agreement was unanimously approved and adopted by the members of the board of directors, with Dr. Gillings and Dr. Douglass recusing themselves. See “— Background of the Merger and Special Committee Proceedings” and “— Approval and Recommendation of the Board of Directors.”

•	Extensive Auction Process. The special committee directed Morgan Stanley to contact potential financial and strategic buyers to determine their interest in making a competing bid for Quintiles and conducted an extensive, multi-stage auction process. See “— Background of the Merger and Special Committee Proceedings”;

•	Arm’s-Length Negotiations. The merger agreement was the result of arm’s-length negotiations in which the special committee’s financial and legal advisors negotiated with the advisors retained by Pharma Services the terms and conditions of the merger, including, without limitation, the merger consideration, the representations and warranties, the non-solicitation covenant, the conditions to closing and the termination and termination fee provisions. See “— Background of the Merger and Special Committee Proceedings”;

•	No Participation in Board of Directors’ Deliberative Process. Neither Dr. Gillings nor any of the other Acquiring Parties participated in the deliberative process of the board of directors during which the auction process, strategic alternatives, the merger or the merger agreement were discussed.

•	Opinion of Morgan Stanley. The special committee received a written opinion from its financial advisor, Morgan Stanley, as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of Quintiles common stock pursuant to the merger agreement (other than holders of Excluded Shares, as to which Morgan Stanley expressed no view);

•	Approval of Shareholders. Consistent with the requirements of North Carolina law, the merger agreement explicitly requires the approval of the merger by the holders of a majority of the outstanding shares of Quintiles common stock, only approximately 6.3% of which is beneficially owned by Dr. Gillings and the Gillings Affiliates; and

•	Opportunity to Change Recommendation. Although the merger agreement requires Quintiles to stop seeking other proposals, it permits a change in the recommendation of the special committee and the board of directors in response to a bona fide unsolicited superior proposal if the board of directors or the special committee determines in good faith, after consulting with and considering advice from its financial advisors and outside counsel, that the failure to do so would create a reasonable likelihood of a breach of their duties as directors to Quintiles’ shareholders under applicable law, subject to certain limitations and the payment of a termination fee and expense reimbursement.

      Because of the variety of factors considered, the Acquiring Parties did not find it practicable to and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to, the specific factors considered in reaching their determination. The Acquiring Parties felt that there was no need to retain any additional unaffiliated representatives to act on behalf of the shareholders, because the independence of the members of the special committee and the retention by the special committee of its own legal counsel and financial advisor permitted the special committee to effectively represent the interests of such shareholders and because the merger agreement explicitly requires the approval of the merger by the holders of a majority of the outstanding shares of Quintiles common stock, only approximately 6.3% of which is beneficially owned by Dr. Gillings and the Gillings Affiliates.

      The Acquiring Parties believe that the merger is procedurally fair to Quintiles’ shareholders unaffiliated with the Acquiring Parties for all of the factors described above and because the Acquiring Parties do not hold a material percentage of the outstanding shares of Quintiles common stock even though the merger was not structured to require approval by a majority of the shareholders unaffiliated with the Acquiring Parties and no unaffiliated representative was retained to act on behalf of such unaffiliated shareholders.

      The Acquiring Parties did not consider net book value or liquidation value to be material factors in determining the fairness of the merger to Quintiles and its shareholders. The Acquiring Parties do not believe that these factors have any significant impact on the market trading prices of Quintiles common stock. The Acquiring Parties did not establish a pre-merger going concern value for the equity of Quintiles to determine the fairness of the merger consideration to Quintiles’ shareholders. The Acquiring Parties do not believe there is a single method of determining going concern value. In this regard, however, the acquiring parties noted that the special committee’s exploration of a possible sale of Quintiles contemplated the sale of Quintiles as a going concern. None of the Acquiring Parties have received any report, opinion or appraisal from any outside party relating to the transactions.

Position of the Acquiring Parties as to the Purposes, Alternatives, Reasons and Effects of the Merger

      Purposes. The Acquiring Parties intended to effect the merger and the transactions contemplated by the merger agreement to gain control of Quintiles. The merger will allow the Acquiring Parties to acquire Quintiles’ business and operate it as a private company.

      Alternatives. The Acquiring Parties did not consider any alternative means to accomplish the stated purposes.

      Reasons. Dr. Gillings had originally determined to pursue the merger because he believed that, in addition to the reasons stated below, Quintiles’ share price had not intrinsically reflected the growth prospects and value of Quintiles, and he was concerned that the share price might not reflect the true value of Quintiles anytime soon. See “— Background of the Merger and Special Committee Proceedings.” Because of this and for the reasons stated below, the Acquiring Parties believe that it is best for Quintiles to operate as a privately held entity. Without the constraint of the public market’s emphasis on quarterly earnings, especially quarterly earnings growth, and its reaction to public events, Quintiles will have greater operating flexibility to focus on enhancing long-term value. The Acquiring Parties also believe that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business and capital market opportunities than would be available to Quintiles if it remained publicly held. In addition, the Acquiring Parties believe that as a privately held entity, Quintiles will be able to make decisions that may negatively affect quarterly earnings but that may increase the value of Quintiles’ assets or earnings over the long-term. In a public company setting, decisions that negatively affect earnings could significantly reduce per share price if analysts’ short-term earnings expectations are not met or exceeded. Further, the general level of confidence (or lack thereof) in the stock markets will no longer affect Quintiles’ stock price.

      “Going private” will reduce certain costs which relate to being a public company, including legal costs, insurance costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities. Although certain costs will continue to be incurred to the extent Quintiles has publicly held debt following the closing of the merger, elimination of the publicly traded equity securities listed on the Nasdaq National Market will result in a saving of regulatory expenses. In addition, Quintiles will be able to eliminate a good portion of the time devoted by its management and some of its other employees to matters that relate exclusively to Quintiles being a publicly held company. As a result, the Acquiring Parties believe that Quintiles will be better able to focus its resources on Quintiles’ business and operations as a private company rather than as a public company. The Acquiring Parties believe that the merger advances these objectives.

      While the Acquiring Parties believe that there will be significant opportunities associated with their investment in Quintiles, there are also substantial risks that such opportunities may not be fully realized. The Acquiring Parties also understand that their investment in Quintiles will be illiquid.

      In addition to the foregoing factors, the Acquiring Parties considered the following positive factors:

•	Through his investment in Pharma Services, Dr. Gillings will have an opportunity to share in the growth, if any, of Quintiles after the merger.

•	Through his investment in Pharma Services, and through his continued employment with Quintiles, Dr. Gillings will have an opportunity to help shape the direction of Quintiles’ business after the merger.

      Dr. Gillings also considered the following negative factors:

•	To the extent Dr. Gillings and the Gillings Affiliates deliver their respective shares and options to purchase shares of Quintiles common stock (as applicable) to Pharma Services in exchange for equity securities of Pharma Services, they are giving up the right to receive $14.50 per share for such shares and the excess, if any, of $14.50 over the per share exercise price of the option for each such option.

•	In connection with his participation in the merger, Dr. Gillings currently intends to waive his right to resign and receive change in control payments he would otherwise be entitled to receive upon such resignation.

•	As a result of the merger and related transactions, Dr. Gillings’ investment in Pharma Services will represent an illiquid investment in the stock of a private company.

      Dr. Gillings ultimately concluded that the potential detriments of the merger to him were outweighed by the potential benefits of the merger to him.

      Effects. As a result of the merger, the entire equity interest in Quintiles will be owned by Pharma Services. If the merger is consummated, existing shareholders of Quintiles, other than Pharma Services, Merger Sub and any other person who exchanges equity securities of Quintiles for equity in Pharma Services, will no longer have an equity interest in Quintiles, will not participate in future earnings growth, if any, of Quintiles and instead will have only the right to receive cash consideration pursuant to the merger agreement. See “THE MERGER — Payment of Merger Consideration.” Similarly, after exchanging their shares in the merger, such shareholders of Quintiles will not bear the risk of any decrease in the earnings or stock price of Quintiles.

      As a result of the merger, the surviving company will be a privately held corporation and there will be no public market for the common stock of Quintiles. The common stock of Quintiles will cease to be traded on the Nasdaq National Market or any other securities exchange. In addition, thereafter Quintiles will be entitled to deregister its common stock under the Exchange Act (although Quintiles may continue to file reports with the Securities and Exchange Commission). Termination of registration will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders’ meetings and some of the new requirements under the Sarbanes-Oxley Act of 2002, no longer applicable to Quintiles.

      If the merger becomes effective, all shareholders (other than subsidiaries of Quintiles, Pharma Services and Merger Sub) will receive $14.50 per share in cash. See “THE MERGER AGREEMENT — Conversion of Common Stock.” This will provide a source of liquidity not otherwise available, and will eliminate such shareholders’ exposure to fluctuations in market value of their shares of Quintiles common stock. In addition, it will allow such shareholders to pursue other investment alternatives.

      Receipt by the shareholders of Quintiles of the merger consideration will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other tax laws. See “THE MERGER — Material U.S. Federal Income Tax Consequences.”

      The following table sets forth Dr. Gillings’ and the Gillings Affiliates’ interest in the net book value and net income of Quintiles as of March 31, 2003, based on the aggregate percentage of Dr. Gillings’ and the Gillings Affiliates’ beneficial ownership of Quintiles common stock and options to purchase common stock as of March 31, 2003, Quintiles’ shareholders’ equity as of March 31, 2003 and Quintiles’ net income for the quarter ended March 31, 2003 (in thousands, except percentages):

	Ownership Percentage	Net Book Value	Net Income

Dr. Gillings and the Gillings Affiliates	6.3%	$102,375	$1,585

      See “INFORMATION ABOUT QUINTILES — Selected Consolidated Data.”

      If the merger is consummated, Pharma Services will have a 100.0% interest in the surviving corporation’s net book value and net earnings after the merger. Through his expected [     ]% equity ownership of Pharma Services on a fully diluted basis upon consummation of the merger, Dr. Gillings will have a proportionate indirect interest in the net book value and net earnings of the surviving corporation.

Pharma Services’ Plans for Quintiles

      Following the merger, Pharma Services initially expects to operate Quintiles consistent with past practices.

      Except as set forth elsewhere in this proxy statement (see “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest; — Merger Financing”; “THE MERGER AGREEMENT — Subsequent Actions; — Articles of Incorporation, By-laws and Directors and Officers of Quintiles and the Surviving Corporation; — Payment for Shares; — Transfer of Shares; — Directors’ and Officers’ Indemnification and Insurance; and — Employee Benefits Matters”; and “INFORMATION ABOUT QUINTILES — Dividend Policy”), Pharma Services does not have any present plans or proposals which relate to, or would result in, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Quintiles or any of its subsidiaries, purchase, sale or transfer of a material amount of assets of Quintiles or any of its subsidiaries, or any other material changes in capitalization, dividend rate or policy, indebtedness, corporate structure, business or composition of the board of directors or the management of Quintiles. Pharma Services will, from time to time following the merger, evaluate and review the businesses, operations and properties of Quintiles and its subsidiaries and make such changes as are deemed appropriate subject to any required corporate approvals.

      As disclosed in the item captioned “— Position of Quintiles as to the Purposes, Alternatives, Reasons and Effects of the Merger,” following the completion of the merger, Quintiles common stock will cease to be listed on the Nasdaq National Market and, following the delisting, such shares will no longer be traded on the Nasdaq National Market. In addition, thereafter Quintiles will be entitled to deregister its common stock under the Exchange Act upon application by Quintiles to the Securities and Exchange Commission (although Quintiles may continue to file reports with the Securities and Exchange Commission).

THE MERGER

Proposal to be Considered at the Special Meeting

      At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement entered into by Pharma Services, Merger Sub and Quintiles on April 10, 2003, and the transactions contemplated thereby, including the merger of Merger Sub with and into Quintiles.

      At the effective time of the merger, the separate corporate existence of Merger Sub will cease, and Quintiles will survive as a wholly owned subsidiary of Pharma Services. In the merger:

•	each outstanding share of common stock of Quintiles automatically will be converted into the right to receive $14.50 in cash per share, without interest, less any applicable withholding taxes, except that:

•	Pharma Services and Merger Sub will not receive any consideration for the shares held by them; and

•	shares held by any subsidiary of Quintiles will be canceled without payment.

•	Immediately prior to the effective time of the merger, each outstanding option granted under any of Quintiles’ option plans will become fully vested and exercisable.

•	each stock option outstanding at the effective time of the merger (other than options held by Pharma Services and Merger Sub) will be canceled and converted into the right to receive a cash amount (net of any applicable withholding taxes) equal to:

•	the excess, if any, of $14.50 over the per share exercise price of the option, multiplied by

•	the number of shares of Quintiles common stock subject to the option.

•	the cash payment will be made upon or as soon as practicable after the holder surrenders all of the stock options held by the holder or delivers a written agreement or acknowledgment that all of the stock options held by the holder have been canceled as a result of the merger in exchange for the cash payment.

•	each outstanding share of common stock of Merger Sub will be converted into 1,250,000 shares of common stock of Quintiles, as the surviving corporation.

      Pharma Services has informed Quintiles that all shares held by Dr. Gillings and the Gillings Affiliates and all options to purchase shares held by Dr. Gillings will be delivered to Pharma Services in exchange for equity securities of Pharma Services. Pharma Services has also informed Quintiles and selected members of senior management that it will provide an opportunity to one director (not a member of the special committee) and approximately eight members of senior management (including certain executive officers) to exchange all or some portion of their respective shares and options to purchase shares of Quintiles for equity securities of Pharma Services. No merger consideration will be paid for shares and/or options to purchase shares of Quintiles that are exchanged for Pharma Services equity securities.

Voting Rights; Quorum; Vote Required for Approval

      Shareholders of record at the close of business on [                              ], 2003, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, there were [                              ] holders of record of Quintiles common stock and [                              ] shares of Quintiles common stock outstanding. Each share of common stock entitles the holder to cast one vote at the special meeting. There are no other voting securities of Quintiles.

      Shareholders may vote at the special meeting either in person or by proxy. However, if your shares are held for you by a bank, broker or other so-called “nominee” holder:

•	you must instruct your bank, broker or other nominee to vote your shares by following the procedures specified by the nominee for voting; or

•	if you want to vote in person at the meeting, you must request a proxy card in your name from your bank, broker or other nominee.

      Participants in Quintiles’ Employee Stock Ownership and 401(k) Plan are entitled to instruct the trustee of the plan about how to vote the shares of Quintiles common stock allocated to each such participant’s account. Pursuant to the terms of the plan and the trust agreement, the trustee will vote shares allocated to a participant’s account for which the trustee receives no instructions and any unallocated shares in the same proportion that the trustee votes shares for which it receives instructions.

      Except as otherwise provided herein, participants in the Quintiles Employee Stock Ownership Plan for Non-U.S. Employees are entitled to instruct the trustee of the plan as to how to vote the shares of Quintiles common stock allocated to each such participant’s account. If the trustee is not provided with instructions as to how to vote such shares, the trustee will vote the shares in the same proportion that the trustee votes shares for which it receives instructions. The trustee will vote the shares of Quintiles common stock which are not allocated to a participant’s account or which are allocated to participants employed by Quintiles Australia Pty. Limited, Quintiles BV/SA, Quintiles Canada or Quintiles East Asia Pte. Ltd.

      The presence in person or by proxy of the holders of a majority in voting power of the common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. If there is no quorum, business cannot be conducted at the special meeting and the proposal to approve and adopt the merger agreement cannot be voted on. Abstentions and so-called “broker non-votes” will be counted for the purpose of establishing a quorum at the special meeting.

      Under North Carolina law, the merger agreement must be approved and adopted by the holders of a majority of the outstanding shares of Quintiles common stock entitled to vote. Abstentions and broker non-votes therefore effectively will be votes against the approval and adoption of the merger agreement. Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions has the same effect as a vote against the merger. The merger transaction is not structured such that approval and adoption by the holders of at least a majority of the shares held by holders unaffiliated with the Acquiring Parties is required.

      Under North Carolina law and Quintiles’ bylaws, the proposal granting the proxy holders the authority to vote in their discretion regarding a motion to adjourn the special meeting if necessary to satisfy the conditions to completing the merger will be approved and adopted if the votes cast in favor of the action exceed the votes cast against the action. Although it is not currently anticipated, the most likely reason for adjournment would be to solicit additional votes to approve and adopt the merger agreement and the transactions contemplated thereby. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no effect on any motion to adjourn the special meeting.

Voting and Revocation of Proxies

      All shares of Quintiles common stock represented by properly executed proxies received by Quintiles and not revoked prior to or at the special meeting will be voted in accordance with the instructions marked on the proxies. If no instructions are given, the proxy will be voted FOR the proposal to approve and adopt the merger agreement, and the transactions contemplated thereby, including the merger and FOR any proposal to adjourn the special meeting if necessary to satisfy the conditions to completing the merger.

      A shareholder may revoke a proxy:

•	by delivering to Quintiles’ corporate secretary (at 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703-8411) a later-dated signed proxy card or a written revocation prior to the vote at the special meeting; or

•	by attending the special meeting and voting in person; or

•	if a shareholder has instructed a bank, broker or other nominee holder to vote his or her shares, by following the procedures to change a vote specified by the nominee holder.

      Attending the special meeting in person will not alone revoke a proxy. You must take one of the actions specified above to validly revoke a proxy. Revoking a proxy after the vote is taken at the special meeting will not have any effect.

      The board of directors is not currently aware of any business to be brought before the special meeting other than the proposal to approve and adopt the merger agreement and the transactions contemplated thereby and the proposal to grant the proxy holders the authority to vote in their discretion regarding a motion to adjourn the special meeting if necessary to satisfy the conditions to completing the merger. However, if other matters are properly presented, the persons named as proxies in the proxy card will have the discretionary authority to vote in accordance with their judgment on any such matters.

Proxy Solicitation

      Quintiles has engaged Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004, to solicit proxies and to distribute proxy materials for the special meeting. Georgeson may also provide consulting and analytic services to Quintiles and to provide solicitation services with regard to banks, brokers, institutional investors and individual shareholders. The financial terms of Quintiles’ arrangement with Georgeson are described in the section entitled “— Estimated Fees and Expenses of the Merger.”

      Proxies may be solicited by Georgeson or by directors, officers and employees of Quintiles, including Dr. Gillings, in person, by mail, telephone or telegraph, over the internet or by facsimile. Directors, officers and employees of Quintiles will not be specifically compensated for their services. Quintiles anticipates that banks, brokers, nominees, custodians and fiduciaries will forward proxy soliciting material to beneficial owners of the common stock and that such persons will be reimbursed by Quintiles for the expenses incurred in doing so.

Structure of the Merger

      The proposed acquisition of Quintiles has been structured as a merger of Merger Sub with and into Quintiles, with Quintiles surviving as a wholly owned subsidiary of Pharma Services. The transaction was structured as a cash merger to provide the shareholders of Quintiles (other than Pharma Services, Merger Sub and any subsidiary of Quintiles) with a cash payment for all of the shares they hold and to provide a prompt and orderly transfer of ownership to Pharma Services with reduced transaction costs.

Effective Time of the Merger

      The merger will become effective at the time that the articles of merger are filed with the Secretary of State of the State of North Carolina or at such other time as may be agreed by Quintiles, Pharma Services and Merger Sub. Assuming the shareholders vote to approve and adopt the merger agreement and all other conditions to the merger are satisfied or, to the extent permitted, waived, Quintiles expects to complete the merger as soon as practicable after the special meeting.

Payment of Merger Consideration

      [                              ] has been designated to act as exchange agent for the merger and will, at the effective time of the merger receive the cash necessary to pay the $14.50 per share merger consideration to the shareholders of Quintiles without interest, less any applicable withholding taxes. The exchange agent will use these funds solely to pay the merger consideration to those shareholders entitled to receive such payment. The exchange agent will deliver the merger consideration according to the procedures summarized below.

      Surrender of Stock Certificates. As soon as practicable after the merger, the exchange agent will mail to all shareholders a letter of transmittal and instructions advising shareholders how to surrender their stock certificates in exchange for the merger consideration. Upon surrender of your stock certificates, together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, the exchange agent will pay you the $14.50 per share merger consideration without interest, less any applicable withholding taxes and your stock certificates will be canceled. No interest will accrue or be paid on the merger consideration, regardless of any delay in payment.

      If your stock certificates have been lost, mutilated or destroyed, you may deliver to the exchange agent an affidavit and, if required by the surviving corporation, a reasonable indemnity bond instead of your stock certificates.

      If you want any part of the merger consideration to be paid to someone else, your stock certificates must be properly endorsed, or otherwise in proper form for transfer, and you must pay to the exchange agent any transfer or other taxes relating to the transfer, or establish to the satisfaction of Quintiles or the exchange agent that the taxes have been paid or are not required to be paid.

      Please do not forward your stock certificates to the exchange agent without a letter of transmittal, and do not return your stock certificates with the enclosed proxy card.

      At and after the merger, you will cease to have any rights as a shareholder of Quintiles, except for the right to surrender your stock certificates, according to the procedures described in this section, in exchange for the merger consideration. At the effective time of the merger, Quintiles’ stock ledger with respect to shares of Quintiles common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

      Beginning 12 months after the effective time of the merger, the exchange agent will, on demand, return to Pharma Services all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the exchange agent’s duties will terminate. Thereafter, shareholders may surrender stock certificates directly to the surviving corporation and receive the $14.50 per share merger consideration, without interest, less any applicable withholding taxes. However, shareholders will in no event have any greater rights against the surviving corporation than those of general creditors of the surviving corporation under applicable law, and none of Pharma Services, Merger Sub or Quintiles as the surviving corporation will be liable to any person for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

      Treatment of Stock Options. Immediately prior to the effective time of the merger, each outstanding option to purchase Quintiles common stock granted under any of Quintiles’ option plans will become fully vested and exercisable. Each stock option outstanding at the effective time of the merger (other than options held by Pharma Services and Merger Sub) will be canceled and converted into the right to receive an amount in cash equal to the excess, if any, of $14.50 over the per share exercise price of the option, multiplied by the number of shares of common stock subject to the option, net of any applicable withholding taxes. The cash payment will be made upon or as soon as practicable after the holder surrenders all of the Quintiles options held by the holder or delivers a written agreement or acknowledgment that all Quintiles options the holder holds have been canceled as a result of the merger in exchange for the cash payment.

Merger Financing

      The estimated total amount of funds necessary to consummate the merger and the related transactions will be approximately $1.86 billion, consisting of (i) approximately $1.75 billion to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options, (ii) approximately $900,000 to repay certain existing indebtedness of Quintiles and (iii) approximately $110.0 million to pay transaction fees and expenses.

      It is anticipated that these funds will be obtained from equity and debt financings as described below, together with available cash, cash equivalents and marketable securities of Quintiles of not less than $581.2 million.

      Equity Financing and Gillings Rollover. Pursuant to an equity commitment letter dated April 10, 2003, addressed to Pharma Services from One Equity and an equity commitment letter dated April 10, 2003, addressed to Pharma Services from Dr. Gillings (collectively, the “Equity Commitment Letters”), Pharma Services has received equity commitments from (i) One Equity, pursuant to which One Equity has committed to provide to Pharma Services $415.7 million in equity financing and, under certain conditions, up to $21.0 million in additional equity financing and (ii) Dr. Gillings, pursuant to which Dr. Gillings has committed to provide to Pharma Services $95.2 million by delivering, and by causing the Gillings Affiliates to deliver, their entire respective equity interests in Quintiles to Pharma Services in exchange for equity securities of Pharma Services. The commitments of One Equity and Dr. Gillings are subject to the following conditions:

•	the merger agreement being in full force and effect and all conditions to Pharma Services’ obligations set forth therein being satisfied;

•	Pharma Services having entered into definitive agreements with Citicorp North America, Inc. and/or any affiliate thereof, including Citigroup Global Markets Inc. (collectively, “Citigroup”) with respect to debt financing necessary to consummate the merger on terms and conditions consistent with a commitment letter dated April 10, 2003, among Pharma Services, One Equity, Citicorp North America, Inc. and Citigroup Global Markets Inc. (the “Debt Commitment Letter”) and otherwise reasonably satisfactory to One Equity and Dr. Gillings, and all of the material conditions precedent to the availability of such financings having been satisfied and the full proceeds therefrom having been funded;

•	the merger being consummated simultaneously with the purchase of securities in Pharma Services by One Equity and Dr. Gillings; and

•	Pharma Services having entered into such other agreements on such terms and conditions as previously agreed to by One Equity and Dr. Gillings and otherwise reasonably satisfactory to One Equity and Dr. Gillings with respect to equity financing, capital structure, organizational documents, closing fees, shareholder arrangements and employee matters and in the case of One Equity, a rollover agreement with Dr. Gillings, which agreements and arrangements shall also be reasonably satisfactory to Citigroup.

     Debt Financing

      Pharma Services has received the Debt Commitment Letter from Citigroup, pursuant to which Citigroup has committed, subject to certain specified conditions discussed below, to enter into definitive agreements to provide Merger Sub with a $390.0 million senior secured credit facility, including a five-year $315.0 million term loan and a four-year $75.0 million revolving credit facility, as well as a $450.0 million unsecured senior subordinated credit facility. In lieu of entering into definitive agreements for the unsecured senior subordinated credit facility, Merger Sub or one of its affiliates intends to sell $450.0 million in senior subordinated notes in a Rule 144A or other private offering to qualified institutional buyers and outside the U.S. pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The proceeds of the debt financings will be used to pay part of the cash consideration in the merger, to refinance certain existing indebtedness of Quintiles, and to pay related expenses and to provide for a portion of the ongoing working capital needs of the surviving corporation and its subsidiaries.

      The senior secured credit facility will bear interest either at an adjusted base rate or LIBOR, in each case, plus an applicable margin. Upon consummation of the merger, the obligations of Merger Sub under the senior secured credit facility will become obligations of Quintiles. The senior secured credit facility is expected to be secured by the assets of Pharma Services and Quintiles and direct and indirect domestic subsidiaries of Quintiles as well as certain other assets, including stock pledges of 100.0% of the stock of domestic subsidiaries and 65.0% of the stock of first tier foreign subsidiaries of Quintiles. The senior secured credit facility is expected to be guaranteed by Pharma Services and by Quintiles’ wholly owned direct and indirect domestic subsidiaries.

      The senior subordinated notes will bear interest at a rate that will depend on interest rates and market conditions at the time the notes are issued. The terms of repayment of the notes will depend on market conditions at the time the notes are issued and are expected to be consistent with terms then available for similar debt instruments. Upon consummation of the merger, the obligations of the issuer under the senior subordinated notes will become obligations of Quintiles and be guaranteed by the wholly owned direct and indirect domestic subsidiaries of Quintiles.

      The borrowing of the term loan under the senior secured facility and the offering of the senior subordinated notes may be completed prior to the effective date of the merger, in which case the proceeds therefrom would be placed in escrow pending the consummation of the merger.

      Conditions to Debt Financing. The commitments of Citigroup to provide the above-described debt financing arrangements and facilities is subject to satisfaction or waiver of various conditions, including, among others:

•	the execution and delivery of definitive loan documentation reasonably satisfactory to Citigroup and its counsel with respect to the senior secured credit facility;

•	subject to certain exceptions, the absence of any event or occurrence that has resulted in or reasonably could be expected to result in a material adverse change with respect to Quintiles and its business, taken as a whole, since December 31, 2002;

•	the absence of any material adverse change in the market for new issuances of leveraged loans or high yield securities or in the financial or capital markets generally;

•	the consummation of the merger and all related transactions;

•	the consummation of the equity investments by One Equity, Dr. Gillings and the Gillings Affiliates consistent with the terms of the Equity Commitment Letters provided by each of One Equity and Dr. Gillings and otherwise satisfactory to Citigroup;

•	Citigroup’s reasonable satisfaction with respect to achievement of certain financial tests determined for the twelve month period ending as of the most recently ended fiscal quarter for which financial statements are available;

•	Quintiles having cash, cash equivalents and marketable securities of not less than $581.2 million available to pay part of the merger consideration (after giving effect to the payment of all applicable taxes);

•	Citigroup’s (i) receipt of environmental assessments with respect to owned real estate and (ii) reasonable satisfaction of certain requirements relating to environmental and employee health and safety liabilities;

•	the absence of existing or new litigation that has had or reasonably could be expected to have a material adverse effect on the ability of the parties to consummate the merger or any related transactions; and

•	the obtaining of all requisite approvals and consents from governmental authorities and third parties.

      Because the only consideration in the merger is cash and because the completion of the merger is subject to a financing condition, the Acquiring Parties do not believe that the financial condition of Pharma Services or Merger Sub is material to a shareholder’s decision whether to vote to approve the merger.

      Alternative Financing. In the event that the equity and debt financings as described above are not available, each of Pharma Services and Merger Sub has agreed pursuant to the merger agreement to use its commercially reasonable efforts to obtain alternative equity funding equal to the amount to be provided pursuant to the equity financing from One Equity as described above, and alternative debt financing equal to the amount to be provided pursuant to the debt financing by Citigroup as described above, in each case, on terms and conditions substantially comparable to those provided in the commitment letter from One Equity or Citigroup, as the case may be, as described above.

      Quintiles, as the surviving corporation following the merger, anticipates that obligations under the senior secured credit facility, senior subordinated notes and, if applicable, unsecured senior subordinated credit facility will be repaid from a variety of sources, including, without limitation, funds generated by the operations of Quintiles. The source and allocation of various methods of repayment of the senior secured credit facility, senior subordinated notes and, if applicable, unsecured senior subordinated credit facility will be determined, and may be modified, from time to time, based on market conditions and such other factors deemed appropriate.

Conduct of the Business of Quintiles if the Merger is Not Completed

      If the merger is not completed, the board of directors expects to continue to operate Quintiles’ business substantially as presently operated. The board of directors would reassess the strategic alternatives available to Quintiles to enhance shareholder value, including the possibility of a sale of Quintiles and alternatives that would keep Quintiles independent and publicly owned. In determining which strategic alternative is in the best interests of Quintiles and its shareholders, the board of directors would consider, among other things, Quintiles’ obligation to pay a termination fee and expense reimbursement to Pharma Services in connection with certain acquisition proposals. See “THE MERGER AGREEMENT — Expenses and Termination Fee.”

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

      In considering the recommendations of the board of directors, you should be aware that certain of Quintiles’ executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Quintiles’ shareholders generally. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “SPECIAL FACTORS — Background of the Merger and Special Committee Proceedings.”

      Equity Investments in Pharma Services by Dr. Gillings and the Gillings Affiliates. Quintiles expects that prior to the effective time of the merger, Dr. Gillings and the Gillings Affiliates will deliver all of their respective shares of Quintiles common stock and options to purchase Quintiles common stock to Pharma Services in exchange for equity securities of Pharma Services.

      As of May 31, 2003, Dr. Gillings beneficially owned 7,056,135 shares of Quintiles common stock (161,532 shares of which are held by the Quintiles Employee Stock Ownership and 401(k) Plan and 1,145,219 shares that may be acquired through Dr. Gillings’ exercise of his stock options).

      In addition, as of May 31, 2003, Dr. Gillings beneficially owned an additional 526,821 shares of Quintiles common stock as follows:

•	259,278 shares are held by Dr. Gillings’ wife;

•	13,343 shares owned by Dr. Gillings’ daughter;

•	240,000 shares owned by the Gillings Family Limited Partnership, of which Dr. Gillings and his wife are the general partners; and

•	14,200 shares held by the GFEF Limited Partnership, of which Dr. Gillings is the general partner.

Dr. Gillings disclaims beneficial ownership of the foregoing shares, except to the extent of his interest therein.

      The aggregate of the 7,582,956 shares described above represents approximately 6.3% of Quintiles’ outstanding common stock as of May 31, 2003.

      In addition, Pharma Services has informed Quintiles and Dr. Gillings that Pharma Services will provide an opportunity to Dr. Gillings to purchase an additional 5.0% of the common stock of Pharma Services after the completion of the merger. These shares will generally vest over a period of five years of continued employment.

      Potential Equity Investment by Senior Management and One Director. Pharma Services has informed Quintiles and selected members of senior management that Pharma Services will provide an opportunity to one director (not a member of the special committee) and approximately eight members of senior management (including certain executive officers) to exchange all or some portion of their shares and options to purchase shares of Quintiles for equity securities of Pharma Services. Quintiles does not currently know which shareholders or optionholders (other than Dr. Gillings and the Gillings Affiliates) will deliver shares, how many shares of Quintiles common stock, or how many options, may be delivered or the value, if any, of any such options, if so delivered. Any persons who may deliver their shares and/or options to purchase shares in exchange for equity securities of Pharma Services will not receive any consideration from Quintiles for any such shares or options in connection with the merger.

      After the merger, these persons, as well as Dr. Gillings and the Gillings Affiliates, will continue to share in the future earnings and growth of Quintiles through ownership of an equity interest in its parent company, Pharma Services. This continuing investment involves substantial risk because of the limited liquidity of the investment, Quintiles’ high debt to equity ratio following the merger and the substantial fixed charges that Quintiles will incur after the merger. However, if Quintiles achieves its business plan objectives, the value of these holdings could be considerably greater than their original cost. Even if the objectives are not met, these persons still may earn a substantial return on their investment. Quintiles’ shareholders in general are not being afforded the right to deliver their Quintiles shares to Pharma Services in lieu of receiving merger consideration of $14.50 per share.

      Potential Equity Incentives for Senior Management and Other Officers of Quintiles. Pharma Services has informed Quintiles and selected members of senior management that it will offer certain executive officers and other members of Quintiles senior management (excluding Dr. Gillings) an opportunity to participate in an equity-based compensation program that would allow them to purchase up to 8.0% of the common stock of Pharma Services and receive options to purchase up to an aggregate of an additional 4.0% of such common stock at an exercise price set above fair market value on the date of grant. Such shares and stock options would generally vest over a period of five years of continued employment.

      Employment Agreement for Dr. Gillings. Dr. Gillings has been offered a new employment agreement to replace his existing employment agreement with Quintiles. Under the new employment agreement, Dr. Gillings would serve as Executive Chairman and Chief Executive Officer for a base salary of $1.0 million as well as certain other benefits. Dr. Gillings would waive his right under his existing agreement to severance upon a voluntary termination of employment without good reason within the 18 month period following the merger; however, upon any other termination of employment (except for cause and other limited circumstances), Dr. Gillings would generally be entitled to severance equal to 2.9 times his then current annual base salary and most recent annual bonus, as well as certain other benefits.

      Employment Agreements for Other Executive Officers. Each of Dr. Kirby, Mr. Bierman, Mr. Russell and Mr. Wooten currently is party to an employment agreement with Quintiles that provides for the payment of change in control compensation under certain circumstances if employment is terminated after the merger. In such circumstances, Quintiles must make a severance payment equal to 2.99 times the amount of the executive officer’s most recent annual base salary plus executive compensation plan benefits (which includes annual bonus and the value of long-term stock option grants), continue his or her other benefit plans for 18 months and make a lump sum payment of any amounts held by the executive officer in any of Quintiles’ retirement plans. The executive officer is entitled to the change in control severance if the executive officer terminates his or her employment within 18 months following the merger for reasons specified in the employment agreement, if any, or if Quintiles terminates the executive officer’s employment within 18 months following the merger unless the termination is for limited reasons specified by the particular employment agreement, such as termination for cause (as defined in the agreement). Dr. Kirby does not expect her employment to continue following the merger. Therefore, she will be entitled to the change in control severance under her employment agreement. Pharma Services has informed each of Mr. Bierman, Mr. Russell and Mr. Wooten as well as certain other members of senior management that as a condition to investing in the equity of Pharma Services or being eligible for any equity incentives, they each will be asked to agree to limit the circumstances under which change in control severance will be payable by way of an amendment to their existing employment agreements with Quintiles.

      Special Bonus Plan. In addition, the special committee has established the Special Bonus Plan to provide appropriate incentives to certain of Quintiles’ senior executives and to reward such senior executives for the additional burdens, above and beyond their normal duties, placed on them by the auction process. The Special Bonus Plan, as administered by the special committee, provides for two types of bonus structures: Plan I and Plan II. In the event of a sale or other change in control of Quintiles, Plan I provides for cash bonus payments to certain senior executives of Quintiles designated by the special committee, including Dr. Kirby and Messrs. Bierman, Russell and Wooten. Pursuant to the terms of Plan I, upon the earlier of June 30, 2003 or the date of a public announcement of a sale or a change in control, 50.0% of the Plan I bonus pool would then be allocated pro rata among the participants in Plan I meeting performance standards set by the special committee in proportion to such participant’s 2002 base salary. The remaining funds in the Plan I bonus pool will be allocated among the participants in Plan I as determined by the special committee and paid to such participants upon the earlier to occur of (i) the closing of the sale or change in control transaction, or (ii) December 31, 2003 provided, that if a sale or change in control transaction is announced but is subsequently terminated or abandoned, on the date that is three months after first public announcement of such termination or abandonment. The Plan I bonus pool is equal to 50.0% of the aggregate of the 2002 base salaries of all participants in Plan I, but in no event will it be less than $1.0 million nor more than $2.5 million.

      Plan II provides for cash bonus payments to certain senior executives of Quintiles designated by the special committee who have change in control provisions in their employment agreements with Quintiles, including Dr. Kirby and Messrs. Bierman, Russell and Wooten. Pursuant to the terms of Plan II, either (a) on the same date as normal 2003 cash bonuses are paid to participants in Plan II or (b) if a sale or change in control transaction is announced but is subsequently terminated or abandoned, on the date that is three months after first public announcement of such termination or abandonment, 100.0% of the Plan II bonus pool, equal to $1.5 million, will be allocated among the participants in Plan II as determined by the special committee. If a sale or change in control occurs within six months of payment of the Plan II bonus, then any change in control payment otherwise due to an executive pursuant to the terms of such participant’s employment agreement will be reduced by the amount of the Plan II bonus paid to such executive.

      In order to receive payment of an additional bonus under either Plan I or Plan II, each participant must be employed by Quintiles or a subsidiary of Quintiles on the applicable payment date. In addition, absent written consent of the special committee, if a participant has committed to a specific potential bidder in an exclusive or inappropriate manner, as determined by the special committee in its sole discretion, such participant will be excluded from participation in either aspect of the Special Bonus Plan.

      Indemnification and Insurance. Quintiles’ articles of incorporation and bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by North Carolina law. Quintiles also maintains directors’ and officers’ liability insurance for the benefit of such persons. In the merger agreement, Quintiles, as the surviving entity in the merger, has agreed to maintain or obtain officers’ and directors’ liability insurance covering the parties who currently or at the effective time of the merger are covered by Quintiles’ officers’ and directors’ liability insurance policies on terms not less favorable than those in effect on the date of the merger agreement in terms of coverage and amounts, subject to certain limitations stated in the merger agreement, and to continue in effect the indemnification provisions contained in Quintiles’ articles of incorporation and bylaws, in effect on the date of the merger agreement for a period of six years. See “THE MERGER AGREEMENT — Directors’ and Officers’ Indemnification and Insurance.”

      Acceleration of Stock Options. The merger agreement provides that immediately prior to the effective time of the merger, each outstanding option granted under any of Quintiles’ option plans will become fully vested and exercisable. The merger agreement also provides that any option to purchase Quintiles common stock (other than options held by Pharma Services and Merger Sub) that has not been exercised prior to completion of the merger will be canceled in exchange for the right to receive cash in an amount equal to the excess, if any, of $14.50 over the per share exercise price of the option, multiplied by the number of shares of common stock subject to the option, net of any applicable withholding taxes. The cash payment will be made upon or as soon as practicable after the holder surrenders all of the stock options held by the holder or delivers a written agreement or acknowledgment that all of the stock options held by the holder have been canceled as a result of the merger in exchange for the cash payment. Management employees and directors hold options to purchase Quintiles common stock, many of which have exercise prices below $14.50 per share and will be accelerated by the merger. As a result of the merger, options to purchase up to                          shares of Quintiles common stock held by Quintiles’ directors and executive officers (excluding options currently held by Dr. Gillings) may be cashed out. In the aggregate, Quintiles’ directors and executive officers (excluding options currently held by Dr. Gillings) may receive an aggregate payment of up to $                         as a result of their options being cashed out in the merger.

      Pharma Services has informed Quintiles that all options held by Dr. Gillings will be delivered to Pharma Services in exchange for equity securities of Pharma Services. Pharma Services has also informed Quintiles and selected members of senior management that Pharma Services will provide an opportunity to one director (not a member of the special committee) and approximately eight members of senior management (including certain executive officers) to exchange all or some portion of their options to purchase shares of Quintiles for equity securities of Pharma Services. Quintiles does not currently know which optionholders (other than Dr. Gillings) will deliver options to Pharma Services or how many options may be delivered or the value, if any, of any such options, if so delivered. Any persons who may exchange their options to purchase shares for equity securities of Pharma Services will not receive any consideration from Quintiles for any such options in connection with the merger.

Intent to Vote

      To Quintiles’ knowledge, each of Quintiles’ executive officers and directors (i) intends to vote all shares of Quintiles common stock he or she owns in favor of approval and adoption of the merger agreement, primarily for the reasons that motivated the special committee to recommend adoption and approval of the merger agreement, and (ii) does not intend to make a recommendation in support of or opposed to the merger, except for Dr. Gillings, who has made (and will continue to make) statements recommending the merger in press releases and other employee communications.

Estimated Fees and Expenses of the Merger

      Whether or not the merger is completed, except as provided in the merger agreement, legal fees and expenses incurred by or on behalf of Quintiles, Pharma Services and Merger Sub and their affiliates in connection with the merger will be paid by the party incurring the expense. If the merger is not completed, under certain circumstances described in “THE MERGER AGREEMENT — Expenses and Termination Fee,” Quintiles may be required to reimburse Pharma Services and Merger Sub for their out-of-pocket fees and expenses incurred in connection with the merger up to a maximum of $5.0 million, and pay Pharma Services a termination fee equal to $52.0 million. The estimated total fees and expenses to be incurred in connection with the merger are as follows (in thousands):

Hart-Scott-Rodino filing fee	$
Securities and Exchange Commission filing fee	$
Advisory fees and expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Proxy solicitor fees and expenses	$
Printing and mailing costs	$
Exchange agent fees and expenses	$
Financing fees and expenses	$

Total

      Except as set forth herein, none of Quintiles, Pharma Services or Merger Sub will pay any fees or commission to any broker, dealer or other person for soliciting proxies pursuant to the merger. Quintiles has retained [                              ] to act as exchange agent in connection with the merger. The exchange agent will receive reasonable and customary compensation for its services in connection with the merger, plus reimbursement for out-of-pocket expenses, and Quintiles will indemnify the exchange agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

      The expense of soliciting proxies from shareholders, as well as preparing and mailing the notice of special meeting, the proxy statement and the proxy card(s), will be paid by Quintiles. Quintiles has agreed to pay Georgeson a fee of $8,000 plus reasonable out-of-pocket expenses for assisting in the solicitation of proxies and to indemnify Georgeson against certain liabilities and expenses, including liabilities and expenses under the federal securities laws.

      These expenses will not reduce the merger consideration to be received by Quintiles shareholders in the merger.

Dissenters’ Rights

      As of the record date of the special meeting of shareholders, Quintiles common stock is designated as a national market system security on Nasdaq, which is an interdealer quotation system, by the National Association of Securities Dealers, Inc. Because Quintiles’ shareholders are receiving only cash for their shares, Section 55-13-02(c) of the North Carolina General Statutes provides that they are not entitled to dissenters’ rights or to obtain payment for their shares pursuant to the procedures set forth in Article 13 of Chapter 55 of the North Carolina General Statutes.

Material U.S. Federal Income Tax Consequences

      The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of Quintiles common stock whose shares are converted into the right to receive cash in the merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to Quintiles’ shareholders. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. The discussion applies only to United States Holders of shares of Quintiles common stock who hold such shares as capital assets and may not apply to shares of common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not apply to the exchange or cancellation of employee stock options), or to certain types of shareholders who may be subject to special treatment under the Code, such as broker-dealers, insurance companies, banks, other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, persons subject to the alternative minimum tax, persons who hold their shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their shares under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the United States dollar, expatriates and persons other than United States Holders. In addition, this discussion does not address any state, local, foreign or other tax consequences of the merger. This discussion may not be applicable to a holder of Quintiles common stock whose shares are converted into the right to receive cash in the merger but who continues to own an interest in Quintiles (directly or constructively taking into account shares owned by certain related persons).

      For purposes of this discussion, a “United States Holder” means a holder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered United States Holders for federal income tax purposes. If a partnership holds Quintiles common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

      We urge each holder of Quintiles common stock to consult his or her own tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

      Consequences of the Merger. The receipt of cash in exchange for shares of Quintiles common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of Quintiles common stock pursuant to the merger will recognize capital gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged. Such gain or loss will be long-term capital gain or loss provided that a holder’s holding period for such shares is more than 12 months at the time of consummation of the merger. Long-term capital gains of non-corporate taxpayers generally will be taxed at a rate not to exceed 15.0%. Capital gains recognized by corporate taxpayers will be subject to tax at the regular rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

      The receipt of cash in exchange for shares of Quintiles common stock pursuant to the merger may also be a taxable transaction under applicable state, local, foreign and other tax laws.

      Backup Withholding. Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of Quintiles common stock prior to completion of the merger, (2) provides a certification of foreign status on Form W-8BEN or successor form, or (3) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

      THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF QUINTILES COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM

OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Certain Legal Matters

      General. Except as described in this section, none of Quintiles, Pharma Services or Merger Sub is aware of any license or regulatory permit that appears to be material to the business of Quintiles that might be adversely affected by the merger, nor are they aware of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority required for the merger to occur that is not described in this proxy statement. Should any such approval or other action be required, Pharma Services and Merger Sub presently contemplate that such approval or other action will be sought. While Quintiles does not presently intend to delay the merger pending the outcome of any such matter (unless otherwise described in this proxy statement), there can be no assurance:

•	that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions;

•	that failure to obtain the approval or other action might not result in consequences adverse to Quintiles’ business; or

•	that there might be conditions to obtaining a required approval or action, including, without limitation, the divestiture of certain parts of Quintiles’ business.

See “THE MERGER AGREEMENT — Conditions to Completing the Merger,” below, for certain conditions to the merger, including conditions with respect to governmental actions.

      State Anti-Takeover Statutes. A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in those states, or whose business operations have substantial economic effects in those states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

      Pursuant to the North Carolina Shareholder Protection Act of the North Carolina Business Corporation Act, no business combination involving a corporation which has a class of securities registered under Section 12 of the Exchange Act and any entity that is the beneficial owner, directly or indirectly, of more than 20.0% of the corporation’s voting shares may be consummated unless the holders of 95.0% of the outstanding voting shares approve the business combination. This provision does not apply if the parties comply with certain requirements specified in the North Carolina Business Corporation Act relating to the value of the consideration paid in the business combination, the composition of the corporation’s board of directors, the disclosure to shareholders regarding the business combination and other procedural matters. Quintiles has opted out of, and is not subject to, the North Carolina Shareholder Protection Act.

      The North Carolina Control Share Acquisition Act of the North Carolina Business Corporation Act applies to a corporation that is incorporated in North Carolina and that has substantial assets in North Carolina, its principal place of business or a principal office within North Carolina, a class of securities registered under Section 12 of the Exchange Act and more than 10.0% of its shareholders resident in North Carolina or more than 10.0% of its shares held by North Carolina residents. The North Carolina Control Share Acquisition Act restricts the voting rights of a person who acquires “control shares” in a covered corporation. Control shares are shares that, when added to all other shares of the covered corporation beneficially owned by a person, would entitle that person to voting power equal to or greater than one-fifth, one-third or a majority of all voting power. Without shareholder approval by “disinterested shareholders,” the shares acquired by the acquiror have no voting rights. Quintiles has opted out of, and is not subject to, the North Carolina Control Share Acquisition Act.

      Merger Related Litigation. In October 2002, seven purported class action lawsuits were filed in Superior Court, Durham County, North Carolina by certain Quintiles shareholders seeking to enjoin the consummation of a transaction proposed by PSC to acquire all of Quintiles’ outstanding shares for $11.25 per share in cash. All of the lawsuits were subsequently transferred to the North Carolina Business Court. The lawsuits name as defendants Dr. Gillings, other members of the board of directors, Quintiles and, in some cases, PSC. The complaints allege, among other things, a breach of fiduciary duty by the directors with respect to the proposal. The complaints seek to enjoin the transaction proposed by PSC, and the plaintiffs seek to recover damages. On November 11, 2002, the special committee announced its rejection of the Revised Pharma Bid and its intention to investigate strategic alternatives available to Quintiles for purposes of enhancing shareholder value, including the possibility of a sale of Quintiles and alternatives that would keep Quintiles independent and publicly owned. On January 6, 2003, the North Carolina Business Court entered a Case Management Order consolidating all seven lawsuits for all purposes and staying the lawsuits until March 29, 2003 or until Quintiles provides notice of a change-of-control transaction involving Quintiles.

      On March 28, 2003, the Court entered an Order Maintaining the Status Quo, which continued its prior Case Management Order in all respects until the earlier of a date selected by the Court or until Quintiles provides the notice contemplated by the Case Management Order. On April 10, 2003, Quintiles and Pharma Services announced that they had entered into the merger agreement. Under the terms of the Case Management Order, Quintiles is required to give plaintiffs’ counsel and the Court notice of a change-of-control transaction involving Quintiles at least forty (40) days prior to the closing of such a transaction. Plaintiffs are required to serve an amended consolidated complaint within thirty (30) calendar days of the notice. Quintiles believes the original lawsuits are without merit and Quintiles intends to defend these claims vigorously. The scope or substance of any new or additional claims that might be asserted by plaintiffs in the pending litigation, or through independent actions by plaintiffs or any other shareholder, cannot be determined with certainty at this time, but it is possible that such claims could seek to challenge the fairness or adequacy of any transaction announced by Quintiles, including the merger, or the process employed by Quintiles or the special committee, or seek to enjoin it. In the event that plaintiffs’ elect to file any amended complaint, or in the event that any new litigation is filed, Quintiles will evaluate those claims and respond as appropriate.

      Antitrust or Competition Law Filings Required To Complete the Merger. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) under which the transaction cannot be completed until required information and documents are submitted to the United States Antitrust Division of the Department of Justice (“DOJ”) and the United States Federal Trade Commission (“FTC”) and the applicable waiting periods are terminated or expire. Bank One Corporation on behalf of Pharma Services and Quintiles made their respective filings under the HSR Act on May 16, 2003 and the FTC and DOJ granted early termination of the initial waiting period on May 27, 2003, thus completing their review of the transaction.

      Nevertheless, the DOJ or the FTC may challenge a merger on antitrust law grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, the DOJ or the FTC could take action under the United States antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or to obtain other structural or conduct relief. Other persons could also take action under the United States antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, whether or not the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest.

      In addition, Bank One Corporation on behalf of Pharma Services and Quintiles must file applicable competition filings in foreign jurisdictions and receive clearance prior to completing the merger, including the European Union and South Africa. Bank One Corporation on behalf of Pharma Services and Quintiles also made a joint competition filing in Brazil on May 6; clearance is not required in Brazil prior to closing. The parties to the merger anticipate making all other competition filings in June 2003. Each of these jurisdictions may challenge a merger on antitrust law grounds.

      The parties believe that the merger does not violate the United States antitrust laws or the laws of any other jurisdiction. Nevertheless, there can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, the parties will prevail.

      Other than as described above, neither Pharma Services nor Quintiles is aware of any other material competition law filing requiring approval prior to consummation of the merger.

THE MERGER AGREEMENT

      The following is a summary of the material provisions of the merger agreement and is qualified in its entirety by the merger agreement. The full text of the merger agreement is included in this proxy statement as Appendix A and is incorporated herein by reference. Shareholders are urged to read the entire merger agreement.

The Merger

      The merger agreement provides that, at the effective time of the merger, Merger Sub will merge with and into Quintiles. Upon completion of the merger, Merger Sub will cease to exist and Quintiles will continue as the surviving corporation and a wholly owned subsidiary of Pharma Services, under the name “Quintiles Transnational Corp.”

Effective Time of the Merger

      The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of North Carolina or at such other time as agreed upon by the parties and as is specified in the articles of merger, which time is referred to as the effective time. Quintiles and Merger Sub have agreed to file the articles of merger on the first business day following the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

Subsequent Actions

      After the effective time, the officers and directors of the surviving corporation will be authorized to execute and deliver, in the name and on behalf of either Quintiles or Merger Sub, all deeds, bills of sale, assignments and assurances and to do all things necessary or desirable to vest, perfect or confirm its right, title or interest in the rights, properties or assets of Quintiles, as the surviving corporation or otherwise to carry out the merger agreement.

Articles of Incorporation, Bylaws and Directors and Officers of Quintiles and the Surviving Corporation

      At the effective time of the merger:

•	the articles of incorporation of Quintiles, as amended and restated in the form attached to the merger agreement, will become the articles of incorporation of the surviving corporation;

•	the bylaws of Merger Sub in effect immediately before the effective time of the merger will become the bylaws of the surviving corporation;

•	the directors of Merger Sub immediately before the effective time will be the initial directors of the surviving corporation; and

•	the officers of Quintiles immediately before the effective time of the merger will remain the officers of the surviving corporation, except as Merger Sub may otherwise notify Quintiles in writing prior to the effective time.

Conversion of Common Stock

      At the effective time of the merger, each share of Quintiles common stock outstanding immediately before the effective time of the merger (other than shares held by Pharma Services, Merger Sub and any subsidiary of Quintiles) will be converted automatically into the right to receive $14.50 in cash payable to the holder thereof, without interest, less any applicable withholding taxes, such amount being referred to herein as the merger consideration. All shares so converted will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

      At the effective time of the merger, each share of common stock of Merger Sub outstanding immediately before the effective time of the merger will be converted into and exchanged for 1,250,000 fully paid and non-assessable shares of common stock of the surviving corporation.

Payment for Shares

      Before the effective time of the merger, Merger Sub will enter into an agreement with a bank or trust company, reasonably satisfactory to Quintiles, to act as exchange agent and receive the funds necessary for the payment of the merger consideration upon surrender of the certificates representing Quintiles common stock. The surviving corporation will pay all charges and expenses of the exchange agent. At the effective time, the surviving corporation will deposit with the exchange agent the aggregate merger consideration. Such funds will be invested by the exchange agent as directed by the surviving corporation, subject to certain restrictions regarding the security of such investments. Any interest or income produced by such investments will be payable to the surviving corporation.

      As soon as practicable after the effective time of the merger, the surviving corporation will cause the exchange agent to mail to each record holder of Quintiles common stock immediately prior to the effective time of the merger a letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration, net of any applicable withholding taxes. Until properly surrendered to the exchange agent with a properly executed letter of transmittal, each certificate will be deemed to represent only the right to receive the merger consideration relating thereto.

      If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the certificate is registered, it will be a condition of payment that (1) the certificate so surrendered be in proper form for transfer, and (2) the person requesting the payment pay any required transfer or other taxes or establish to the satisfaction of the surviving corporation or the exchange agent that the tax has been paid or is not applicable. If any certificate is lost, stolen or destroyed, upon delivery by the holder of an affidavit in lieu of the certificate and, if required by the surviving corporation, an indemnity bond of a reasonable amount, the exchange agent will pay the merger consideration applicable to such lost, stolen or destroyed certificate. No interest will be paid or accrued on the cash payable upon the surrender of any share certificate.

      Beginning 12 months after the effective time of the merger, the surviving corporation may cause the exchange agent to deliver to the surviving corporation all cash, certificates and other documents in its possession relating to the payment of the merger consideration. Thereafter, any holder of certificates representing shares outstanding before the effective time of the merger will be entitled to look only to the surviving corporation for payment of any merger consideration to which they may be entitled, without interest, subject to any applicable abandoned property, escheat or similar laws. None of Quintiles, the surviving corporation or the exchange agent or any employee, officer, director, agent or affiliate thereof will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

      At the effective time of the merger, the stock transfer books of Quintiles will be closed and there will not be any further registration of transfers of any shares of capital stock on the records of Quintiles. If, after the effective time of the merger, certificates for shares are presented to the surviving corporation, they shall be canceled and exchanged for the merger consideration.

Treatment of Options

      Immediately prior to the effective time of the merger, each outstanding option to purchase Quintiles common stock granted under any of Quintiles’ option plans will become fully vested and exercisable. Each stock option outstanding at the effective time of the merger (other than stock options held by Pharma Services and Merger Sub) will be canceled and converted into the right to receive an amount in cash equal to the excess, if any, of $14.50 over the per share exercise price of the option, multiplied by the number of shares of common stock subject to the option, net of any applicable withholding taxes. The cash payment will be made upon or as soon as practicable after the holder surrenders all of the Quintiles options held by the holder or delivers a written agreement or acknowledgment that all Quintiles options the holder holds have been canceled as a result of the merger in exchange for the cash payment.

      The offering period underway with respect to Quintiles’ 1999 Employee Stock Purchase Plan ended on the last day of Quintiles’ last full payroll period on or before April 10, 2003 and all payroll withholdings for such period will be returned to the participating employee.

Dissenters’ Rights

      As long as Quintiles common stock is traded on a national securities exchange or the Nasdaq Stock Market, or is held of record by at least 2,000 shareholders, in each case, as of the record date for the special meeting, then no holders of shares will be entitled to rights of dissent and appraisal pursuant to Article 13 of Chapter 55 of the North Carolina General Statutes.

Representations and Warranties

      The merger agreement contains various representations and warranties by Pharma Services and Merger Sub to Quintiles, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of Pharma Services and Merger Sub;

•	the necessary corporate power and authority of Pharma Services and Merger Sub to carry on their business;

•	the capital structure of Merger Sub;

•	the requisite corporate power and authority of Pharma Services and Merger Sub to enter into the merger agreement and to complete the merger;

•	the due execution and delivery of the merger agreement by Pharma Services and Merger Sub;

•	the validity and binding effect of the merger agreement on Pharma Services and Merger Sub;

•	the absence of any conflicts between the merger agreement and the merger on the one hand and the organizational documents, properties, assets and contracts of Pharma Services and Merger Sub on the other hand;

•	the absence of the necessity for waivers, consents, approvals or authorizations from government entities in connection with the merger agreement or the merger;

•	the truthfulness and completeness of the Debt Commitment Letter and the Equity Commitment Letter from One Equity and sufficiency thereof to fund the payment of a portion of the aggregate merger consideration;

•	the solvency of Pharma Services and Merger Sub on the date of the agreement and as of the effective time of the merger;

•	the absence of any claim, action, suit, proceeding or investigation against Pharma Services or Merger Sub;

•	the beneficial ownership of less than 10.0% of any class of securities of Quintiles by Pharma Services or Merger Sub, together with their respective affiliates;

•	the purpose for which Pharma Services and Merger Sub were formed and the limited operations of each of them; and

•	the fees or commissions payable to any broker, finder or investment banker in connection with the transactions contemplated by the merger agreement.

      Some of the representations and warranties listed above will not be considered breached unless the breach of the representation or warranty would have a material adverse effect on the ability of Pharma Services or Merger Sub to perform their respective obligations under the merger agreement.

      The merger agreement also contains various representations and warranties made by Quintiles to Pharma Services and Merger Sub, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of Quintiles;

•	the requisite corporate power and authority of Quintiles to carry on its business as currently conducted and of its significant subsidiaries to own, lease and operate their respective assets and properties and to carry on their respective businesses;

•	the absence of any material violation by Quintiles and its significant subsidiaries of their organizational documents;

•	the capital structure of Quintiles and its subsidiaries;

•	the absence of agreements relating to its capital stock to which Quintiles or any of its subsidiaries is a party;

•	Quintiles’ ownership of equity interests in other entities;

•	the due organization, valid existence, good standing and capital structure of Quintiles’ significant subsidiaries;

•	payment of dividends by Quintiles or any of its subsidiaries;

•	the necessary corporate power and authority of Quintiles to enter into the merger agreement and to complete the merger;

•	the due execution and delivery of the merger agreement by Quintiles;

•	the validity and binding effect of the merger agreement on Quintiles;

•	the absence of any conflicts between the merger agreement and the merger, on the one hand, and the organizational documents, properties and assets of Quintiles, on the other hand;

•	the effect of the merger agreement and merger on the material contracts and material leases of Quintiles and its subsidiaries;

•	the absence of the necessity for waivers, consents, approvals or authorizations from government entities in connection with the merger agreement or the merger;

•	the adequacy and truthfulness of the reports filed by Quintiles with the Securities and Exchange Commission;

•	the preparation and fair presentation of the audited consolidated financial statements of Quintiles;

•	the delivery, adequacy and truthfulness (as of the filing date) of documents filed with the Securities and Exchange Commission between the date of the merger agreement and the effective time of the merger;

•	the absence of certain changes from December 31, 2002 to April 10, 2003;

•	the absence of any claim, action, suit, proceeding or investigation against Quintiles, its subsidiaries and officers and directors of Quintiles or any of its subsidiaries;

•	the material employee benefit plans of Quintiles and its subsidiaries and the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder;

•	real estate matters regarding both leased and owned real property;

•	intellectual property matters;

•	insurance matters;

•	environmental matters;

•	the validity, binding effect and enforceability of certain material contracts of Quintiles and its subsidiaries and the absence of violations, breaches or defaults thereunder;

•	compliance with laws and regulations;

•	adequacy of permits, licenses and other authorizations;

•	tax matters;

•	the inapplicability of Quintiles’ shareholder rights plan to the merger;

•	the inapplicability of anti-takeover statutes or regulations to the merger;

•	the fees or commissions payable to any broker, finder or investment banker in connection with the transactions contemplated by the merger agreement;

•	delivery of all agreements with Morgan Stanley and no amendments or revisions to such agreements;

•	the determination, approval and recommendation of the special committee and the board of directors;

•	the receipt of an opinion from the special committee’s financial advisor as to the fairness of the merger consideration to certain holders of Quintiles common stock;

•	the absence of undisclosed liabilities of Quintiles and its subsidiaries;

•	the vote required to approve the merger agreement and the transactions contemplated thereby;

•	the absence of adverse changes in customer relationships since January 1, 2003;

•	the absence of related party transactions that would need to be disclosed to the Securities and Exchange Commission since January 1, 2002; and

•	employee relations and labor matters.

      Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has had or would reasonably be expected to have a material adverse effect on Quintiles. For purposes of the merger agreement, material adverse effect refers to any change, event or effect that is or would reasonably be expected to be materially adverse to the business, operations, financial condition or results of operations of Quintiles (including Quintiles, as the surviving corporation) and its subsidiaries, taken as a whole and as conducted on April 10, 2003, except for any such change, event or effect constituting, resulting from or arising out of:

•	changes, events or developments in or affecting the pharmaceutical, biotechnology, healthcare, contract research, contract sales, drug development and healthcare informatics industries generally, including changes in the use, adoption or non-adoption of technologies or industry standards, which in each case, do not have a materially disproportionate effect on Quintiles and its subsidiaries, taken as a whole;

•	any failure by Quintiles to meet analysts’ published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement which would not otherwise be the result of a material adverse effect (it being understood that the changes, events or developments giving rise or contributing to such failure may be taken into account in determining whether there has been, or will be, a material adverse effect);

•	changes, events or developments in the financial or securities markets generally, or the economy in general, which, in each case, do not have a materially disproportionate effect on Quintiles and its subsidiaries, taken as a whole;

•	any change of law occurring after April 10, 2003;

•	changes in foreign currency rates;

•	any adverse change relating to changes in U.S. generally accepted accounting principles as in effect on April 10, 2003;

•	the negotiation, announcement, execution, delivery, performance, consummation or anticipation of the transactions contemplated by, or compliance with the merger agreement and the transactions contemplated thereby; or

•	any court or governmental actions or orders which in any manner challenge, seek to prevent, enjoin, alter or delay, or seek damages as a result of or in connection with the transactions contemplated by the merger agreement.

      None of the representations and warranties in the merger agreement will survive after the completion of the merger.

Conduct of Business Pending the Merger

      Until the effective time of the merger and unless otherwise contemplated by the merger agreement, subject to certain identified exceptions, Quintiles (i) must conduct its business in the ordinary course consistent with past practice, and (ii) has agreed that neither it nor any of its subsidiaries will take any of the following actions:

•	amend their respective articles of incorporation or bylaws or the Quintiles’ shareholder rights plan;

•	authorize, issue, grant, sell, pledge or otherwise dispose of any shares of, or any options, warrants or rights of any kind to acquire or sell, any securities of Quintiles or its subsidiaries, except for (i) the issuance of shares upon the exercise of stock options outstanding as April 10, 2003 in accordance with their present terms, and (ii) issuances in accordance with the Quintiles’ shareholder rights plan except for the merger;

•	split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution in respect of its capital stock;

•	redeem, purchase or otherwise acquire any securities of Quintiles or its subsidiaries;

•	create, incur or assume any indebtedness in excess of $10.0 million in the aggregate, except refinancing of existing obligations on terms that are no less favorable than the existing terms;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person in amounts in excess of $10.0 million in the aggregate;

•	make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than (w) to Quintiles or a wholly owned subsidiary of Quintiles, (x) customary travel, relocation or business advances to employees, (y) such expenditures as are included in Quintiles’ capital budget for 2003 and (z) such other items as do not exceed $10.0 million individually or $50.0 million in the aggregate);

•	acquire all or substantially all of the stock or assets of, or merge or consolidate with, any other entity or group of entities for an amount that exceeds $10.0 million individually or $50.0 million in the aggregate;

•	settle any claim, action, litigation or other judicial or administrative proceeding, directly or indirectly, against Quintiles or any of its subsidiaries in amounts in excess of $10.0 million in the aggregate (excluding any amounts that are covered by insurance policies of Quintiles or its subsidiaries, as applicable);

•	sell, transfer, mortgage, pledge or otherwise dispose of or encumber any assets or properties material to Quintiles and its subsidiaries other than to secure debt permitted under the merger agreement;

•	increase in any manner the compensation of any officers or employees of Quintiles or its subsidiaries, other than pursuant to agreements in effect on April 10, 2003 or in the ordinary course of business consistent with past practice;

•	enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other employee benefit plan or arrangement of Quintiles or any of its subsidiaries, other than pursuant to the terms of agreements in effect on April 10, 2003 or in the ordinary course of business consistent with past practice;

•	cancel, amend, modify, terminate, or waive any Quintiles’ material contract which cancellation, modification, termination, or grant of waiver, individually or in the aggregate, has a material adverse effect;

•	make any change in the tax elections or accounting methods made by Quintiles or any of its subsidiaries, where such tax election or change in accounting method individually or in the aggregate, has a material adverse effect for any period or periods on the settlement or compromise of any material income tax liability of Quintiles and its subsidiaries;

•	adopt any new shareholder rights or similar plans;

•	take any action that would cause Quintiles common stock, at the record date for the special meeting, not to be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•	agree in writing or otherwise to take any of the actions described above.

Limitation on Soliciting Transactions

      Upon execution of the merger agreement, Quintiles agreed to immediately cease, and to cause its subsidiaries and the officers, directors, employees, agents, advisors and representatives of Quintiles and its subsidiaries to cease, any existing activities, discussions or negotiations with any parties with respect to any acquisition proposal and agreed not to (i) solicit, initiate, knowingly encourage, or take any other action to knowingly facilitate any inquiries regarding, or the submission of, any acquisition proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal.

      Notwithstanding the foregoing, if at any time prior to the effective time of the merger the board of directors or the special committee determines in good faith, after consulting with and considering advice from its financial advisors and outside counsel, that the failure to do so would create a reasonable likelihood of a breach of their duties as directors to Quintiles’ shareholders, Quintiles may, in response to an unsolicited bona fide acquisition proposal from a third party (other than Pharma Services or Merger Sub) that the board of directors or the special committee concludes is reasonably likely to result in a superior proposal, (x) furnish information to such party pursuant to a confidentiality agreement that is not more favorable to such third party than the confidentiality agreement entered into with GFM and (y) participate in negotiations regarding such acquisition proposal.

      As used in the merger agreement, “acquisition proposal” means any inquiry, proposal or offer, whether in writing or otherwise, pursuant to which a third party acquires or would acquire, directly or indirectly, beneficial ownership of 10.0% or more of the assets of Quintiles and its subsidiaries (taken as a whole) or 10.0% or more of any class of equity securities of Quintiles pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to Quintiles, including any single or multi-step transaction or series of related transactions, which is structured to permit such third party to acquire beneficial ownership of 10% or more of the assets of Quintiles and its subsidiaries (taken as a whole), or 10.0% or more of the equity interest in Quintiles.

      In addition, except as provided below, neither the board of directors nor the special committee will:

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Pharma Services or Merger Sub, the approval or recommendation by the board of directors or the special committee of the merger agreement or the transactions contemplated thereby, including the merger;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•	enter into any agreement with respect to any acquisition proposal.

      Notwithstanding the foregoing or any other provision contained in the merger agreement, in the event that prior to the effective time of the merger, Quintiles receives a superior proposal and the board of directors or the special committee determines in good faith, after consulting with and considering advice from its financial advisors and outside counsel, that the failure to do so would create a reasonable likelihood of a breach of their duties as directors to Quintiles’ shareholders, the board of directors or the special committee may (x) withdraw or modify its approval or recommendation of the merger agreement or the merger or (y) approve or recommend a superior proposal.

      Prior to taking such action, Quintiles will in good faith cooperate and negotiate with Pharma Services, on a non-exclusive basis, for at least a period of 72 hours following delivery of written notice to Pharma Services, with the intent of enabling the parties to agree to a modification of the terms and conditions of the merger agreement so that the merger can be consummated. The written notice must advise Pharma Services that the board of directors has received a superior proposal, specify the material terms and conditions of the superior proposal and identify the person making such superior proposal.

      For purposes of the merger agreement, a superior proposal means any acquisition proposal (but changing references to the 10.0% amounts in the definition thereof to 51.0%) on terms which the board of directors and the special committee determine in their good faith judgment (after consultation with their advisors) is reasonably likely to be consummated and would, if consummated, be more favorable to the shareholders of Quintiles entitled to receive the merger consideration than the merger (taking into account any factors relating to such proposed transaction deemed relevant by the board of directors and the special committee).

      In addition to its other obligations, Quintiles is required to (i) advise Pharma Services orally and in writing, promptly, but in no event later than 24 hours after the receipt of an acquisition proposal, of the material terms and conditions of such acquisition proposal and the identity of the person making such acquisition proposal, (ii) promptly, but in no event later than 24 hours after receipt thereof, provide to Pharma Services any non-public information provided to such person that was not previously provided to Pharma Services and (iii) keep Pharma Services informed on a prompt basis of any material developments relating to any acquisition proposal no later than 24 hours after such development.

      The board of directors or the special committee may take and disclose to the shareholders of Quintiles a position required by Rule 14e-2 under the Exchange Act (provided that no such position can be a favorable recommendation of such transaction if it does not constitute a superior proposal) or make any other disclosure to Quintiles’ shareholders as, in the good faith judgment of the board of directors, after consultation with outside counsel, is required by applicable law, without violating any limitations on soliciting transactions in the merger agreement.

Preparation of Proxy Statement; Shareholders Meeting

      As promptly as practicable, Quintiles will call and hold a special meeting of its shareholders to consider and approve the merger agreement and the transactions contemplated thereby, including the merger, and will use its best efforts to hold such special meeting as promptly as practicable after the date on which the Securities and Exchange Commission clears its proxy statement. Quintiles, Pharma Services and Merger Sub are also required to cooperate and prepare and file with the Securities and Exchange Commission, and use their respective commercially reasonable efforts to, have cleared by the Securities and Exchange Commission, a proxy statement meeting the applicable requirements of the Exchange Act.

      Quintiles has agreed that such proxy statement will not, at the time the proxy statement (or any amendment or supplement thereto) is filed with the Securities and Exchange Commission or first sent to shareholders, and at the time of the special meeting or at the effective time of the merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is made, or will be made, by Quintiles with respect to information supplied by Pharma Services, Merger Sub or any of their respective officers, directors, representatives, agents or employees or Dr. Gillings (that relates to him or that is required to be included herein as a result of his status as an affiliate of Quintiles).

      Each of Pharma Services and Merger Sub has agreed that none of the information supplied by Pharma Services or Merger Sub, or any of their respective officers, directors, representatives, agents or employees, for inclusion in the proxy statement, or in any amendments thereof or supplements thereto, at the time the proxy statement (or any amendment or supplement thereto) is filed with the Securities and Exchange Commission or first sent to shareholders, and at the time of the special meeting or at the effective time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading. However, no representation, warranty or covenant has been made, or will be made, by Pharma Services or Merger Sub with respect to information supplied by Quintiles or any of its officers, directors, representatives, agents or employees.

Access to Information; Confidentiality; Notification

      Prior to the effective time of the merger, Quintiles has agreed to afford and to use commercially reasonable efforts to cause its subsidiaries to afford to Pharma Services and its accountants, counsel, financial advisors and other representatives, during normal business hours and upon reasonable notice, access to all of their respective properties, books, contracts, commitment and records and to furnish such information concerning its businesses, properties and personnel as Pharma Services reasonably requests; provided, however, such access does not unreasonably disrupt Quintiles’ or its subsidiaries’ respective operations and must be conducted in accordance with the procedures established by Quintiles. All non-public information provided to, or obtained by, Pharma Services or Merger Sub in connection with the transactions contemplated by the merger agreement is subject to the terms of a confidentiality agreement previously entered into by Quintiles and GFM.

      Quintiles is not required to provide any information which it reasonably believes it may not provide to Pharma Services by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which Quintiles or any of its subsidiaries is required to keep confidential by reason of contract, agreement or other obligation to third parties.

      If Pharma Services or Merger Sub discovers any breach of any representation or warranty contained in the merger agreement the nature of which would cause the conditions to the obligations of Quintiles relating to the representations and warranties described below not to be satisfied or any circumstance or condition that upon the effective time of the merger would constitute such a breach, Pharma Services is required to promptly inform Quintiles. If Quintiles discovers any breach of any representation or warranty contained in the merger agreement, the nature of which would cause the condition to the obligations of Pharma Services and Merger Sub relating to representations and warranties described below to not be satisfied, or any circumstance or condition that upon the effective time would constitute such a breach, Quintiles is required to promptly inform Pharma Services.

Public Announcements

      The parties have agreed to consult with one another regarding, and provide one another a meaningful opportunity to review and comment upon, any press releases, public communications or filings regarding the merger.

Approvals and Consents; Reasonable Best Efforts; Cooperation

      Pharma Services, Merger Sub and Quintiles have agreed to promptly apply for and use their reasonable best efforts to obtain all consents, approvals, authorizations and clearances of any government entity and third party necessary to complete the merger. The parties also have agreed to provide any information and communications requested by governmental entities and to assist and cooperate with one another to obtain any reasonably necessary permits or clearances of governmental entities and to prepare any document or other information reasonably required by such governmental entities.

      Pharma Services, Merger Sub and Quintiles have agreed to use their reasonable best efforts and to do all things necessary, proper or advisable under applicable laws, regulations or otherwise to consummate the merger as promptly as practicable, including:

•	filing as soon as practicable a Notification and Report Form under the HSR Act and any other form or report required by any other governmental entity relating to antitrust, competition, or trade regulation matters;

•	promptly applying for, diligently pursuing through to completion and using reasonable best efforts to obtain all consents, approvals, authorizations, permits and clearances of any governmental entities and third parties required to consummate the merger;

•	providing information and communications to governmental entities as they may reasonably request;

•	effecting all necessary registrations, filings and submissions and using reasonable best efforts to have lifted any injunction, order or decree of a court or other governmental entity or other legal bar to consummation of the merger, including through all possible appeals;

•	executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the merger and fully carry out the purposes of the merger agreement;

•	assisting and cooperating with each other to obtain all permits and clearances of governmental entities that are necessary, and preparing any document or other information reasonably required to consummate the merger; and

•	not taking any action that would reasonably be expected to materially adversely affect or materially delay the consummation of the merger.

      In addition, each of the parties has agreed to:

•	respond as promptly as practicable to any reasonable inquiries or requests received from any governmental entity for additional information or documentation;

•	promptly notify the other parties of any written communication from any governmental entity and, subject to applicable law, permit the other parties to review in advance any proposed written communication to any governmental authority (and consider in good faith the views of the other parties in connection therewith); and

•	furnish the other parties with copies of all material correspondence, filings, and communications between them and any governmental entity with respect to the merger agreement and the merger.

      However, no party is obligated to disclose to another party any information or documentation that would constitute, in the reasonable belief of the disclosing party, competitively sensitive confidential information or documentation.

      With respect to the HSR Act or any relevant foreign antitrust authority, Pharma Services and Merger Sub will divest and/or agree to divest assets to an entity or entities satisfactory to the relevant governmental entity, in order to permit the consummation of the merger at its own expense, and with no reduction in the aggregate merger consideration payable for the shares of Quintiles common stock. Pharma Services has agreed to pay any filing fees required to be paid in connection with the HSR Act and any relevant foreign antitrust authority.

      In addition to the other obligations set forth in the merger agreement, Quintiles will cooperate with Pharma Services and Merger Sub in connection with their arrangement of, and negotiation of agreements with respect to, the debt financing (and any substitutions or replacements thereof) or any alternative debt financing or alternative equity financing, including by making available to Pharma Services and Merger Sub and such financing sources and their representatives, personnel (including for participation in road shows), documents and information of Quintiles and its subsidiaries as may reasonably be requested by Pharma Services or Merger Sub or such financing sources and, if applicable, by similarly cooperating with financing sources in connection with the offering and/or syndication of any such financing.

Directors’ and Officers’ Indemnification and Insurance

      The surviving corporation (or Quintiles if the merger does not occur) is required, for a period of six years following the effective time of the merger, to the fullest extent permitted under applicable law, to indemnify and hold harmless, each director, officer, employee, fiduciary and agent of Quintiles or any of its subsidiaries (collectively, the “indemnified parties”) on the date of the merger agreement or at the effective time of the merger from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action arising out of or pertaining to the transactions contemplated by the merger agreement, and in the event of any such action (whether arising before or after the effective time of the merger), (i) Quintiles or the surviving corporation will pay the reasonable fees and expenses of one counsel selected by the indemnified parties, which counsel must be reasonably satisfactory to Quintiles or the surviving corporation, and (ii) Quintiles and the surviving corporation will cooperate in the defense of any such matter; provided, however, that neither Quintiles nor the surviving corporation will be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld or delayed).

      For a period of six years following the effective time of the merger, Quintiles, as the surviving corporation, is required to maintain officers’ and directors’ liability insurance covering the indemnified parties on terms not less favorable than Quintiles’ insurance existing on April 10, 2003, in terms of coverage and amount. However, if the annual premiums for such insurance exceed 300.0% of Quintiles’ annual premium as of April 10, 2003, then the surviving corporation is only required to provide the maximum coverage then available at an annual premium equal to 300.0% of Quintiles’ annual premium as of April 10, 2003. The surviving corporation is also required to continue in effect the indemnification provisions provided by the restated articles and the restated bylaws of Quintiles as of April 10, 2003 for at least six years following the effective time of the merger.

      The indemnification obligations set forth in the merger agreement survive consummation of the merger and are intended to be for the benefit of and to grant third party rights to the indemnified parties. If the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving entity or (ii) transfers all or substantially all of its properties and assets to another entity, then proper provision must be made so that the successors and assigns of the surviving corporation assume the indemnification obligations set forth in the merger agreement.

      Following the effective time of the merger, Pharma Services and the surviving corporation have jointly and severally agreed to pay all reasonable expenses, including reasonable attorney fees, that may be incurred by the indemnified parties in enforcing the indemnity obligations set forth in the merger agreement.

Employee Benefits Matters

      Following the effective time of the merger, Pharma Services or its affiliates have agreed to be solely responsible for and will honor and satisfy all liabilities with respect to Quintiles’ benefit plans pursuant to the terms of such plans, the terms of the merger agreement and applicable law. Until the first anniversary of the effective time of the merger, Pharma Services or its affiliates have agreed to provide the employees of the surviving corporation and their dependents with an employee benefit program providing welfare and pension benefits that in the aggregate are substantially comparable to the welfare and pension benefits provided to such persons immediately prior to the effective time of the merger under the applicable terms of Quintiles’ benefit plans. Subject to the foregoing, Pharma Services and its affiliates may amend or terminate any of Quintiles’ benefit plans after the effective time of the merger, subject to their terms and applicable law.

Financing

      In the event that either the Debt Commitment Letter or the Equity Commitment Letter from One Equity are terminated but the conditions set forth in the merger agreement are otherwise satisfied (other than conditions that can only be satisfied at closing), each of Pharma Services and Merger Sub have agreed to use their commercially reasonable efforts to obtain alternative debt funding in an amount equal to the amount to be provided pursuant to the Debt Commitment Letter and alternative equity funding in an amount equal to the amount to be provided pursuant to the Equity Commitment Letter of One Equity in each case, on terms and conditions substantially comparable to those provided in such Debt Commitment Letter and such Equity Commitment Letter, as applicable.

      Pharma Services or Merger Sub have agreed to promptly disclose to the special committee, any amendment, modification, termination or cancellation of the commitment letters, or any information (other than information which is known generally in the financial markets) which becomes known to Pharma Services, Merger Sub, One Equity or any of their respective officers and directors that makes any such person believe that it will be unlikely that the debt or equity financing will be obtained on the terms set forth in the commitment letters. Neither Pharma Services nor Merger Sub nor any of their respective officers and directors will knowingly attempt, directly or indirectly, to induce or encourage Citigroup or One Equity or any other applicable entity not to fund any of the financing provided for in the Debt Commitment Letter or Equity Commitment Letter of One Equity.

Conditions to Completing the Merger

      Conditions to Each Party’s Obligation. The obligations of Quintiles, Pharma Services and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions, on or prior to the effective time of the merger:

•	the merger agreement must have been approved by the requisite vote of the holders of the outstanding shares of Quintiles common stock entitled to vote;

•	any applicable waiting periods under the HSR Act must have expired or been terminated, the requirements of any relevant foreign antitrust authority must have been satisfied and all consents, approvals and actions of, filings with, and notices to all governmental entities required of Pharma Services or Quintiles or any of their subsidiaries in connection with the merger must have been obtained, except for those that do not, individually or in the aggregate, have a material adverse effect on Quintiles or Pharma Services if not obtained; and

•	no governmental order or laws can be in effect that restrains, enjoins or otherwise prohibits the merger and no governmental entity can have instituted a proceeding which continues to be pending seeking any such order.

      Conditions to Quintiles’ Obligation. The obligation of Quintiles to complete the merger is subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the merger:

•	Pharma Services and Merger Sub must have performed and complied with in all material respects all agreements and covenants required to be performed and complied with by them prior to or at the closing of the merger under the merger agreement; and

•	the representations and warranties of Pharma Services and Merger Sub set forth in the merger agreement must be true and correct in all respects as of the closing date of the merger, except as would not have a material adverse effect on the ability of Pharma Services or Merger Sub to perform their respective obligations under the merger agreement.

      Conditions to Pharma Services’ and Merger Sub’s Obligations. The obligations of Pharma Services and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the merger:

•	Quintiles must have performed and complied with all material respects all agreements and covenants required to be performed or complied with by it prior to or at the closing of the merger under the merger agreement;

•	Quintiles’ representations and warranties with respect to capital structure, corporate power and authority, the shareholder rights agreement, takeover statutes, recommendation of the special committee and the board of directors, and the required shareholder vote must be true and correct in all material respects as of the closing date of the merger; Quintiles’ representations and warranties with respect to the absence of the occurrence of a material adverse effect since December 31, 2002, must be true and correct in all respects; all other representations and warranties of Quintiles must be true and correct, except as would not, individually or in the aggregate, have a material adverse effect on Quintiles and the representation and warranty that from December 31, 2002 to April 10, 2003 no other change, event or development that, individually or in the aggregate, has or had a material adverse effect on Quintiles must be true and correct in all respects;

•	Pharma Services and Merger Sub must have obtained the proceeds of the financing contemplated by the Debt Commitment Letter and Equity Commitment Letter of One Equity or alternative financing as contemplated by the merger agreement; and

•	Since April 10, 2003, there must not have occurred any material adverse effects, as defined above. See “— Representations and Warranties.”

Termination

      The parties may agree by mutual written consent to terminate the merger agreement at any time before the effective time of the merger.

      In addition, any party may terminate the merger agreement before the effective time of the merger if:

•	a court or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order or action is final and non-appealable;

•	the shareholders do not approve the merger by the requisite vote, provided this right to terminate is not available to any party whose action, failure to act or breach of any provision of the merger agreement is a principal cause of the failure of the shareholders to approve the merger; or

•	the merger is not completed by October 30, 2003 for any reason, provided that this right to terminate is not available to any party whose action or failure to act is a principal cause of or has resulted in the failure of the merger to occur on or before such date.

      Quintiles may terminate the merger agreement if, other than as a result of a material breach by Quintiles of any of its obligations under the merger agreement, (i)(a) any of the representations and warranties of Pharma Services and Merger Sub contained in the merger agreement fail to be true and correct such that the condition to the obligation of Quintiles to consummate the merger relating to the representations and warranties of Pharma Services and Merger Sub is not satisfied, or (b) Pharma Services and Merger Sub have breached or failed to comply with any of their respective obligations under the merger agreement such that the condition to the obligation of Quintiles to consummate the merger relating to such compliance and performance by Pharma Services and Merger Sub is not satisfied, and (ii) such breach or failure described above cannot be cured or, if curable, continues unremedied for a period of 45 days after Pharma Services has received written notice from Quintiles.

      Quintiles may also terminate the merger agreement if the board of directors or the special committee authorizes Quintiles to enter into an acquisition agreement with respect to any superior proposal; provided, however, that Quintiles may only exercise this right to terminate the merger agreement if Quintiles has complied with its obligations under the non-solicitation section of the merger agreement.

      Pharma Services or Merger Sub may terminate the agreement, if, other than as a result of a material breach by Pharma Services or Merger Sub of their obligations under the merger agreement, (i)(a) Quintiles’ representations and warranties with respect to capital structure, corporate power and authority, the shareholder rights agreement, takeover statutes, recommendation of special committee and board of directors or the vote required fail to be true and correct in all material respects as of the closing date of the merger, Quintiles representations and warranties with respect to the absences of the occurrence of a material adverse effect since December 31, 2002 fail to be true and correct in all respects or any of the other representations and warranties of Quintiles fail to be true and correct, except as does not, individually or in the aggregate, have a material adverse effect on Quintiles, or (b) Quintiles has breached or failed to comply with any of its obligations under the merger agreement such that the condition to the obligations of Pharma Services and Merger Sub to consummate the merger relating to such compliance and performance by Quintiles is not satisfied, and (ii) such breach or failure cannot be cured or, if curable, continues unremedied for a period of 45 days after Quintiles has received written notice from Pharma Services.

      Pharma Services or Merger Sub may also terminate the merger agreement if (i) the board of directors or the special committee (w) withdraws or modifies in a manner adverse to Pharma Services and Merger Sub its approval or recommendation of the merger agreement or the merger or states publicly its intent to do so, (x) approves or recommends any superior proposal to the shareholders of Quintiles or states publicly its intent to do so, or (y) fails to recommend against the acceptance of any tender or exchange offer that constitutes an acquisition proposal within 10 business days from the commencement thereof (including, without limitation, be means of taking no position with respect to the acceptance thereof by the shareholders) or (z) resolves to take any of the foregoing actions, or (ii) Quintiles enters into an acquisition agreement with respect to any superior proposal or is specifically authorized to do so by the board of directors or the special committee.

      Subject to limited exceptions set forth in the merger agreement, including the survival of any obligations to pay the termination fee and expenses and any liabilities a party may have for breach of any of its representations, warranties, covenants or agreements, if the merger agreement is terminated, then it will be of no further force or effect and there will be no liability or obligations on the part of Pharma Services, Merger Sub or Quintiles or their respective officers or directors.

Expenses and Termination Fee

      Except for the termination fee set forth in the merger agreement, all fees, costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such fees, costs and expenses.

      Quintiles has agreed to pay Pharma Services all out-of-pocket costs, fees and expenses of Pharma Services and Merger Sub incurred in connection with the merger agreement up to an aggregate of $5.0 million and a termination fee of $52.0 million, if the merger agreement is terminated:

•	by Pharma Services or Merger Sub because the shareholders failed to approve the merger and prior to such termination Quintiles or the special committee has received an acquisition proposal to acquire at least 51.0% of Quintiles or such an acquisition proposal has been publicly announced and within 12 months of such termination Quintiles enters into an agreement with respect to any acquisition proposal to acquire at least 51.0% of Quintiles or any such acquisition proposal is consummated within 12 months of such termination;

•	by Pharma Services or Merger Sub because of a breach of a representation or warranty or failure to perform its obligations under the merger agreement and prior to such termination Quintiles or the special committee has received an acquisition proposal to acquire at least 51.0% of Quintiles or such an acquisition proposal has been publicly announced and within 12 months of such termination Quintiles enters into an agreement with respect to any acquisition proposal to acquire 51.0% of Quintiles or any such acquisition proposal is consummated within 12 months of such termination;

•	by Pharma Services or Merger Sub because (i) the board of directors or the special committee (w) withdraws or modifies in a manner adverse to Pharma Services and Merger Sub its approval or recommendation of the merger agreement or the merger or states publicly its intent to do so, (x) approves or recommends any superior proposal to the shareholders of Quintiles or states publicly its intent to do so, (y) fails to recommend against the acceptance of any tender or exchange offer that constitutes an acquisition proposal within 10 business days from the commencement thereof (including, without limitation, be means of taking no position with respect to the acceptance thereof by the shareholders), or (z) resolves to take any of the foregoing actions, or (ii) Quintiles enters into an acquisition agreement with respect to any superior proposal or is specifically authorized to do so by the board of directors or the special committee;

•	by Quintiles because the shareholders failed to approve the merger or because the merger has not been consummated by October 30, 2003 and prior to such termination Quintiles or the special committee has received an acquisition proposal to acquire at least 51.0% of Quintiles or such an acquisition proposal has been publicly announced and within 12 months of such termination Quintiles enters into an agreement with respect to any acquisition proposal to acquire 51.0% of Quintiles or any such acquisition proposal is consummated within 12 months of such termination; or

•	by Quintiles if the board of directors or the special committee authorizes Quintiles to enter into an acquisition agreement with respect to any superior proposal.

Specific Performance

      The parties to the merger agreement have agreed that irreparable damage would occur in the event that any provision of the merger agreement is not performed in accordance with its terms and that the parties will be entitled to specific performance of the terms of the merger agreement in addition to any other remedy at law or equity.

Amendment

      The merger agreement may be amended only by written agreement of Pharma Services, Merger Sub and Quintiles (with the consent of the special committee) at any time prior to the effective time of the merger. After the merger agreement is approved and adopted by Quintiles’ shareholders, no amendment may be made which would reduce the amount or change the type of consideration that the shares of Quintiles common stock will be converted into at the effective time of the merger.

Waiver

      At any time prior to the effective time of the merger, any party to the merger agreement may (with the consent of the special committee in the case of Quintiles), (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any agreement or condition contained in the merger agreement. Any extension or waiver must be in writing. The failure of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights.

Assignment

      The merger agreement may not be assigned by any party by operation of law or otherwise.

INFORMATION ABOUT QUINTILES

      Quintiles provides a full range of integrated product development and commercial development services to the pharmaceutical, biotechnology and medical device industries. Quintiles also provides market research services and strategic analyses to support healthcare decisions and healthcare policy consulting to governments and other organizations worldwide. Quintiles provides a broad range of contract services to help its customers reduce the length of time from the beginning of development to peak sales of a new drug or medical device.

      Quintiles’ product development group is one of the largest contract research organizations (“CROs”), globally, with particular strength in Phase II and Phase III clinical trials, but with a presence in each phase of the drug development life cycle and major geographic region. Quintiles’ commercial services group is one of the largest contract sales organizations (“CSOs”), and the only one with the ability to provide these services worldwide. Quintiles serves customers’ needs by offering a suite of services that carries their products from the preclinical phase all the way through to post-launch. Quintiles’ PharmaBio Development group allows Quintiles to leverage its CSO and CRO expertise in combination with its financial resources to partner with customers in specialty pharmaceutical or co-promotion roles. Quintiles is also an equal co-owner of Verispan, LLC, its healthcare informatics joint venture with McKesson Corporation designed to leverage the operational strengths of the healthcare information businesses of each company. Quintiles interacts with its pharmaceutical and biotechnology customers at many points, seeking to serve all of its customers’ pharmaceutical outsourcing needs.

      Quintiles was founded in 1982 by Dr. Gillings to offer biostatistics and data management services to the pharmaceutical industry. Quintiles has continued over time to expand the scope of its services and geographic presence to support the needs of its customers on a worldwide basis. As part of this strategy, Quintiles completed approximately 39 acquisitions over the past seven years to expand or strengthen its services. While Quintiles’ acquisition rate has slowed in recent years, with six completed over the past three years, Quintiles has focused its efforts on reorganizing its operating units, creating new ways of marketing and selling its services and moving its informatics business into a joint venture. In addition, through the formation of its PharmaBio Development group in 2000, Quintiles has begun to pursue strategic alliances with its customers which pair the services of its commercial services and product development groups with funding support for Quintiles’ customers. As part of its normal course of business, Quintiles also evaluates opportunities to acquire specific products and/or marketing rights to products.

      Quintiles operates in part through its subsidiary companies. The address and telephone number of the principal executive offices of Quintiles are 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703-8411, (919) 998-2000.

      Other than as required by applicable law, in connection with the merger, Quintiles has made no provisions to grant unaffiliated security holders access to the corporate files of Quintiles or to obtain counsel or appraisal services at its expense. Prior to the effective time of the merger, Quintiles has agreed to afford, and to use commercially reasonably efforts to cause its subsidiaries to afford, to Pharma Services and its representatives access to certain information. See “THE MERGER AGREEMENT — Access to Information.”

Directors and Executive Officers of Quintiles

      Set forth below is certain information with respect to each director and executive officer of Quintiles. There are no family relationships between any of the executive officers or directors of Quintiles. Each person identified below is a United States citizen, except Dr. Kirby and Mr. Brown.

Name	Position with Quintiles	Age

Dennis B. Gillings, Ph.D.(1)	Chairman	58
Pamela J. Kirby, Ph.D.	Chief Executive Officer and Director	49
James L. Bierman	Executive Vice President and Chief Financial Officer	50
John S. Russell	Executive Vice President and General Counsel	48
Ronald J. Wooten	Executive Vice President, Corporate Development	43
Robert C. Bishop, Ph.D.(1)(2)(3)(5)(6)	Director	60
E.G.F. Brown(1)(2)	Director	58
Vaughn D. Bryson(1)(2)(4)(5)	Director	64
Chester W. Douglass, DMD, Ph.D.(1)(3)(4)	Director	62
Arthur M. Pappas(1)(4)	Director	55
William L. Roper, M.D., MPH(1)(4)	Director	54
Virginia V. Weldon, M.D.(1)(3)(5)(6)	Director	67

(1)	Member of executive committee

(2)	Member of audit committee

(3)	Member of human resources and compensation committee

(4)	Member of quality committee

(5)	Member of special committee

(6)	Member of an ad hoc committee formed during 2002

      Dennis B. Gillings, Ph.D. founded Quintiles in 1982 and has served as Chairman of the Board of Directors since its inception and as Chief Executive Officer from its inception until April 2001.

      Pamela J. Kirby, Ph.D. has served as a director since May 2002 and became Quintiles’ Chief Executive Officer in April 2001. Previously, she served as Head of Global Strategic Marketing and Business Development of the Pharmaceuticals Division of F. Hoffmann-La Roche Ltd., a healthcare company in Basel, Switzerland. Dr. Kirby served from September 1996 until September 1998 as Global Commercial Director with British Biotech plc, a drug development company. Dr. Kirby is a director of Smith & Nephew plc.

      James L. Bierman was appointed Chief Financial Officer in February 2000. Mr. Bierman joined Quintiles in June 1998 as Senior Vice President of Corporate Development and had global responsibility for all mergers, acquisitions, strategic investments, and joint ventures. Prior to joining Quintiles, Mr. Bierman spent 22 years with Arthur Andersen LLP, working with a diversified base of companies solving complex business problems, whether operational, financial, or accounting-related in nature.

      John S. Russell serves as Executive Vice President and General Counsel. He also serves as the Corporate Secretary and directs Quintiles’ government relations. Mr. Russell joined Quintiles in 1998 after four years as an editor with the trade books division of Houghton Mifflin Company in New York City and 12 years in private law practice as a partner in the Raleigh office of the Moore and Van Allen law firm, where he was head of the Corporate Practice Group.

      Ronald J. Wooten has served as Executive Vice President, Corporate Development since June 2003. Mr. Wooten joined Quintiles in July 2000 as Senior Vice President, Finance to manage the formation of PharmaBio Development and to contribute to the execution of Quintiles’ merger and acquisition and corporate finance strategy. Mr. Wooten’s previous experience includes nine years with First Union Securities, Inc., where he most recently served as a Managing Director of Investment Banking.

      Robert C. Bishop, Ph.D. has served as a director since April 1994. Since June 1999, Dr. Bishop has served as Chairman of the Board and Chief Executive Officer for AutoImmune Inc., a biotechnology company. From May 1992 to December 1999, Dr. Bishop served as President and director of AutoImmune Inc. Dr. Bishop serves as a director of Millipore Corporation, a multinational company that applies its purification technology to research and manufacturing applications in the biopharmaceutical industry; Caliper Technologies Corporation, a company developing microfluidic analytical systems for healthcare applications; he serves as a director of Optiobionics Corporation, a company developing ophthalmological devices; and he serves as a Member of the Board of Trustees/Managers for the MFS/Sun Life Series Trust and Compass Accounts at MFS Investment Management.

      E.G.F. Brown has served as a director since January 1998. Mr. Brown is currently an independent director of Vantec Corporation, a Japanese logistics business, Keller plc, a global construction company, and CH Jones, Ltd, a holding company focused on information technology. His previous appointments include Chairman — Mainland Europe of Tibbett & Britten Group plc, an international logistics service provider, Executive Director of T.D.G. plc, a European logistics company, Operations Director of Exel plc, a global logistics company and Independent Director of Datrontech PLC, a distributor of personal computer components.

      Vaughn D. Bryson has served as a director since March 1997. Currently, Mr. Bryson is president of Life Science Advisors, LLC, a consulting firm. Mr. Bryson is also President and founder of Clinical Products, Inc., a medical foods company. Previously he served as President and Chief Executive Officer of Eli Lilly and Company, a pharmaceutical company, and also as a member of its Board of Directors. Mr. Bryson is a director of Amylin Pharmaceuticals, Inc., Ariad Pharmaceuticals, Inc., AtheroGenics, Inc. and Chiron Corporation.

      Chester W. Douglass, DMD, Ph.D. has served as a director since 1983. Dr. Douglass has served as Professor and Chairman of the Department of Oral Health Policy and Epidemiology, Harvard University School of Dental Medicine and Professor, Department of Epidemiology, Harvard University School of Public Health since 1989. Previous to that time, Dr. Douglass served in academic appointments in the School of Public Health and School of Dentistry at the University of North Carolina at Chapel Hill from 1971-1978.

      Arthur M. Pappas has served as a director since September 1994. Mr. Pappas is Chairman and Chief Executive Officer of A. M. Pappas & Associates, LLC, an international advisory services and investment company that works with life science companies, products and related technologies. Mr. Pappas is a director of AtheroGenics, Inc., a biopharmaceutical company focused on research and development of genes that regulate atherosclerosis and cancer. He is also a director of three privately held companies.

      William L. Roper, M.D., MPH has served as director since May 2002. Dr. Roper has served as the Dean of the School of Public Health at the University of North Carolina at Chapel Hill, Professor of Health Policy and Administration in the School of Public Health and Professor of Pediatrics in the School of Medicine since May 1997. From August 1993 to May 1997, Dr. Roper served in a variety of capacities with the Prudential Insurance Company of America, including Senior Vice President for Medical Management. Dr. Roper is a director of Luminex Corporation, a research and development company specializing in biological testing technologies with applications throughout the life sciences industry, and DaVita Inc., a provider of dialysis services for patients suffering from chronic kidney failure.

      Virginia V. Weldon, M.D. has served as a director since November 1997. Dr. Weldon served as Senior Vice President, Public Policy, Monsanto Company, an agro-chemicals and biotechnology (life sciences) company, from March 1989 until her retirement in March 1998. Prior to 1989, Dr. Weldon was Professor

of Pediatrics and Deputy Vice Chancellor for Medical Affairs at Washington University School of Medicine. Dr. Weldon is a director of CPI Corp., a consumer services entity focusing on portrait photography. Dr. Weldon also served as a Member of the Board of GenAmerica Corporation, a mutual insurance company, which is now a subsidiary of MetLife.

      To the knowledge of Quintiles, during the last five years, none of the foregoing directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been party to a civil proceeding before a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) resulting in a judgment, decree or final order enjoining such person from future violations of, or prohibiting such person from activities subject to, federal or state securities laws, or finding violations by such person with respect to such laws.

      The business address and business telephone number for each director and executive officer of Quintiles listed above is 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703 and (919) 998-2000.

Security Ownership of Management and Certain Beneficial Owners

      Security Ownership of Management. The following table provides information, as of May 31, 2003, regarding shares of Quintiles common stock owned of record or known to Quintiles to be owned beneficially by each director, executive officer named in the Summary Compensation Table provided in Quintiles’ Annual Report on Form 10-K, as amended, and all current directors and executive officers as a group. On May 31, 2003, there were 118,468,987 shares of Quintiles common stock outstanding. Except as set forth in the footnotes, each of the shareholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person, except to the extent such power may be shared with a spouse.

	Shares Beneficially	Percent
Name	Owned(1)	of Class

Dennis B. Gillings, Ph.D.(2)	7,582,956	6.3%
Pamela J. Kirby, Ph.D.(3)	571,298	*
James L. Bierman(4)	421,465	*
John S. Russell(5)	205,020	*
Robert C. Bishop, Ph.D.(6)	67,746	*
Chester W. Douglass, DMD, Ph.D.(7)	482,494	*
Arthur M. Pappas(8)	80,844	*
Vaughn D. Bryson(9)	78,986	*
Virginia V. Weldon, M.D.(10)	53,002	*
E.G.F. Brown(11)	60,002	*
William L. Roper, M.D., MPH(12)	13,730	*
All current Directors and executive officers as a group (12 persons)(13)	9,715,885	8.0%

*	Less than one percent

(1)	Pursuant to the rules of the Securities and Exchange Commission, certain shares of Quintiles common stock which a person has the right to acquire within 60 days of the date shown above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Such shares are described below as being subject to presently exercisable stock options. A beneficial owner of shares held in Quintiles Employee Stock Ownership and 401(k) Plan (the “ESOP”) has sole voting power over the shares held in his or her account, but shares investment power over the shares with the plan trustee.

(2)	Includes 1,145,219 shares subject to presently exercisable stock options and 161,532 shares held by the ESOP for Dr. Gillings’ account. Includes 13,343 shares owned by Dr. Gillings’ daughter, 240,000 shares owned by the Gillings Family Limited Partnership, of which Dr. Gillings and his wife are the general partners, 14,200 shares held by the GFEF Limited Partnership, of which Dr. Gillings is the general partner and 259,278 shares owned by Dr. Gillings’ wife. Dr. Gillings shares voting power over 526,821 shares and shares investment power over 688,353 shares. Dr. Gillings disclaims beneficial ownership of all shares owned by his wife and daughter, all shares in the Gillings Family Limited Partnership, and all shares owned by the GFEF Limited Partnership, except to the extent of his interest therein.

(3)	Includes 565,701 shares subject to presently exercisable stock options and 104 shares held by the ESOP for Dr. Kirby’s account. Includes 2,918 shares owned by Dr. Geoffrey Barker, Dr. Kirby’s husband, 2,499 shares subject to presently exercisable stock options owned by Dr. Barker and 76 shares held by the ESOP for Dr. Barker’s account. Dr. Kirby disclaims beneficial ownership of the all shares owned by her husband.

(4)	Includes 417,307 shares subject to presently exercisable stock options and 473 shares held by the ESOP for Mr. Bierman’s account.

(5)	Includes 202,911 shares subject to presently exercisable stock options and 473 shares held by the ESOP for Mr. Russell’s account.

(6)	Includes 65,246 shares subject to presently exercisable stock options.

(7)	Includes 79,994 shares subject to presently exercisable stock options. Includes 117,000 shares owned by the Douglass Family Limited Partnership, of which Dr. Douglass is the sole general partner. Dr. Douglass disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein.

(8)	Includes 77,244 shares subject to presently exercisable stock options.

(9)	Includes 43,986 shares subject to presently exercisable stock options.

(10)	Includes 52,002 shares subject to presently exercisable stock options. Includes 1,000 shares held in a trust under which Dr. Weldon is a beneficiary and a trustee.

(11)	Includes 52,002 shares subject to presently exercisable stock options. Includes 8,000 shares owned by Mr. Brown’s wife. Mr. Brown disclaims beneficial ownership of the shares held by his wife.

(12)	Includes 13,730 shares subject to presently exercisable stock options.

(13)	Includes 2,815,468 shares subject to presently exercisable stock options and 162,777 shares held by the ESOP for the accounts of individual executive officers and Dr. Barker. Includes shares beneficially owned by Ronald J. Wooten who became an executive officer upon his appointment as Executive Vice President, Corporate Development in June 2003.

      Security Ownership of Certain Beneficial Owners. The following table provides information regarding shares of Quintiles common stock known to be beneficially owned by persons holding more than five percent of Quintiles’ outstanding common stock (other than Directors and executive officers shown in the preceding table) as of May 31, 2003. The percentage is calculated based on 118,468,987 total shares of Quintiles common stock outstanding as of May 31, 2003.

		Percent
Name and Address of Beneficial Owner	Shares Beneficially Owned	of Class

Wellington Management Company, LLP(1) 75 State Street Boston, MA 02109	15,897,900	13.4%
Vanguard Specialized Funds —
Vanguard Health Care Fund(2) 100 Vanguard Blvd Malvern, PA 19355	8,171,800	6.9%

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2003. Wellington Management Company, LLP (“WMC”), an investment advisor, reports shared voting power over 7,327,560 shares and shared dispositive power over 15,897,900 shares held by its clients, including Vanguard Health Care Fund. WMC is the parent holding company of Wellington Trust Company, NA, a bank which is deemed to have acquired the securities being reported.

(2)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2003. Vanguard Specialized Funds — Vanguard Health Care Fund, an investment company, reports sole voting and shared dispositive power over the shares.

Selected Consolidated Financial Data

      The selected consolidated financial data set forth below as of December 31, 2002 and 2001 are derived from Quintiles’ audited consolidated financial statements and notes thereto included in Quintiles’ Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2002, which is incorporated herein by reference. The selected consolidated financial data set forth below for the three months ended March 31, 2003 and 2002 and as of March 31, 2003, are derived from Quintiles’ unaudited consolidated financial data and notes thereto included in Quintiles’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the three months ended March 31, 2003, which is incorporated herein by reference. The results for the three months ended March 31, 2003, are not necessarily indicative of results for the entire fiscal year. The information presented below should be read in conjunction with such financial statements and notes thereto, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Quintiles’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended, and Quintiles’ Quarterly Report on Form 10-Q for the three months ended March 31, 2003.

	Three Months Ended		Year Ended
	March 31,		December 31,

	2003	2002	2002	2001

	(In thousands, except per share data)
Gross revenues	$511,607	$493,296	$1,992,409	$1,883,912
Income (loss) from continuing operations before income taxes	38,121	25,762	123,660	(262,496)
Income (loss) from continuing operations	25,156	17,261	81,664	(175,873)
Extraordinary gain from sale of discontinued operation, net of income taxes	—	—	—	142,030
Cumulative effect on prior years (to December 31, 2001) of changing to a different method of recognizing deferred income taxes	—	45,659	45,659	—
Net income (loss) available for common shareholders	$25,156	$62,920	$127,323	$(33,843)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.21	$0.15	$0.69	$(1.49)
Extraordinary gain from sale of discontinued operation	—	—	—	1.20
Cumulative effect of change in accounting principle	—	0.38	0.39	—

Basic net income (loss) per share	$0.21	$0.53	$1.08	$(0.29)

	Three Months Ended		Year Ended
	March 31,		December 31,

	2003	2002	2002	2001

	(In thousands, except per share data)
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.21	$0.14	$0.69	$(1.49)
Extraordinary gain from sale of discontinued operation	—	—	—	1.20
Cumulative effect of change in accounting principle	—	0.38	0.39	—

Diluted net income (loss) per share	$0.21	$0.52	$1.07	$(0.29)

Weighted average shares outstanding:
Basic	118,100	118,685	118,135	118,223
Diluted	118,564	120,227	118,458	118,223

	As of March 31,		As of December 31,

	2003	2002	2002	2001

Cash and cash equivalents	$704,124	$579,623	$644,284	$565,063
Working capital	614,971	596,586	568,473	617,552
Total assets	2,164,844	1,961,338	2,152,083	1,947,740
Long-term debt and capital leases including current portion	37,361	38,687	40,574	37,866
Shareholders’ equity	$1,625,007	$1,460,239	$1,598,386	$1,455,088

Comparative Per Share Data

      The following table sets forth certain historical per share data for Quintiles. Basic and diluted earnings per common share and book value per share is presented for the three months ended March 31, 2003 and for the year ended December 31, 2002.

	Three Months Ended	Year Ended
	March 31, 2003	December 31, 2002

Net income per share:
Basic	$0.21	$1.08
Diluted	$0.21	$1.07
Book value per share	$13.74	$13.56

      Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing shareholders’ equity by the number of shares of common stock outstanding.

Projected Financial Information

      Quintiles does not as a matter of course make public projections as to future performance or earnings. However, in connection with the discussions concerning the merger, Quintiles furnished to Morgan Stanley certain financial forecasts prepared by Quintiles’ management that Morgan Stanley used in connection with its financial analyses described above under “SPECIAL FACTORS — Opinion of Financial Advisor to the Special Committee.” These financial forecasts were prepared by management to assist Morgan Stanley in valuing Quintiles in the context of possible strategic acquisitions.

      Quintiles did not prepare the forecasts that were provided to Morgan Stanley with a view to public disclosure and they are included in this proxy statement only because this information was used by Morgan Stanley in connection with its role as financial advisor to the special committee and its opinion described in “SPECIAL FACTORS — Opinion of Financial Advisor to the Special Committee.” Quintiles did not

prepare the forecasts that were provided to Morgan Stanley with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, they have not expressed any opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Quintiles’ historical financial information. It does not extend to the projected financial information set forth below and should not be read to do so.

      In general, management’s internal financial forecasts are prepared for internal use and are subjective in many respects and thus susceptible to interpretations and assumptions, all made by management of Quintiles, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of Quintiles. Accordingly, Quintiles cannot offer any assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Therefore, this information should not be relied upon as being necessarily indicative of future results, and you are cautioned not to place undue reliance on the prospective financial information. Except to the extent required under the federal securities laws, Quintiles does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections. See “Cautionary Statement Concerning Forward Looking Information” on page 1.

      The projections should be read together with the information contained in the consolidated financial statements of Quintiles available in its filings with the Securities and Exchange Commission, and the information set forth above and along with the risk factors set forth above.

      The projections of Quintiles’ management, set forth below, include forecasts of revenues by segment and EBITDA of Quintiles on a consolidated basis. The forecasts below do not include estimated performance-based cash bonus award targets (pre-tax) for years 2003 through 2007 of $12.0 million, $18.0 million, $24.0 million, $35.0 million and $46.0 million.

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	2003	2004	2005	2006	2007
	Projected	Projected	Projected	Projected	Projected

	(In millions, except per share data)

	(Unaudited)
Product Development Revenue	$1,018	$1,161	$1,311	$1,482	$1,674
Commercial Services Revenue	557	612	692	782	884
PharmaBio Development Revenue	167	191	259	448	542
Eliminations	(96)	(119)	(148)	(148)	(147)

Total Revenue	$1,646	$1,845	$2,114	$2,564	$2,953

EBITDA	$196	$241	$360	$594	$755

      Morgan Stanley, through conversations with Quintiles’ management and relying on its own judgments, created a “sensitivity case” analysis set forth below, based on management’s projections but using more conservative segment growth rates, margins and reinvestment assumptions that Morgan Stanley believed to be more likely to be achieved.

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	2003	2004	2005	2006	2007
	Projected	Projected	Projected	Projected	Projected

	(In millions, except per share data)

	(Unaudited)
Product Development Revenue	$1,004	$1,094	$1,193	$1,300	$1,417
Commercial Services Revenue	$529	$575	$575	$574	$577
PharmaBio Development Revenue	$140	$169	$199	$238	$272

Total Revenue	$1,673	$1,838	$1,967	$2,350	$2,266

EBITDA	$160	$179	$237	$308	$306
EPS	$0.44	$0.54	$0.76	$1.04	$1.26

Price Range of Quintiles Common Stock

      Quintiles common stock trades on the Nasdaq National Market under the symbol “QTRN.” The following table shows, for the periods indicated, the high and low sale prices per share on the Nasdaq National Market, based on published financial sources:

Calendar Period	High	Low

Quarter ended March 31, 2001	$22.875	$14.688
Quarter ended June 30, 2001	26.050	15.000
Quarter ended September 30, 2001	25.500	12.450
Quarter ended December 31, 2001	18.900	13.610
Quarter ended March 31, 2002	19.300	14.680
Quarter ended June 30, 2002	17.700	11.300
Quarter ended September 30, 2002	12.457	8.350
Quarter ended December 31, 2002	12.360	7.650
Quarter ended March 31, 2003	$13.270	$11.900

Dividend Policy

      Quintiles has not ever declared or paid any cash dividends on its common stock. If the merger is not completed, Quintiles does not anticipate paying any cash dividends in the foreseeable future, and it intends to retain future earnings for the development and expansion of its business. In addition, the merger agreement prohibits Quintiles from declaring or paying dividends before completion of the merger. See “THE MERGER AGREEMENT — Conduct of Business Pending the Merger” above.

Prior Public Offerings

      Quintiles has not made an underwritten public offering of its common stock for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A.

INFORMATION ABOUT THE ACQUIRING PARTIES

      Dr. Gillings is the Chairman and founder of Quintiles.

      Merger Sub is a newly formed North Carolina corporation organized in connection with the merger and has not carried on any activities other than in connection with the merger. All of the outstanding capital stock of Merger Sub is directly owned by Pharma Services. Pharma Services is a Delaware corporation organized in connection with the merger and has not carried on any activities other than in connection with the merger. Dr. Gillings and Richard M. Cashin, Jr. are currently the sole directors of Pharma Services. Pharma Services has not issued any shares of capital stock. Mr. Cashin is the Chairman of One Equity. One Equity makes private equity investments. Until immediately prior to the effective time of the merger, it is not anticipated that Merger Sub or Pharma Services will have any significant assets or liabilities or engage in activities other than those incident to its formation and the transactions contemplated by the merger agreement and the related debt and equity financings.

      The principal offices of each of Pharma Services and Merger Sub are c/o One Equity Partners LLC, 320 Park Avenue, 18th Floor, New York, New York 10022 and the telephone number of each of Pharma Services and Merger Sub is (212) 277-1500. The principal office of Dr. Gillings is 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703.

      For additional information concerning Dr. Gillings, the executive officers and directors of Pharma Services, Merger Sub and One Equity, see Schedule I to this proxy statement.

OTHER MATTERS

Other Matters at the Special Meeting

      If any other matters properly come before the special meeting, it is the intention of the proxy holders, identified in the proxy card, to vote in their discretion on such matters pursuant to the discretionary authority granted pursuant to the proxy card and permitted under applicable law. Quintiles does not have notice of any such matters at this time.

Future Shareholder Proposals

      The next annual meeting of shareholders will be held only if the merger agreement is not approved and adopted or the merger is otherwise not completed as described in this proxy statement. Rule 14a-8 promulgated under the Exchange Act requires that we include certain shareholder proposals in our proxy statement for an annual shareholders’ meeting if the proposal is submitted prior to the deadline calculated under the rule. Because the date of the annual meeting, if any, would be more than 30 days after the date of the 2002 annual shareholders’ meeting, shareholders desiring to submit their proposals to be considered for inclusion in our proxy statement relating to that meeting must deliver their proposals to Quintiles by a deadline which is within a reasonable time prior to printing the proxy statement relating to the meeting. Quintiles would expect to announce the applicable deadline in the next Form 10-Q filing prior to printing the proxy statement for such a meeting.

      If a shareholder wishes to present a proposal at the next annual shareholder meeting (which will be held only if the merger agreement is not approved and adopted and the merger is not authorized as described in this proxy statement) and the proposal is not intended to be included in Quintiles’ proxy statement relating to that meeting, the shareholder must give advance notice to Quintiles prior to the deadline for such meeting determined in accordance with Quintiles’ bylaws (the “Bylaw Deadline”). If a shareholder gives notice of a proposal after the Bylaw Deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting. Under Quintiles’ bylaws, in order to be deemed properly presented, notice of a shareholder’s proposal for presentation at the meeting must be delivered to the Secretary of Quintiles at the principal executive offices of Quintiles not more than 90 and not less than 50 days before the annual meeting. The shareholder’s notice must set forth, as to each proposed matter: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and, if such business includes a proposal to amend Quintiles’ bylaws, the language of the proposed amendment; (2) the name and address, as they appear on Quintiles’ books, of the shareholder proposing such business; (3) the class and number of shares of Quintiles which are beneficially owned by such shareholder; (4) a representation that the shareholder is a holder of record of stock of Quintiles entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business; and (5) any material interest of the shareholder in such business.

      Securities and Exchange Commission rules also establish a different deadline relating to a proxy holder’s discretionary voting authority on shareholder proposals that are not intended to be included in the proxy statement (the “Discretionary Vote Deadline”). If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, Quintiles’ proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the next annual meeting of shareholders. Because the date of the annual meeting, if any, would be more than 30 days after the date of the 2002 annual meeting of shareholders, the Discretionary Vote Deadline would be a reasonable time prior to printing the proxy statement relating to the meeting.

Prior Stock Purchases and Other Transactions

      The following table sets forth certain information concerning purchases of Quintiles common stock by Quintiles during each quarterly period during the past two years, including the number of shares purchased, the ranges of prices paid per share and the average purchase price per share paid during the quarter.

	No. Shares		Average Purchase Price Per
Quarter	Purchased	Range of Prices Paid Per Share	Share Paid During Quarter

April-June 2001	0	n/a	n/a
July-Sept 2001	420,000	$13.45-19.79	$16.33
Oct-Dec 2001	1,182,500	$14.875-17.4486	$16.00
Jan-Mar 2002	290,000	$15.468-17.8889	$16.62
April-June 2002	1,280,000	$11.626-15.258	$13.61
July-Sept 2002	0	n/a	n/a
Oct-Dec 2002	0	n/a	n/a
Jan-Mar 2003	0	n/a	n/a

      In addition, no purchases of Quintiles common stock have been made by Dr. Gillings, Pharma Services or Merger Sub within the past two years.

      None of Dr. Gillings, Quintiles, Pharma Services, Merger Sub, nor any of their respective executive officers or directors, have engaged in any transactions in Quintiles common stock within the past 60 days, except that on June 16, 2003 in connection with its regular quarterly stock option program, Quintiles granted options to purchase Quintiles common stock to its executive officers and directors under Quintiles’ 2002 Stock Option Plan as set forth below:

		Exercise	Vesting	Expiration
Name	Award	Price	Schedule	Date

Dennis B. Gillings	79,011	$14.23	25% annually	6/16/2013
Pamela J. Kirby(1)	60,049	$14.23	25% annually	6/16/2013
James L. Bierman	31,604	$14.23	25% annually	6/16/2013
John S. Russell	31,604	$14.23	25% annually	6/16/2013
Ronald J. Wooten	17,698	$14.23	25% annually	6/16/2013

(1)	Includes 4,741 options granted to Dr. Kirby’s spouse, who is also an employee of Quintiles.

Available Information

      Quintiles is subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained from the Public Reference Room of the Securities and Exchange Commission at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of these materials also may be obtained without charge at the Securities and Exchange Commission’s website at www.sec.gov. Quintiles common stock trades on the Nasdaq National Market, under the symbol “QTRN.”

      Quintiles, and the Acquiring Parties have filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. As permitted by the Securities and Exchange Commission, this proxy statement may omit certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the Securities and Exchange Commission.

      If you would like to request documents from Quintiles, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

      You should rely only on the information contained or incorporated by reference in this proxy statement when considering how to vote your shares at the special meeting. Quintiles has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

      This proxy statement is dated [                               ], 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Information Incorporated by Reference

      The Securities and Exchange Commission allows Quintiles to incorporate by reference into this proxy statement, which means Quintiles may disclose important information by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained in, or incorporated by reference into, this proxy statement.

      This proxy statement incorporates by reference the documents listed below that Quintiles previously filed with the Securities and Exchange Commission. These documents contain important information about Quintiles and its business, financial condition and results or operations.

      The following documents filed by Quintiles with the Securities and Exchange Commission are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

•	Current Report on Form 8-K filed with the Securities and Exchange Commission dated April 10, 2003.

      The consolidated financial statements of Quintiles, as of and for the year ended December 31, 2002, included in Quintiles’ Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002 and incorporated by reference in this proxy statement, have been audited by PricewaterhouseCoopers LLP, independent auditors as stated in the report appearing therein.

      The consolidated financial statements of Quintiles, as of and for the years ended December 31, 2000 and December 31, 2001, incorporated by reference in this proxy statement, were audited by Arthur Andersen LLP as stated in the report appearing therein. The audit report included in the Form 10-K was not reissued by Arthur Anderson and Quintiles has been unable to obtain, after reasonable efforts, Arthur Andersen’s written consent to include or incorporate by reference Arthur Andersen’s reports on the financial statements. The absence of such written consent from Arthur Andersen may limit your ability to assert claims against Arthur Andersen for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission to state a material fact required to be stated therein.

      On May 17, 2002, the board of directors dismissed Arthur Andersen LLP as Quintiles’ independent auditors. The reports of Arthur Andersen on Quintiles’ financial statements for the years ended December 31, 2000 and 2001 did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2000 and 2001, there were no disagreements with Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures. During the years ended December 31, 2000 and 2001, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

      At the same time Quintiles dismissed Arthur Andersen as its auditors, it engaged PricewaterhouseCoopers LLP to act as its independent auditors as successor to Arthur Andersen. During the year ended December 31, 2001 and the subsequent interim period, Quintiles did not consult with PricewaterhouseCoopers regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Quintiles’ financial statements, or (ii) any matter that was either the subject of disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures or reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

      Quintiles also incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. Any references to the Private Securities Litigation Reform Act in Quintiles’ publicly filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement or in the Schedule 13E-3. Any and all of the information that has been incorporated by reference in this proxy statement and not presented in this proxy statement or delivered with it, will be made available without charge, without exhibits (unless the exhibits are specifically incorporated by reference in this proxy statement), to any person to whom this proxy statement is delivered, upon written or telephonic request directed to Quintiles at 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703-8411, Attention: Corporate Secretary or telephonic request to Quintiles’ Corporate Secretary at (919) 998-2000. Any requested documents will be sent by first class mail or other equally prompt means within one business day of our receipt of such request.

By Order of the Board of Directors

John S. Russell
Executive Vice President and General Counsel
Corporate Secretary

Durham, North Carolina

[                               ], 2003

SCHEDULE I

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

OF PHARMA SERVICES AND MERGER SUB

      During the last five years, none of Pharma Services, Merger Sub or Dr. Gillings has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) resulting in a judgment, decree or final order enjoining such company from future violations of, or prohibiting such company from activities subject to, federal or state securities laws, or finding violations by such company with respect to such laws.

      Directors and Executive Officers of Pharma Services. Set forth below are the name, current principal occupation or employment (including the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted) and a five-year employment history of each of the directors and executive officers of Pharma Services. Each person identified below is a United States citizen. Except for Dr. Gillings whose principal business address is 4709 Creekstone Drive, Suite 200, Durham, North Carolina 27703, each person’s principal business address is 320 Park Avenue, 18th Floor, New York, New York 10022.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Dennis B. Gillings	Director of Pharma Services since March 7, 2003 and Chairman of Pharma Services since March 10, 2003. The information in the Proxy Statement under the caption “SUMMARY TERM SHEET — THE MERGER — Who are the Parties to the Merger?,” “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest” and “INFORMATION ABOUT QUINTILES — Directors and Executive Officers of Quintiles” is incorporated herein by reference.

Richard M. Cashin, Jr.	Director of Pharma Services since March 7, 2003. The information in the Proxy Statement under the caption “SUMMARY TERM SHEET — THE MERGER — Who are the Parties to the Merger?” and “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest” is incorporated herein by reference. Richard M. Cashin, Jr. is the Chairman of One Equity Partners LLC (“One Equity”), the private equity arm of Bank One Corporation. One Equity manages $3.5 billion of investments and commitments. Prior to joining One Equity, Mr. Cashin was at Citicorp Venture Capital from 1980 to 2000 (President 1994 — 2000), where he led investments in approximately 100 companies.

James S. Rubin	Secretary of Pharma Services since March 10, 2003. The information in the Proxy Statement under the caption “SUMMARY TERM SHEET — THE MERGER — Who are the Parties to the Merger?” and “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest” is incorporated herein by reference. James S. Rubin is a Partner with One Equity, the private equity arm of Bank One Corporation. One Equity manages $3.5 billion of investments and commitments. Prior to joining One Equity, Mr. Rubin was a Vice President with Allen & Company, Incorporated, a New York investment bank specializing in media and entertainment transactions and advisory work. From 1996 to 1998, he held a number of senior policy positions with the Federal Communication Commission under Chairman Reed Hundt, including Executive Director of the Education Technology Task Force and General Counsel to the Chief of the Wireless Bureau.

      To the knowledge of Pharma Services, during the last five years, none of the foregoing directors or executive officers have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or have been party to a civil proceeding of a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) resulting in a judgment, decree or final order enjoining any such person from future violations of, or prohibiting any such person from activities subject to, federal or state securities laws, or finding violations by any such person with respect to such laws.

      Directors and Executive Officers of Merger Sub. Set forth below are the name, current principal occupation or employment (including the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted) and a five-year employment history of each of the directors and executive officers of Merger Sub. Each person identified below is a United States citizen. Except for Dr. Gillings whose principal business address is 4709 Creekstone Drive, Suite 200, Durham, North Carolina 27703, each person’s principal business address is 320 Park Avenue, 18th Floor, New York, New York 10022.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years

Dennis B. Gillings	Director of Merger Sub since February 27, 2003 and President of Merger Sub since April 10, 2003. The information in the Proxy Statement under the caption “SUMMARY TERM SHEET — THE MERGER — Who are the Parties to the Merger,” “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest” and “INFORMATION ABOUT QUINTILES — Directors and Executive Officers of Quintiles” is incorporated herein by reference.

Richard M. Cashin, Jr.	Director of Merger Sub since February 27, 2003. The information in the Proxy Statement under the caption “SUMMARY TERM SHEET — THE MERGER — Who are the Parties to the Merger?” and “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest” is incorporated herein by reference. The information concerning Richard M. Cashin, Jr. set forth in this Schedule under the caption “Directors and Executive Officers of Pharma Services” is incorporated herein by reference.

James S. Rubin	Vice President and Secretary of Merger Sub since April 10, 2003. The information in the Proxy Statement under the caption “SUMMARY TERM SHEET — THE MERGER — Who are the Parties to the Merger?” and “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest” is incorporated herein by reference. The information concerning James S. Rubin set forth in this Schedule under the caption “Directors and Executive Officers of Pharma Services” is incorporated herein by reference.

      To the knowledge of Merger Sub, during the last five years, none of the foregoing directors or executive officers have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or have been party to a civil proceeding of a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) resulting in a judgment, decree or final order enjoining any such person from future violations of, or prohibiting any such person from activities subject to, federal or state securities laws, or finding violations by any such person with respect to such laws.

      Information About One Equity. One Equity is the private equity arm of Bank One Corporation. One Equity manages $3.5 billion of investments and commitments. The principal office of One Equity is 320 Park Avenue, 18th Floor, New York, New York 10022, and the telephone number of One Equity is (212) 277-1500.

      To the knowledge of Pharma Services, during the last five years, One Equity has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) resulting in a judgment, decree or final order enjoining One Equity from future violations of, or prohibiting One Equity from activities subject to, federal or state securities laws, or finding violations by One Equity with respect to such laws.

      Directors and Executive Officers of Bank One Corporation. Set forth below are the name, current principal occupation or employment (including the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted) and a five-year employment history of each of the directors and executive officers of Bank One Corporation. Each person identified below is a United States citizen and the principal business address of each executive officer is c/o Bank One Corporation, 1 Bank One Plaza, Chicago, Illinois 60670.

Directors

		Name, Business and	Other Employment and Material
		Address Where	Positions Held During
Name	Principal Occupation	Employed	Past Five Years

James Dimon	Chairman of the Board and Chief Executive Officer of Bank One Corporation since March 27, 2000	Bank One Corporation, 1 Bank One Plaza Chicago, IL 60670	Private investor from November 1998 to March 2000; President, Citigroup, Inc. and Chairman and Co-Chief Executive Officer of Salomon Smith Barney Holdings, Inc. from October to November 1998; President and Chief Operating Officer of Travelers Group, as well as executive positions with Travelers’ subsidiaries Smith Barney, Inc. and Salomon Smith Barney Holdings, Inc. from November 1993 to October 1998
James S. Crown	General Partner of Henry Crown and Company since 1985	Henry Crown and Company 222 North LaSalle Street, Suite 2000 Chicago, IL 60601

		Name, Business and	Other Employment and Material
		Address Where	Positions Held During
Name	Principal Occupation	Employed	Past Five Years

John H. Bryan	Retired	Sara Lee Corporation, Three First National Plaza Suite 4400 Chicago, IL 60602	Chairman (1976-2001) and Chief Executive Officer (1976-2000) of Sara Lee Corporation
Stephen B. Burke	President of Comcast Cable Communications, Inc. since June 1998	1500 Market Street Philadelphia, PA 19102	President of ABC Broadcasting, from 1996 to June 1998
Dr. Maureen A. Fay, O.P	President of University of Detroit Mercy since 1990	University of Detroit Mercy 4001 West McNichols Detroit, MI 48221
John R. Hall	Retired	Ashland, Inc., 50 E. River Center Blvd. Covington, KY 41012	Chairman (1981-1997) and Chief Executive Officer (1981-1996) of Ashland, Inc.
Laban P. Jackson, Jr.	Chairman and Chief Executive Officer of Clear Creek Properties, Inc. since 1989	Clear Creek Properties, Inc. 2365 Harrodsburg Rd. #B230 Lexington, KY 40504
John W. Kessler	Owner of The John W. Kessler Company since 1972; Chairman of The New Albany Company and Marsh & McLennan Real Estate Advisors, Inc. since 1988 and 1980, respectively	The New Albany Company, 6525 W. Campus Oval #100 New Albany, OH 43054
Robert I. Lipp	Chairman and Chief Executive Officer of Travelers Property Casualty Corp. since December 2001	One Tower Square Hartford, CT 06183	Various senior positions with Travelers Group since 1986, including Chairman and Chief Executive Officer (1993-2000); Chairman and Chief Executive Officer, CitiFinancial Credit Company (1991-1993); and Vice Chairman and Member of the Office of the Chairman, Citigroup, Inc. and Chief Executive Officer of Citigroup’s Global Consumer Business (1991-December 2000)
Richard A. Manoogian	Chairman and Chief Financial Officer of Masco Corporation since 1985	Masco Corporation 21001 Van Born Road Taylor, MI 48180

		Name, Business and	Other Employment and Material
		Address Where	Positions Held During
Name	Principal Occupation	Employed	Past Five Years

David C. Novak	Chairman (since January 2001) and Chief Executive Officer (since January 2000) of Yum! Brands, Inc.	1441 Gardiner Lane Louisville, KY 40213	Vice Chairman and President of Tricon Global Restaurants, Inc. (now known as Yum! Brands, Inc.) from June 1997 to January 2000; Group President and Chief Executive Officer of KFC and Pizza Hut, North America (subsidiaries of PepsiCo) from August 1996 to June 1997; President of KFC North America (subsidiary of PepsiCo) from 1994 to 1996
John W. Rogers, Jr.	Chairman and Chief Executive Officer Ariel Capital Management, Inc. since 1983	Ariel Capital Management, Inc. 200 E. Randolph Street, Suite 2900 Chicago, IL 60601
Frederick P. Stratton, Jr.	Chairman Emeritus of Briggs & Stratton Corporation since January 2003	Briggs & Stratton Corporation, 12301 W. Wirth Street Milwaukee, WI 53222	Chairman of the Board of Briggs & Stratton Corporation from December 2001 to January 2003; Chief Executive Officer of Briggs & Stratton Corporation from 1977 to June 2001; Chairman of Briggs & Stratton Corporation from 1986 to December 2001

Executive Officers

		Other Employment and Material Positions Held
Name	Title	During Past Five Years

James Dimon	Chief Executive Officer	(1)
Linda Bammann	Executive Vice President and Chief Risk Management Officer	Senior Managing Director of Banc One Capital Markets, Inc. from October 2000 to May 2001; Managing Director, UBS Warburg from April 1992 to June 2000

Other Employment and Material Positions Held
Name	Title	During Past Five Years

James S. Boshart, III	Executive Vice President	Co-Chief Executive Officer of Schroder Salomon Smith Barney from June 1998 to September 2000; Head of Transition Team of Salomon Smith Barney from January to June 1998; Vice Chairman and Co-Head of Investment Banking of Salomon Smith Barney from 1997 to January 1998; Head of Capital Markets of Smith Barney, Inc. from 1995 to 1997
Philip G. Heasley	Executive Vice President	President and Chief Operating Officer of U.S. Bancorp from July 1999 to November 2000; Vice Chairman of U.S. Bancorp from 1994 to July 1999
Heidi G. Miller	Executive Vice President and Chief Financial Officer	Vice Chairman of Marsh, Inc. from January 2001 to March 2002; Senior Executive Vice President, Chief Financial Officer and Head of Strategic Planning of Priceline.com from March to November 2000; Chief Financial Officer of Citigroup, Inc. from 1998 to March 2000; Chief Financial Officer of Travelers Group from 1995 to 1998
Charles W. Scharf	Executive Vice President	Chief Financial Officer of Citigroup Global Corporate and Investment Bank from 1998 to June 2000; Chief Financial Officer of Salomon Smith Barney, Inc. from 1995 to 1998

(1)	See disclosure above regarding directors of Bank One Corporation

      To the knowledge of Pharma Services, during the last five years, none of the foregoing directors or executive officers have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or have been party to a civil proceeding of a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) resulting in a judgment, decree or final order enjoining any such person from future violations of, or prohibiting any such person from activities subject to, federal or state securities laws, or finding violations by any such person with respect to such laws.

      The principal office of Bank One Corporation is 1 Bank One Plaza, Chicago, Illinois 60670, and the telephone number of Bank One Corporation is (312) 732-4000.

      As of March 31, 2003, Bank One Corporation, directly or indirectly, owned or managed through proprietary and discretionary accounts of its banking, broker-dealer and investment management affiliates 38,701 shares of common stock of Quintiles; representing less than 1% of the outstanding shares of Quintiles common stock on such date.

      One Equity, whose investment decisions are made independently of Bank One Corporation, disclaims beneficial ownership of such shares.

APPENDIX A

EXECUTION COPY

QUINTILES TRANSNATIONAL CORP.,

PHARMA SERVICES HOLDING, INC.

and

PHARMA SERVICES ACQUISITION CORP.

AGREEMENT AND PLAN OF MERGER

Dated as of April 10, 2003

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of April 10, 2003 (this “Agreement”), by and among Quintiles Transnational Corp., a North Carolina corporation (the “Company”), Pharma Services Holding, Inc., a Delaware corporation (“Parent”), and Pharma Services Acquisition Corp., a North Carolina corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

      WHEREAS, the board of directors of the Company (the “Board of Directors”) has determined that it is in the best interests of the Company’s shareholders for Merger Sub to merge with and into the Company (the “Merger”) in accordance with the North Carolina Business Corporation Act, as amended (the “North Carolina Act”), and upon the terms of and subject to the conditions set forth herein; and

      WHEREAS, the Board of Directors, based on the unanimous recommendation of a special committee (the “Special Committee”) of the Board of Directors formed for the purpose of representing the Company in connection with the transactions contemplated hereby, has adopted this Agreement and has determined that the consideration to be paid for each share of Company Common Stock (as defined in Section 4.2(a)) upon consummation of the Merger is fair to the holders of such shares and has recommended that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby; and

      WHEREAS, the boards of directors of Parent and Merger Sub have adopted this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I.

GENERAL

      SECTION 1.1. Defined Term Index

Term	Reference

Acquisition Proposal	Section 5.2
Actions	Section 3.7
Affiliate	Section 9.5
Agreement	Preamble
Articles of Merger	Section 2.3
Board of Directors	Recitals
Change of Law	Section 4.1
Citigroup	Section 3.5
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.10
Company	Preamble
Company Acquisition Agreement	Section 5.2
Company Benefit Plans	Section 4.10
Company Common Stock	Section 4.2
Company Disclosure Letter	Preamble to Article IV
Company Financial Statements	Section 4.7
Company Material Contract	Section 4.16
Company Permits	Section 4.17
Company Preferred Stock	Section 4.2

Term	Reference

Company Representatives	Section 5.2
Company Shareholders’ Meeting	Section 6.1
Company Stock	Section 4.2
Company Stock Options	Section 2.9
Company Superior Proposal	Section 5.2
Confidentiality Agreement	Section 6.2
Contract	Section 9.5
control	Section 9.5
Debt Commitment Letter	Section 3.5
Debt Financing	Section 3.5
Dissenting Shareholder	Section 2.10
Effective Time	Section 2.3
Environmental Law	Section 4.15
Equity Commitment Letter	Section 3.5
Equity Financing	Section 3.5
ERISA	Section 4.10
Exchange Act	Section 3.4
Exchange Agent	Section 2.8
Filing Date	Section 6.4
Governmental Entity	Section 3.4
Hazardous Substances	Section 4.15
HSR Act	Section 3.4
Indebtedness	Section 9.5
Indemnified Parties	Section 6.5
Intellectual Property	Section 4.13
IRS	Section 4.10
knowledge	Section 9.5
Laws	Section 9.5
Lease	Section 4.12
Leased Real Property	Section 4.12
Liability	Section 9.5
Material Adverse Effect	Section 4.1
Material Company Benefit Plans	Section 4.10
Merger	Recitals
Merger Sub	Preamble
Morgan Stanley	Section 4.21
North Carolina Act	Recitals
OEP	Section 3.5
Options	Section 4.2
Option Plans	Section 2.9
Order	Section 7.1
Outside Date	Section 8.1
Owned Real Property	Section 4.11
Parent	Preamble
Parent and Merger Sub Disclosure Letter	Preamble to Article III
Parent and Merger Sub Information	Section 6.1
Per Share Amount	Section 2.7
Person	Section 9.5
Proxy Statement	Section 6.1
Required Governmental Consents	Section 4.6
Required Parent Consents	Section 3.4

Term	Reference

Restated Articles	Section 6.1
Restated Bylaws	Section 6.1
Rights	Section 4.2
Rights Agreement	Section 4.2
Rollover Agreements	Section 9.5
SEC	Section 3.8
SEC Reports	Section 4.7
Securities Act	Section 3.4
Shares	Section 2.7
Significant Subsidiary	Section 4.4
Special Committee	Recitals
Subsequent SEC Filings	Section 4.7
Subsidiary	Section 4.1
Surviving Corporation	Section 2.1
Tax Returns	Section 4.18
Taxes	Section 4.18
Third Party	Section 5.2

ARTICLE II.

THE MERGER

      SECTION 2.1. The Merger. At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the North Carolina Act, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the name “Quintiles Transnational Corp.” and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the North Carolina Act. The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

      SECTION 2.2. Closing. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 12:00 noon on the first business day after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Morgan, Lewis & Bockius LLP, located at 101 Park Avenue, New York, New York 10178 (or such other place or time as Parent and the Company may jointly designate). The date that the Closing actually occurs is referred to as the “Closing Date.”

      SECTION 2.3. Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”), including a plan of merger, in accordance with Section 55-11-05 of the North Carolina Act, with the Secretary of State of the State of North Carolina, in such form as required by, and executed in accordance with the relevant provisions of, the North Carolina Act. Article II of this Agreement shall constitute a “plan of merger” under Section 55-11-05 of the North Carolina Act. The Merger shall become effective at the time of such filing, or such other time as is agreed upon by the parties and specified in the Articles of Merger (the time of such filing, or such other time so specified, being the “Effective Time”).

      SECTION 2.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the North Carolina Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 2.5. Subsequent Actions. If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

      SECTION 2.6. Articles of Incorporation; Bylaws; Directors and Officers.(a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company as amended and restated as set forth in Exhibit A attached hereto which is incorporated herein by reference, until thereafter amended as provided by Law and such articles of incorporation.

           (b) The Bylaws of Merger Sub, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such bylaws.

           (c) The directors of Merger Sub immediately before the Effective Time will continue as the directors of the Surviving Corporation, and, except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

      SECTION 2.7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any of the following securities:

           (a) Except as provided in clause (b) below, each share of Company Common Stock issued and outstanding immediately before the Effective Time and any Rights associated therewith (such shares of Company Common Stock and associated Rights are hereinafter referred to, together, as the “Shares”) (other than Shares held by Dissenting Shareholders (as defined in Section 2.10), if any) shall be converted into the right to receive $14.50 (the “Per Share Amount”) in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share or an affidavit with respect thereto, in each case in accordance with Section 2.8. As of the Effective Time, all Shares so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, except to receive the aggregate Per Share Amount applicable thereto, in accordance with Section 2.8.

           (b) Each share of Company Common Stock that is owned by any Subsidiary of the Company or held by Parent or Merger Sub immediately before the Effective Time (including, without limitation, any Shares acquired by Parent pursuant to the Rollover Agreements) shall automatically be canceled and extinguished and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

           (c) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately before the Effective Time shall automatically be canceled and extinguished and shall be converted into and become 1,250,000 fully paid and nonassessable shares of common stock, $0.01 par value per share, of the Surviving Corporation.

      SECTION 2.8. Surrender of Shares; Stock Transfer Books. (a) Before the Effective Time, Merger Sub shall enter into an agreement with a bank or trust company reasonably satisfactory to the Company (the “Exchange Agent”) to receive the funds necessary to make the payments contemplated by Section 2.7(a). The Surviving Corporation shall, at the Effective Time, deposit, or cause to be deposited, with the Exchange Agent, for the benefit of holders of Shares immediately prior to the Effective Time, funds in an amount sufficient for the payments under Section 2.8(b) to which such holders shall be entitled at the Effective Time pursuant to Section 2.7(a). Such funds shall be invested by the Exchange Agent as directed by the Surviving Corporation, provided however that such funds may only be invested in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2 and (iii) time deposits with, including certificates of deposits issued by, any office located in the United States of any bank or trust company organized under Federal Law or under the Law of any state of the United States or of the District of Columbia and that has capital, surplus and undivided profits of at least $500,000,000. Any net profits resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

           (b) The Surviving Corporation agrees that as soon as practicable after the Effective Time it shall cause the Exchange Agent to distribute to holders of record of Shares immediately prior to the Effective Time a form of letter of transmittal and instructions for its use in effecting the surrender of the certificates representing the Shares in exchange for the aggregate Per Share Amount relating thereto in customary form to be agreed to by Parent and the Company prior to the Effective Time. Upon the surrender of certificates representing the Shares together with a properly executed letter of transmittal, the Surviving Corporation shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates. Until so surrendered, each such certificate (other than certificates representing shares of Company Common Stock held by the Company or held by Parent or Merger Sub) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

           (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such Tax either has been paid or is not payable.

           (d) If any certificate or certificates representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such certificate or certificates, the Exchange Agent will pay in exchange for such lost, stolen or destroyed certificate or certificates the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates payable pursuant to this Agreement.

           (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.7(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

           (f) Promptly following the date which is twelve months after the Effective Time, the Surviving Corporation may cause the Exchange Agent to deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and any holder of a certificate or certificates representing Shares who has not theretofore complied with this Section 2.8 shall thereafter look only to the Surviving Corporation for payment of the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates, subject to any applicable abandoned property, escheat or similar Law. Thereafter, each holder of a certificate or certificates formerly representing Shares that did not receive the aggregate Per Share Amount relating thereto may surrender such certificate or certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration thereof the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates, without any interest or dividends thereon.

           (g) None of the Company, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of cash delivered by the Exchange Agent to a public official pursuant to any applicable abandoned property, escheat or similar Law.

           (h) All cash paid upon the surrender for exchange of a certificate or certificates representing Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificate or certificates.

           (i) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable back-up withholding or, as set forth in Section 2.8(c), stock transfer Taxes payable by such holder.

           (j) The Surviving Corporation shall pay all charges and expenses of the Exchange Agent.

      SECTION 2.9. Option Plans; Stock Purchase Plans. (a) Immediately prior to the Effective Time, the Company shall take all actions necessary so that all options then outstanding to purchase shares of Company Common Stock (the “Company Stock Options”) heretofore granted under any plan, arrangement or agreement (collectively, the “Option Plans”) shall become fully vested and exercisable (whether or not currently exercisable) and, at the Effective Time, each Company Stock Option not theretofore exercised shall be canceled. Except as provided in a Rollover Agreement, and subject to the following sentence and Section 2.9(b), each holder of a Company Stock Option that is canceled pursuant to the preceding sentence shall, in respect of each Company Stock Option, be entitled to a cash payment by the Surviving Corporation in an amount equal to (i) the excess, if any, of (x) the Per Share Amount over (y) the applicable exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option was exercisable immediately prior to such cancellation. The foregoing cash payment shall be made by the Surviving Corporation upon or as soon as practicable after (A) such holder’s surrender of all Company Stock Options held by such holder or (B) delivery by such holder of such holder’s written agreement or acknowledgement that all Company Stock Options held by such holder have been cancelled as a result of the Merger in exchange for such cash payment.

           (b) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.9 to any holder of Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 4.10(c)), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.

           (c) The Company’s stock purchase plans, including without limitation, the Company’s 1999 Employee Stock Purchase Plan, shall be modified, terminated and/or suspended so that no purchase of Company Common Stock shall occur after the date hereof. With respect to the Company’s 1999 Employee Stock Purchase Plan, the rights of participants thereunder with respect to any offering period then underway shall be determined by shortening the offering period so that the last day of such offering period shall be the last day of the Company’s last full payroll period on or before the date hereof and by making such other appropriate adjustments as may be necessary to reflect the shortened offering period and otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such plan.

           (d) Prior to the Effective Time, the Company shall take all actions that are necessary or appropriate to give effect to the transactions contemplated by Section 2.9(c).

      SECTION 2.10. Dissenters’ Rights. Any Dissenting Shareholder which perfects its appraisal rights pursuant to Article 13 of the North Carolina Act shall have the right to receive payment as provided in such Article for its Shares. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, all Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the Per Share Amount multiplied by the number of Shares held by such Dissenting Shareholder pursuant to Section 2.7(a) hereof, without interest or dividends thereon. As used herein, “Dissenting Shareholders” means holders of Shares exercising appraisal rights pursuant to Article 13 of the North Carolina Act. As long as the Company Common Stock is traded on a national securities exchange or the Nasdaq Stock Market as of the record date for the Company Shareholders’ Meeting, then no holders of Shares shall be entitled to rights of dissent and appraisal pursuant to Article 13 of the North Carolina Act.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as set forth in the disclosure letter from Parent and Merger Sub delivered by Parent to the Company on the date of this Agreement (the “Parent and Merger Sub Disclosure Letter”), which exceptions shall apply to each of the following representations and warranties (to the extent the matters set forth in such disclosure letter would be reasonably likely to apprise the Company that such matters be excepted from such representation and warranty), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company, as follows:

      SECTION 3.1. Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted.

      SECTION 3.2. Ownership of Merger Sub. The authorized capital stock of Merger Sub consists of one hundred (100) shares of common stock, par value $0.01 per share. All of the issued and outstanding shares of Merger Sub are owned by Parent.

      SECTION 3.3. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable, and no other corporate or other proceeding is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

      SECTION 3.4. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by each of Parent and Merger Sub will not, (i) conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which any of their respective properties or assets is bound or affected, (ii) violate or conflict with the articles of incorporation or bylaws or other organizational documents of Parent or Merger Sub, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of any of Parent or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which any of Parent or Merger Sub is a party or by which any of Parent or Merger Sub or any of their respective property or assets is bound or affected, except for conflicts, violations, breaches, defaults, losses or liens which, individually or in the aggregate, would not prevent or materially delay the consummation of any transactions contemplated by this Agreement.

           (b) Except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (ii) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the requirements of any relevant foreign antitrust authority and (iii) the filing and recordation of appropriate merger documents as required by the North Carolina Act (the filings and authorizations referred to in clauses (i) through (iii) being referred to collectively as the “Required Parent Consents”), neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except for the Required Parent Consents, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by either Parent or Merger Sub in connection with its respective execution, delivery or performance of this Agreement, except where the failure to obtain such waiver, consent, approval or authorization would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

      SECTION 3.5. Financing Arrangements. (a) Parent has delivered to the Company a true and complete copy of the commitment letter, dated April 10, 2003, addressed to Parent (the “Debt Commitment Letter”) from Citicorp North America, Inc. and Citigroup Global Markets Inc. (collectively, “Citigroup”) pursuant to which Citigroup has indicated that it is committed to provide $875,000,000 in debt financing (the “Debt Financing”), subject to the terms and conditions therein, for purposes of consummating the transactions contemplated hereby. As of the date hereof, the Debt Commitment Letter has not been amended, modified or withdrawn and is in full force and effect. All commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and, to the knowledge of Parent, no event has occurred that (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Parent, Merger Sub or Citigroup, as the case may be. As of the date hereof, Citigroup has not advised Parent or Merger Sub of any facts or circumstances and, assuming the accuracy of the representations and warranties of the Company contained in Article IV, as of the date hereof, Parent or Merger Sub know of no facts or circumstances, that cause them to believe the financings contemplated by the Debt Commitment Letter will not be consummated substantially in accordance with the terms thereof.

           (b) Parent has delivered to the Company a true and complete copy of the commitment letter, dated April 10, 2003, addressed to Parent from One Equity Partners LLC (“OEP”) pursuant to which OEP has committed to provide an aggregate of $415,700,000 (the “Equity Financing”), subject to the terms and conditions therein, for purposes of consummating the transactions contemplated hereby (collectively, the “Equity Commitment Letter”). As of the date hereof, the Equity Commitment Letter has not been amended, modified or withdrawn and is in full force and effect. As of the date hereof, OEP has not advised Parent or Merger Sub of any facts or circumstances and, assuming the accuracy of the representations and warranties of the Company contained in Article IV, as of the date hereof, Parent or Merger Sub know of no facts or circumstances that cause them to believe the financing contemplated by the Equity Commitment Letter will not be consummated substantially in accordance with the terms thereof.

           (c) The aggregate proceeds of the financings contemplated by the Debt Commitment Letter and Equity Commitment Letter, when taken together and provided the Company has unrestricted cash available to be used by the Surviving Corporation to pay a portion of the aggregate Per Share Amount at the Effective Time, after giving effect to any Taxes paid or payable in connection with the Company’s making such cash available for such payment, of not less than $585,900,000, are sufficient to pay the aggregate Per Share Amount for the Shares pursuant to Article II, to pay all amounts required to be paid to holders of Company Stock Options hereunder, to refinance any Indebtedness of the Company and its Subsidiaries outstanding as of the date of this Agreement that may become due as a result of the transactions contemplated by this Agreement and to pay all related fees and expenses.

      SECTION 3.6. Solvency. Each of Parent and Merger Sub is able to pay its debts generally as they become due and is solvent and will not be, nor will the Surviving Corporation be, as of the Effective Time, rendered insolvent as a result of the transactions contemplated hereby, including the Merger, the Debt Financing and the Equity Financing. Neither Parent nor Merger Sub has, either voluntarily or involuntarily, (i) admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act, (iii) made an assignment for the benefit of its creditors, (iv) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) had a petition in bankruptcy filed against it, (vi) been adjudged as bankrupt or filed a petition or answer seeking reorganization or arrangement under the Federal bankruptcy Laws or any Law or statute of the United States of America or any other jurisdiction, or (vii) incurred or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature. Parent and Merger Sub are not engaged, nor currently contemplate being engaged, in a business or transaction for which any property remaining with them would be insufficient to continue to operate their businesses or to pay their debts generally as they come due.

      SECTION 3.7. Legal Proceedings. (a) As of the date hereof, there are no claims, actions, suits, proceedings or investigations (collectively, “Actions”) pending (or, to the knowledge of Parent, threatened) against Parent or Merger Sub that would materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement.

           (b) As of the date hereof, there is no order, writ, injunction or judgment to which Parent or Merger Sub is subject that would materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement.

           (c) To the knowledge of Parent, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or threatened, other than any investigation or review that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement.

      SECTION 3.8. Status as a Control Person. Neither Parent nor Merger Sub, together with their respective Affiliates, beneficially owns (as that term is defined by the rules of the U.S. Securities and Exchange Commission (the “SEC”) under either Section 13(d) or 16 of the Exchange Act) 10% or more of the shares of any class of equity or convertible securities of the Company.

      SECTION 3.9. No Prior Activities. Except for Liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, the Debt Financing and Equity Financing, neither Parent nor Merger Sub has incurred any Liabilities, and neither Parent nor Merger Sub has engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

      SECTION 3.10. Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 or in the exhibits thereto or incorporated therein, or in the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall apply to each of the following representations and warranties (to the extent the matters set forth in such Annual Report, exhibits or Company Disclosure Letter would be reasonably likely to apprise Parent and Merger Sub that such matters be excepted from such representation and warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:

      SECTION 4.1. Organization and Qualification; Subsidiaries. (a) The Company is duly organized and validly existing under the Laws of the jurisdiction of its formation and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing does not have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 4.1(b)). The Company has heretofore furnished to Parent complete and correct copies of the articles of incorporation and the bylaws (or comparable organization documents, as applicable), each as amended to date, of the Company and its Significant Subsidiaries. Such articles of incorporation and bylaws (or comparable organizational documents, as applicable) are in full force and effect. Each of the Company and its Significant Subsidiaries is not in material violation of any of the provisions of its respective articles of incorporation or bylaws (or comparable organization documents, as applicable).

           (b) For purposes of this Agreement, the term “Material Adverse Effect” shall mean any change, event or effect that is or would reasonably be expected to be materially adverse to the business, operations, financial condition or results of operations of the Company (including, for purposes of this definition, the Surviving Corporation) and its Subsidiaries, taken as a whole and as currently conducted, except for any such change, event or effect constituting, resulting from or arising out of (i) changes, events or developments in or affecting the pharmaceutical, biotechnology, healthcare, contract research, contract sales, drug development and healthcare informatics industries generally, including changes in the use, adoption or non-adoption of technologies or industry standards, which, in each case, do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (ii) any failure by the Company to meet analysts’ published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement which would not otherwise be the result of a Material Adverse Effect (it being understood that the changes, events or developments giving rise or contributing to such failure may be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (iii) changes, events or developments in the financial or securities markets generally, or the economy in general, which, in each case, do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (iv) any Change of Law (as defined below), (v) changes in foreign currency rates, (vi) any adverse change relating to changes in generally accepted accounting principles as in effect on the date hereof in the United States, (vii) the negotiation, announcement, execution, delivery, performance, consummation or anticipation of the transactions contemplated by, or compliance with this Agreement and the transactions contemplated hereby, or (viii) any Actions or Orders which in any manner challenge, seek to prevent, enjoin, alter or delay, or seek damages as a result of or in connection with, the transactions contemplated hereby.

      For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary)

(i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (ii) in the case of a limited liability company or a partnership, serves as managing member or general partner, as the case may be, or owns a majority of the equity interests, or (iii) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

      “Change of Law” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, rule, regulation, ordinance, order, protocol, practice or measure or any other requirement of Law of or by any Federal, state, county or local government, governmental agency, court, commission, department or similar organization or other such entity which occurs subsequent to the date hereof.

      SECTION 4.2. Capitalization. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Preferred Stock, $0.01 par value per share, of which 1,000,000 shares are designated as Series A Preferred Stock (the “Company Preferred Stock”), and 500,000,000 shares of common stock, $0.01 par value per share (the “Company Common Stock” and, together with the Company Preferred Stock, the “Company Stock”). As of April 9, 2003, 118,297,470 shares of Company Common Stock were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, no shares of Company Preferred Stock were issued and outstanding.

           (b) As of the date hereof, (i) 36,856,302 shares of Company Common Stock were authorized for issuance under the terms of the Option Plans of which, as of April 9, 2003, Company Stock Options to purchase 34,286,088 shares of Company Common Stock were granted and are currently outstanding and (ii) there were outstanding rights (the “Rights”) with respect to each outstanding share of Company Common Stock under the Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of November 5, 1999, and amended and restated as of May 4, 2000, between the Company and First Union National Bank.

           (c) As of the date hereof, there are no outstanding subscriptions, options, contracts, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Subsidiary of the Company to issue additional shares of Company Stock (collectively, “Options”). Except for the Rights Agreement, there are no outstanding share appreciation rights, phantom share rights or similar rights with respect to the Company or any of its Subsidiaries. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Stock.

      SECTION 4.3. Investments. Except for the capital stock or other ownership interests of its Subsidiaries, the Company does not own, directly or indirectly, any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or any equity or other participating interest in the revenues or profits of any Person. There are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of the Subsidiaries (other than statutory Laws of general applicability).

      SECTION 4.4. Subsidiaries. Each direct and indirect Significant Subsidiary of the Company is listed on Schedule 4.4 of the Company Disclosure Letter. Each Significant Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Significant Subsidiary of the Company is qualified to transact business, and, where applicable, is in good standing, in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified or in good standing does not have, individually or in the aggregate, a Material Adverse Effect. All of the outstanding capital shares or other equity interests of each Significant Subsidiary of the Company are validly issued, and where such Significant Subsidiary is a corporation, fully paid and nonassessable and are owned directly or indirectly by the Company. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its Significant Subsidiaries is a party relating to the issuance, sale, voting or transfer of any capital shares or other interests of any Significant Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. For purposes of this Agreement, “Significant Subsidiary” shall have the meaning set forth for the term “Significant Subsidiary” in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Securities Act.

      SECTION 4.5. Authority Relative to this Agreement. The Company has the necessary corporate power and corporate authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval for the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including, without limitation, the unanimous approval of the Special Committee), subject to the approval of this Agreement by the Company’s shareholders in accordance with the North Carolina Act. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub and Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

      SECTION 4.6. No Conflict; Required Filings and Consents. (a) Assuming that all Required Governmental Consents (as defined below) are obtained, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated hereby by the Company will not, (i) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets is bound or affected, (ii) assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in Section 3.8, violate or conflict with the Restated Articles, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under or, result in the creation of a lien or encumbrance on any of the properties or assets (whether owned or leased) of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 4.16) or Lease (as defined in Section 4.12), except in the case of clauses (i) and (iii) for conflicts, violations, breaches, defaults, losses or liens which, individually or in the aggregate, do not have a Material Adverse Effect.

           (b) Except for (i) applicable requirements, if any, of the Exchange Act and the Securities Act, (ii) the requirements of the HSR Act and the requirements of any relevant foreign antitrust authority, (iii) the filing and recordation of appropriate merger documents as required by the North Carolina Act, (iv) the filing and recordation of appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any its Subsidiaries is qualified to do business, (v) applicable requirements of the Nasdaq National Market and (vi) compliance with any applicable state securities or blue sky Laws or state takeover Laws (the filings and authorizations referred to in clauses (i) through (vi) being referred to collectively as the “Required Governmental Consents”), to the knowledge of the Company, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except for the Required Governmental Consents, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such waiver, consent, approval or authorization does not have a Material Adverse Effect.

      SECTION 4.7. SEC Filings; Financial Statements. (a) The Company has made available to Parent prior to the date hereof true and complete copies of (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2001 and 2002, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of the Company since January 1, 2001, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC since December 31, 2002 (collectively, the “SEC Reports”). The SEC Reports (i) at the time filed or if amended or superseded by a later filing, as of the date of the last such amendment or filing, complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not at the time they were declared effective or filed, as the case may be, or if amended or superseded by a later filing, as of the date of the last such amendment or such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (b) The audited consolidated financial statements of the Company for the fiscal year ended December 31, 2002 and as at December 31, 2002 included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (collectively, the “Company Financial Statements”) were prepared in accordance with generally accepted accounting principles as in effect in the United States on the date of such report applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated.

           (c) The Company will deliver to Parent or make available to Parent via the SEC’s Electronic Data Gathering, Analysis, and Retrieval system as soon as they become available true and complete copies of any forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC under the Securities Act or Exchange Act subsequent to the date hereof and prior to the Effective Time (collectively, the “Subsequent SEC Filings”). As of its filing date, each Subsequent SEC Filing will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act. No Subsequent SEC Filing, as of its filing date, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, when taken as a whole and in light of the circumstances under which they are made, not misleading. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

      SECTION 4.8. Absence of Certain Changes or Events. From December 31, 2002 to the date hereof, there has not been:

           (a) any declaration, payment or setting aside of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Stock, other than (i) dividends or distributions by any wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, or (ii) a direct or indirect redemption, purchase or other acquisition of or offer for any shares of capital stock or other securities of the Company or any Subsidiary thereof;

           (b) (i) any creation, incurrence or assumption of any debt in excess of $10,000,000 in the aggregate, except for refinancings of existing obligations on terms that are no less favorable to the Company or its Subsidiaries than the existing terms, (ii) other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection, any assumption, guarantee, endorsement or other liability or responsibility (whether direct, indirect, contingent or otherwise) for the obligations of any Person in amounts in excess of $10,000,000 in the aggregate, (iii) any making of any capital expenditures or any making of any loans, advances or capital contributions to, or investments in, any other Person (other than (w) to the Company or a wholly owned Subsidiary thereof, (x) customary travel, relocation or business advances to employees, (y) such as are included in the Company’s capital budget for 2003, a copy of which has been provided to Parent, and (z) such other items as do not exceed $10,000,000 in the aggregate), (iv) any acquisition of all or substantially all of the stock or assets of, or any merger or consolidation with, any other Person for an amount that exceeds $10,000,000 individually or $50,000,000 in the aggregate, (v) any settlement of any claim, action, litigation, or other judicial or administrative proceeding, directly or indirectly, against the Company or any of its Subsidiaries in amounts in excess of $2,000,000 in the aggregate, or (vi) any sale, transfer, mortgage, pledge or other disposition of (or permission of any of the foregoing), or encumbrance on, any assets or properties, real, personal or mixed, material to the Company and its Subsidiaries taken as a whole other than to secure debt permitted under subpart (i) of this Section 4.8(b);

           (c) any increase in any manner of the compensation of any of the Company’s or any of its Subsidiaries’ officers or employees, or entrance into, establishment, amendment or termination of any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, or employee of the Company or any Subsidiary thereof other than pursuant to the terms of agreements in effect prior to the date of this Agreement or in the ordinary course of business consistent with past practice;

           (d) to the knowledge of the Company, any cancellation, amendment, modification, termination, or grant of waiver of any Company Material Contract or any written or express and unambiguous oral notification to the Company or any Subsidiary thereof party to such Company Material Contract that any party to any such Company Material Contract intends to cancel or not renew such Company Material Contract beyond its expiration date as in effect on the date hereof, which cancellation, amendment, modification, termination, grant of waiver, or notification, individually or in the aggregate, has or had a Material Adverse Effect;

           (e) any change in the Tax elections made by the Company or any Subsidiary thereof or in any accounting method used by the Company or any Subsidiary thereof for Tax purposes, where such Tax election or change in accounting method has or had, individually or in the aggregate, a Material Adverse Effect, for any period or periods, or the settlement or compromise of any material income Tax Liability of the Company and its Subsidiaries;

           (f) the entering into of any agreement or commitment to do any of the foregoing; or

           (g) any other change, event, or development that, individually or in the aggregate, has or had a Material Adverse Effect.

      SECTION 4.9. Litigation. There are no Actions pending or, to the knowledge of the Company, threatened in writing, or Orders entered, against or involving the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, (a) which if adversely determined would have a Material Adverse Effect or (b) which as of the date hereof in any manner challenge, seek to prevent, enjoin, alter or delay, or seek damages as a result of or in connection with, the transactions contemplated hereby. To the knowledge of the Company, as of the date hereof, no officer or director of the Company or any of its Subsidiaries is a defendant in any Action commenced by any shareholder of the Company or any of its Subsidiaries with respect to the performance of his or her duties as an officer or a director of the Company or any such Subsidiary under any applicable Law.

      SECTION 4.10. Employee Benefit Plans; ERISA. (a) Schedule 4.10 of the Company Disclosure Letter includes a complete list of each Company Benefit Plan that is material to the Company and its Subsidiaries, taken as a whole (collectively, the “Material Company Benefit Plans”).

      “Company Benefit Plans” shall mean, collectively, (i) each employee benefit plan, program or policy of the Company or any of its Subsidiaries providing benefits to any current or former employee, officer or director (or any beneficiary or dependent thereof), or any agent or independent contractor of the Company or any of its Subsidiaries, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”) (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, or fringe benefit arrangement, plan, program or policy and (ii) each agreement of the

Company or any of its Subsidiaries providing annual base salary in excess of $250,000 (or its equivalent in foreign currency as of the date hereof) to an employee of the Company or any of its Subsidiaries.

           (b) With respect to each Material Company Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (e.g., Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent actuarial report or valuation, if any; and (v) the most recent determination letter from the United States Internal Revenue Service (the “IRS”), if any.

           (c) Except as does not have a Material Adverse Effect, the IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and its related trust that has not been revoked, and, to the knowledge of the Company, there are no circumstances or events that have occurred that would reasonably be expected to result in a revocation of such letter, which cannot be cured without the occurrence of a Material Adverse Effect.

           (d) Except as does not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and its Subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all Laws and regulations applicable to the Company Benefit Plans and each Company Benefit Plan has been administered in all respects in accordance with its terms, and (ii) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Benefit Plans which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries to any Company Benefit Plan participant, to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan (as defined in Section 3(37) of ERISA) or any Company Benefit Plan.

           (e) Except as does not have, individually or in the aggregate, a Material Adverse Effect or as otherwise provided in Section 2.9(a) hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with another event (e.g., termination of employment) will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or material benefit to any employee, officer or director of the Company under any Company Benefit Plan.

           (f) No Material Company Benefit Plan (i) is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, (ii) is described in 401(a)(1) of ERISA, (iii) provides post-retirement health or death benefit coverage (other than as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or other applicable Law), or (iv) is a plan described in Section 413(a) or 413(c) of the Code or Section 3(40) of ERISA.

           (g) The Company is not a member of any controlled group, within the meaning of Section 412(n)(6)(B) of the Code with any entity other than any of its Subsidiaries, and there are no circumstances pursuant to which the Company or any Subsidiary thereof could be liable (either directly, secondarily, jointly or contingently) under Title IV of ERISA or Sections 4971 through 4980E of the Code or under Section 502(i) or (1) of ERISA.

           (h) No Material Company Benefit Plan holds Company Common Stock, and the terms of such plans will not in any way prevent the completion of the Merger.

           (i) Except as does not have, individually or in the aggregate, a Material Adverse Effect, with respect to any Company Benefit Plan established or maintained outside the United States of America that is not subject to ERISA, (i) neither the Company nor any of its Subsidiaries has incurred any material obligation in connection with the termination or withdrawal from any such Company Benefit Plan, and (ii) the present value of the accrued benefit liabilities (whether or not vested) under each such plan which is funded, determined as of the end of the most recently ended fiscal year of the Company on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such plan, and for each such plan which is not funded, the obligations thereunder have been accrued in accordance with generally accepted accounting principles as in effect in the United States as of the end of the most recently ended fiscal year of the Company.

      SECTION 4.11. Owned Real Property. Schedule 4.11 sets forth a complete and accurate list of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries has good fee simple title (or other similar title in jurisdictions outside the United States) to the Owned Real Property free and clear of any liens, security interests, encumbrances or defects, except for such liens, security interests, encumbrances or defects as, individually or in the aggregate, do not have a Material Adverse Effect.

      SECTION 4.12. Leases. (a) Schedule 4.12 sets forth a list of all material leases, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real properties in which the Company or any of its Subsidiaries has a leasehold interest, whether as lessor or lessee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which the Company or such Subsidiary is a lessee is referred to herein as the “Leased Real Property”).

           (b) Each Lease is in full force and effect. Neither the Company nor any of its Subsidiaries is in default under any Lease and, to the actual knowledge of the Company, without independent inquiry or investigation, no other party to a Lease is in default, except for such defaults of the Company or any other party which, individually or in the aggregate, do not have a Material Adverse Effect.

      SECTION 4.13. Intellectual Property. The Company or its Subsidiaries own, or are licensed or otherwise possess legal enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of the Company and its Subsidiaries as currently conducted (collectively, the “Intellectual Property”), except for any such failures to own, be licensed or possess that do not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, all material patents, trademarks, trade names, service marks and copyrights held by the Company or its Subsidiaries are valid and subsisting. The Company and its Subsidiaries are not infringing any intellectual property rights of any other Person, except for such infringements which do not, individually or in the aggregate, have a Material Adverse Effect. No claim is pending or, to the knowledge of the Company, threatened with respect to the ownership, validity, license or use of, or any infringement resulting from, the Intellectual Property, which if adversely determined would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, the Intellectual Property is not being infringed by any other Person except for any such infringements which do not, individually or in the aggregate, have a Material Adverse Effect. There are no restrictions on the direct or indirect transfer of any Intellectual Property that would be triggered by the transactions contemplated hereby other than such restrictions which do not, individually or in the aggregate, have a Material Adverse Effect.

      SECTION 4.14. Insurance. Except as, individually or in the aggregate, do not have a Material Adverse Effect:

           (a) all material insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect, and, to the knowledge of the Company, no notice of cancellation has been given with respect to any such policy;

           (b) all material insurance policies of the Company will be in full force and effect as of the Effective Time;

           (c) neither the Company nor any of its Subsidiaries has assigned, pledged or transferred any rights under any such insurance policies;

           (d) there are no claims by the Company or any Subsidiary under any such policy or instrument as to which any insurance company is denying Liability or defending under a reservation of rights clause (other than a customary reservation of rights clause); and

           (e) all necessary notifications of claims have been made to insurance carriers.

      SECTION 4.15. Environmental. (a)(i) The Company and its Subsidiaries are in compliance with all, and have no Liability under, any applicable Environmental Laws, except where failure to be in compliance does not have a Material Adverse Effect.

                (ii) There is no claim with respect to Environmental Laws pending or, or the knowledge of the Company, threatened against the Company and, to the knowledge of the Company, there are no facts or circumstances which could give rise to such a claim that has, individually or in the aggregate, a Material Adverse Effect.

                (iii) Neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken, or agreed to assume or undertake, responsibility for any Liability or obligation of any other Person, arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action, which in each case has a Material Adverse Effect.

           (b) As used in this Agreement, the following terms have the meanings set forth below:

                (i) “Environmental Law” means any Federal, state, local, provincial, foreign, civil and criminal Law, statute, ordinances, common Law, rules, regulations, policies and guidance documents with the effect of Law, now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution, health, worker health and safety or protection of the environment, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release, exposure or discharge of Hazardous Substances.

                (ii) “Hazardous Substances” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

      SECTION 4.16. Material Contracts. All Contracts of the Company or any Subsidiary of the Company that (a) have been filed as an exhibit to any SEC Report in compliance with Item 601(a)(10) of Regulation S-K promulgated under the Securities Act, (b) relate to any Indebtedness in excess of $10,000,000, (c) provide for aggregate payments to or from the Company or any of its Subsidiaries in excess of $10,000,000, have an unexpired term exceeding one year and can not be terminated without penalty upon 60 or less days prior written notice, or (d) materially limit the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographical area or which would so materially limit the freedom of the Company or any of its Subsidiaries so to compete after the Effective Time (collectively, the “Company Material Contracts”) are valid and binding and are in full force and effect and enforceable against the Company or such Subsidiary, as the case may be, in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy or other similar Laws affecting the rights of creditors generally (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies and (iii) to the extent applicable, the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities. The Company Material Contracts, other than those filed as an exhibit or incorporated by reference to any SEC Report, are listed on Schedule 4.16 of the Company Disclosure Letter; provided, however, that with respect to any Company Material Contract described in clause (d) above, in the case of agreements of any Subsidiary of the Company, such agreements that do not have a Material Adverse Effect are not required to be listed on Schedule 4.16 of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in violation or breach of or default under any such Company Material Contract where such violation, breach or default, individually or in the aggregate, has a Material Adverse Effect.

      SECTION 4.17. Compliance with Laws/Permits. (a) Neither the Company nor any of its Significant Subsidiaries has violated, is in violation of, or has been given written notice of any violation of any applicable provisions of any Laws applicable thereto, except for any violations which do not have a Material Adverse Effect.

           (b) The Company and its Significant Subsidiaries have all permits, licenses, approvals and other authorizations from applicable Governmental Entities required in connection with the operation of their respective businesses or the ownership of their respective properties (collectively, “Company Permits”), except those the absence of which do not have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 4.18. Taxes. (a) The Company and each of its Subsidiaries has timely filed, or caused to be timely filed, all Tax Returns (as defined in Section 4.18(b)) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes (as defined in Section 4.18(b)) required to be paid by them (whether or not shown on such Tax Returns as being required to be paid, collected or withheld), other than such Taxes for which specific reserves in the Company Financial Statements have been established or which are being contested in good faith, except where a failure to so file, pay, collect or withhold does not in the aggregate have a Material Adverse Effect. There are no claims or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith and set forth on Schedule 4.18 of the Company Disclosure Letter or are immaterial in amount), except for claims or assessments which if successfully asserted would not, individually or in the aggregate, be a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its Subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith. None of the Company or any Subsidiary thereof is a party to any agreement or arrangement that would reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment (including any payment made pursuant to Section 2.9 of this Agreement) by the Company or any Subsidiary thereof of any “excess parachute payments” within the meaning of Section 280G of the Code or that would be nondeductible under Section 162(m) of the Code. None of the Company or any Subsidiary thereof has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. All Taxes required to be withheld, collected or deposited by or with respect to the Company and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority, except, in each case, to the extent that failing to withhold, collect, deposit or pay does not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481 (a) of the Code (or any similar provision of Law or regulations) by reason of a change in accounting method.

           (b) For purposes of this Agreement, “Taxes” shall mean all Federal, foreign, state or local income, gross receipts, windfall profits, value added, severance, property, production, transfer sales, use, license, excise, franchise, employment, withholding, value added, unemployment, disability, occupancy or other taxes, duty, tax related assessment of any kind whatsoever together with any associated interest, additions, fines, additional amounts or penalties with respect thereto and any interest in respect of such additions or penalties, and “Tax Returns” shall mean all reports and returns (including elections, claims, declarations, disclosures, schedules, computations and information returns) required to be filed with respect to Taxes.

      SECTION 4.19. Rights Agreement. The execution of this Agreement and the consummation of the Merger will not result in a “Triggering Event,” a “Distribution Date” or a “Stock Acquisition Date” under the Rights Agreement. The execution of this Agreement and the consummation of the Merger will not result in Parent or Merger Sub or any of their respective Affiliates being an “Acquiring Person” under the Rights Agreement or otherwise result in the ability of any Person to exercise any Rights or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached

      SECTION 4.20. State Takeover Statutes. Articles 9 and 9A of the North Carolina Act are not applicable to the Merger and, to the knowledge of the Company, no other “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Laws applicable to the Company are applicable to the Merger.

      SECTION 4.21. Brokers. No broker, finder, investment banker or other Person (other than Morgan Stanley & Co., Incorporated (“Morgan Stanley”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent true, correct and complete copies of all agreements with Morgan Stanley and there have been no amendments or revisions to such agreements.

      SECTION 4.22. Recommendation of Special Committee and Board of Directors Opinion of Financial Advisor. (a) The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the shareholders of the Company other than Dennis B. Gillings, Ph.D. and his Affiliates and certain other shareholders of the Company who may exchange their equity securities of the Company for equity of Parent or its Affiliates, and (ii) resolved to recommend approval and adoption of this Agreement and the Merger by the Board of the Directors.

           (b) The Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of the Special Committee, (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company.

           (c) Morgan Stanley has rendered to the Special Committee a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the Per Share Amount to be received by the shareholders of the Company is fair from a financial point of view to such holders other than the holders of Excluded Shares (as defined in such opinion), a complete and correct written copy of which has been delivered to Parent. The Company has received the approval of Morgan Stanley to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to Morgan Stanley’s review of the Proxy Statement.

      SECTION 4.23. No Undisclosed Liabilities. Except (a) for Liabilities incurred in the ordinary course of business consistent with past practice and (b) as and to the extent disclosed in the Company Financial Statements, the SEC Reports or on the Company Disclosure Letter, neither the Company nor any Subsidiary thereof has any Liabilities which, individually or in the aggregate, have a Material Adverse Effect.

      SECTION 4.24. Required Company Vote. Assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in Section 3.8, the affirmative vote of a majority of the Shares outstanding as of the record date for the Company Shareholders’ Meeting is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement and the transactions contemplated hereby.

      SECTION 4.25. Customers. Since January 1, 2003, neither the Company nor any Subsidiary thereof has received written notice that any customer intends to cancel, terminate or otherwise modify any relationship with the Company or any of its Subsidiaries, which cancellation, termination or modification, individually or in the aggregate, has or had a Material Adverse Effect.

      SECTION 4.26. Related Party Transactions. Since January 1, 2002, the Company has not entered into any relationship or transaction of the sort that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K of the Securities Act.

      SECTION 4.27. Employees; Labor Relations. (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contract or understanding with a labor union or labor organization; and (b) except as does not, individually or in the aggregate, have a Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or to the knowledge of the Company threats thereof by or with respect to such employees.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.1. Conduct of Business by the Company Pending the Effective Time. Except as otherwise contemplated by this Agreement, required by Law, disclosed in Schedule 5.1 of the Company Disclosure Letter or consented to by Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct its businesses in the ordinary course consistent with past practice and (ii) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries will take any of the following actions:

           (a) amend their respective articles of incorporation or bylaws (or comparable governing instruments) or the Rights Agreement in any material respect or redeem the Rights or otherwise take any action which would render the Rights Agreement inapplicable to any Acquisition Proposal other than the transactions contemplated by this Agreement;

           (b) authorize for issuance, issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its Subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its Subsidiaries, except for (i) the issuance of Shares (including the associated Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms, and (ii) issuances in accordance with the Rights Agreement except for the Merger;

           (c) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions by any wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries,

           (d) except for transactions between or among the Company and any of its wholly owned Subsidiaries, (i) create, incur or assume any Indebtedness in excess of $10,000,000 in the aggregate, except refinancings of existing obligations on terms that are no less favorable to the Company or its Subsidiaries than the existing terms, (ii) other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person in amounts in excess of $10,000,000 in the aggregate, (iii) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than (w) to the Company or a wholly owned Subsidiary of the Company, (x) customary travel, relocation or business advances to employees, (y) such as are included in the Company’s capital budget for 2003, a copy of which has been provided to Parent, and (z) such other items as do not exceed $10,000,000 individually or $50,000,000 in the aggregate), (iv) acquire all or substantially all of the stock or assets of, or merge or consolidate with, any other Person for an amount that exceeds $10,000,000 individually or $50,000,000 in the aggregate, (v) settle any claim, action, litigation, or other judicial or administrative proceeding, directly or indirectly, against the Company or any of its Subsidiaries in amounts in excess of $10,000,000 in the aggregate (excluding any amounts that are covered by insurance policies of the Company or its Subsidiaries, as applicable), or (vi) sell, transfer, mortgage, pledge or otherwise dispose of (or permit any of the foregoing), or encumber, any assets or properties, real, personal or mixed, material to the Company and its Subsidiaries taken as a whole other than to secure debt permitted under subpart (i) of this clause (d);

           (e) increase in any manner the compensation of any of the Company’s or any of its Subsidiaries’ officers or employees, or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, or employee of the Company or any Subsidiary thereof other than pursuant to the terms of agreements in effect on the date of this Agreement or in the ordinary course of business consistent with past practice;

           (f) cancel, amend, modify, terminate, or waive any Company Material Contract which cancellation, modification, termination, or grant of waiver, individually or in the aggregate, has a Material Adverse Effect;

           (g) make any change in the Tax elections made by the Company or any Subsidiary thereof or in any accounting method used by the Company or any Subsidiary thereof for Tax purposes, where such Tax election or change in accounting method has, individually or in the aggregate, a Material Adverse Effect, for any period or periods, or the settlement or compromise of any material income Tax Liability of the Company and its Subsidiaries;

           (h) adopt any new shareholder rights or similar plans;

           (i) take any action that would cause the Company Common Stock, at the record date for determining the holders of shares of Company Common Stock who are entitled to receive notice and to vote at the Company Shareholders’ Meeting, not to be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

           (j) agree in writing or otherwise to take any of the actions described in Sections 5.1 (a) through (i) above.

      SECTION 5.2. No Solicitation. (a) Upon execution of this Agreement, the Company shall, and shall cause the Company Representatives (as defined in Section 5.2 (b)) to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined in Section 5.2 (c)).

           (b) The Company shall not, and it shall cause its Subsidiaries and the officers, directors, employees, agents, advisors and representatives of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, (i) solicit, initiate, knowingly encourage, or take any other action to knowingly facilitate any inquiries regarding, or the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, if, at any time prior to the Effective Time, the Board of Directors or the Special Committee determines in good faith, after consulting with and considering advice from its financial advisors and outside counsel, that the failure to do so would create a reasonable likelihood of a breach of their duties as directors to the Company’s shareholders under applicable Law, the Company may, in response to an unsolicited bona fide Acquisition Proposal from a Third Party that the Board of Directors or the Special

Committee concludes is reasonably likely to result in a Company Superior Proposal, and subject to compliance with Section 5.2(d), (x) furnish information with respect to the Company to such Third Party pursuant to a confidentiality agreement not more favorable to such Third Party than the Confidentiality Agreement is to Parent (as determined by the Special Committee after consultation with its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal.

           (c) As used in this Agreement, the following terms have the meanings set forth below:

                (i) “Acquisition Proposal” means any inquiry, proposal or offer, whether in writing or otherwise, pursuant to which a Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 10% or more of the assets of the Company and its Subsidiaries (taken as a whole) or 10% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the Company, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of 10% or more of the assets of the Company and its Subsidiaries (taken as a whole), or 10% or more of the equity interest in the Company.

                (ii) “Third Party” means any Person or group other than Parent or Merger Sub.

           (d) Except as permitted by this Section 5.2 and to the extent applicable, subject to the provisions of Article VIII, neither the Board of Directors nor the Special Committee shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors or the Special Committee of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (any such agreement, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision contained in this Agreement, in the event that prior to the Effective Time, the Company receives a Company Superior Proposal and the Board of Directors or the Special Committee determines in good faith, after consulting with and considering advice from its financial advisors and outside counsel, that the failure to do so would create a reasonable likelihood of a breach of their duties as directors to the Company’s shareholders under applicable Law, the Board of Directors or the Special Committee may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of this Agreement or the Merger or (y) approve or recommend a Company Superior Proposal (as hereinafter defined), but in each case, only at a time that is at least 72 hours following delivery to Parent (and all Persons to whom copies of notices are required to be given pursuant to the means set forth in Section 9.3(i)) of a written notice advising Parent that the Board of Directors has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the Person making such Company Superior Proposal and during which 72 hour period the Company will in good faith cooperate and negotiate with Parent, on a non-exclusive basis, with the intent of enabling the parties hereto to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be consummated. For purposes of this Agreement, a “Company Superior Proposal” means any Acquisition Proposal (but changing references to the 10% amounts in the definition thereof to 51%) on terms which the Board of Directors and the Special Committee determine in their good faith judgment (after consultation with their advisors) is reasonably likely to be consummated and would, if consummated, be more favorable to the Company’s shareholders entitled to receive the Per Share Amount than the Merger (taking into account any factors relating to such proposed transaction deemed relevant by the Board of Directors and the Special Committee, including, without limitation, the financing thereof and all other conditions thereto).

           (e) In addition to the obligations of the Company set forth in paragraphs (a), (b) and (d) of this Section 5.2, the Company (i) shall promptly, but in no event no later than 24 hours after the receipt thereof, advise Parent orally and in writing of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, (ii) promptly, but in no event later than 24 hours after receipt thereof, provide to Parent (and all notice parties of Parent) any non-public information provided to such Third Party that was not previously provided to Parent and (iii) keep Parent informed on a prompt basis of any material developments relating to any Acquisition Proposal no later than 24 hours after such development.

           (f) Nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Board of Directors or the Special Committee from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act (provided, that no such position shall be a favorable recommendation of such transaction if it does not constitute a Company Superior Proposal) or (ii) making such disclosure to the Company’s shareholders as, in the good faith judgment of the Board of Directors, after consultation with outside counsel, is required under applicable Law.

ARTICLE VI.

ADDITIONAL AGREEMENTS

      SECTION 6.1. Shareholders Meeting; Proxy Statement. (a) In accordance with the Company’s Amended and Restated Articles of Incorporation (“Restated Articles”) and Amended and Restated Bylaws (“Restated Bylaws”), the Company shall call and hold a meeting of its shareholders as promptly as practicable for the purpose of voting upon the approval of the Merger and this Agreement, and the Company shall use its best efforts to hold such shareholder meeting as promptly as practicable after the date on which the Proxy Statement (as defined below) is cleared by the SEC. As promptly as practicable after the date of this Agreement, the Company, Parent and Merger Sub shall cooperate and prepare and file with the SEC, and shall use all commercially reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders, a proxy statement meeting the requirements of Schedule 14A and Rule 13e-3 under the Exchange Act (including any preliminary versions thereof, any amendments thereto and any schedules required to be filed in connection therewith) (the “Proxy Statement”) in connection with the meeting of the Company’s shareholders to consider the Merger (the “Company Shareholders’ Meeting”). The Company, Parent and Merger Sub each will promptly and timely provide all information relating to its respective businesses or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable state and Federal securities Laws. The Company and Parent (with respect to Parent and Merger Sub) each shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it (and Merger Sub with respect to Parent) or its Affiliates based upon written information furnished by it (or Merger Sub with respect to Parent) for inclusion in the Proxy Statement.

           (b) The Company agrees that the Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to shareholders, at the time of the Company Shareholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is hereby made, or will be made, by the Company with respect to Parent and Merger Sub Information (as defined in Section 6.1(c)) or any information supplied by Dennis B. Gillings, Ph.D. that relates to him or that is required to be included in the Proxy Statement as a result of his status as an affiliate under Rule 13e-3 under the Exchange Act.

           (c) Each of Parent and Merger Sub agrees that none of the information supplied by Parent or Merger Sub, or any of their respective officers, directors, representatives, agents or employees (the “Parent and Merger Sub Information”), for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to shareholders, at the time of the Company Shareholders’ Meeting or at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is hereby made, or will be made, by Parent or Merger Sub with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees.

      SECTION 6.2. Access to Information; Confidentiality. The Company shall, and shall use its commercially reasonable efforts to cause its Subsidiaries to, afford to Parent and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours and upon reasonable notice throughout the period prior to the Effective Time to their respective properties, books, contracts, commitments and records and, during such period, shall furnish such information concerning its businesses, properties and personnel as Parent shall reasonably request; provided, however, such access shall not unreasonably disrupt the Company’s or its Subsidiaries’ respective operations and must be conducted in accordance with the procedures established by the Company. All nonpublic information provided to, or obtained by, Parent or Merger Sub in connection with the transactions contemplated hereby shall be subject to the confidentiality obligations under that certain Confidentiality Agreement, dated August 6, 2002, by and between the Company and GF Management Company, LLC (the “Confidentiality Agreement”), the terms of which shall survive the termination of this Agreement and continue in full force and effect. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable Law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any of its Subsidiaries is required to keep confidential by reason of contract, agreement or other obligation to third parties. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of any and all transactions contemplated herein and all materials of any kind (including opinions or other Tax analyses) that are or have been provided to any party (or to any employee, representative or other agent of any party) relating to such Tax treatment or Tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities Laws. If Parent or Merger Sub discovers any breach of any representation or warranty contained in this Agreement, the nature of which would cause the condition to the obligations of the Company relating to representations and warranties set forth in Section 7.2 to not be satisfied, or any circumstance or condition that upon the Effective Time would constitute such a breach, Parent and Merger Sub covenant that they will promptly so inform the Company. If the Company discovers any breach of any representation or warranty contained in this Agreement, the nature of which would cause the condition to the obligations of Parent and Merger Sub relating to representations and warranties set forth in Section 7.3 to not be satisfied, or any circumstance or condition that upon the Effective Time would constitute such a breach, the Company covenants that it will promptly so inform Parent.

      SECTION 6.3. Public Announcements. The parties shall issue a joint initial press release announcing the execution of this Agreement as may be mutually agreed. Thereafter, the parties will consult with one another prior to issuing any press release or otherwise making any public communications in connection with the Merger or the other transactions contemplated by this Agreement and will provide each other with a meaningful opportunity to review and comment upon, any such press releases or other public communications, and prior to making any filings with any third party and/or any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement, the parties will consult with one another prior to making such filings and will provide each other with a meaningful opportunity to review and comment upon, such filings, except as may be required by Law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.

      SECTION 6.4. Approvals and Consents; Reasonable Best Efforts; Cooperation. (a) From the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall (i) promptly apply for, diligently pursue through to completion, and use their respective reasonable best efforts to obtain prior to Effective Time all consents, approvals, authorizations and clearances of Governmental Entities and third parties required of it to consummate the Merger, (ii) provide such information and communications to Governmental Entities as such Persons may reasonably request, and (iii) assist and cooperate with the other parties hereto to obtain all permits and clearances of Governmental Entities that are reasonably necessary, and to prepare any document or other information reasonably required of it by any such Persons to consummate the Merger.

           (b) In addition to the other obligations set forth in this Agreement, including, without limitation, this Section 6.4 and Section 6.7, from and after the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, regulations or otherwise to consummate and make effective as expeditiously as practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) filing as soon as practicable after the date hereof (the “Filing Date”) a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and filing as soon as practicable any form or report required by any other Governmental Entity relating to antitrust, competition, or trade regulation matters, including without limitation, any relevant foreign antitrust authority), (ii) promptly applying for, diligently pursuing through to completion, and using reasonable best efforts to obtain prior to the Effective Time all consents, approvals, authorizations, permits and clearances of Governmental Entities and third parties required of it to consummate the Merger, (iii) providing such information and communications to Governmental Entities as they may reasonably request, (iv) effecting all necessary registrations, filings and submissions and using reasonable best efforts to have lifted any injunction, order or decree of a court or other Governmental Entity of competent jurisdiction or other legal bar to consummation of the Merger or otherwise restraining or prohibiting the consummation thereof (and, in such case, proceeding with the consummation of the Merger as expeditiously as practicable), including through all possible appeals, unless waived by the Company and Parent, (v) assisting and cooperating with each other to obtain all permits and clearances of Governmental Entities that are necessary, and preparing any document or other information reasonably required of it to consummate the Merger, and (vi) executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the Merger, and fully carrying out the purposes of, this Agreement. Each of the Company, Parent and Merger Sub agrees that, except as otherwise expressly contemplated by this Agreement, they will not take any action that would reasonably be expected to materially adversely affect or materially delay the Effective Time or the ability of any of the parties to satisfy any of the conditions to the Effective Time or to consummate the Merger.

           (c) In furtherance of and without limitation of the foregoing, each of the Company, Parent and Merger Sub shall (i) respond as promptly as practicable to any reasonable inquiries or requests received from any Governmental Entity for additional information or documentation; (ii) promptly notify the other parties hereto of any written communication to that party or its Affiliates from any Governmental Entity and, subject to applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other parties in connection therewith); and (iii) furnish the other parties with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity of their respective staffs on the other hand, with respect to this Agreement and the Merger; all with a view towards the prompt completion of the Merger and the transactions contemplated by this Agreement; provided, however, that nothing contained in this Section 6.4 shall obligate any party to disclose to another party any information or documentation that would constitute, in the reasonable belief of the disclosing party, competitively sensitive confidential information or documentation.

           (d) Each of Parent and Merger Sub shall divest and/or agree to divest assets to an entity or entities satisfactory to any relevant concerned Governmental Entity, in order to permit the consummation of the Merger at its own expense, and with no reduction in the aggregate Per Share Amount payable for the Shares hereunder. Parent shall pay any filing fees required to be paid in connection with the HSR Act and any relevant foreign antitrust authority.

           (e) In addition to the other obligations set forth in this Agreement, the Company will cooperate with Parent and Merger Sub in connection with their arrangement of, and negotiation of agreements with respect to, the Debt Financing (and any substitutions or replacements thereof) or any alternative debt financing or alternative equity financing contemplated by Section 6.7 hereof, including by making available to Parent and Merger Sub and such financing sources and their representatives, personnel (including for participation in road shows), documents and information of the Company and its Subsidiaries as may reasonably be requested by Parent or Merger Sub or such financing sources and, if applicable, by similarly cooperating with financing sources in connection with the offering and/or syndication of any such financing.

      SECTION 6.5. Agreement to Defend and Indemnify; Insurance. (a) It is understood and agreed that, subject to the limitations on indemnification contained in the North Carolina Act and the Restated Articles, the Company shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall for a period of six years following the Effective Time, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary (and, without limiting the generality of the foregoing, any members of any committee of the Board of Directors, including the Special Committee) on the date hereof or at the Effective Time (collectively, the “Indemnified Parties”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action arising out of or pertaining to the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Merger, and in the event of any such Action (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of one counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). For a period of six years following the Effective Time, the Surviving Corporation shall maintain or obtain officers’ and directors’ liability insurance covering the Indemnified Parties who currently or at the Effective Time are covered by the Company’s officers and directors liability insurance policies on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 300% of the premium paid by the Company for such insurance as of the date of this Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 300% of such per annum rate as of the date of this Agreement. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Restated Articles and the Restated Bylaws for a period of not less than six years following the Effective Time. This Section 6.5 shall survive consummation of the Merger. This covenant shall survive any termination of this Agreement pursuant to Section 8.1. Notwithstanding Section 9.8, this Section 6.5 is intended to be for the benefit of and to grant third-party rights to the Indemnified Parties whether or not they are parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.5.

           (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.5.

           (c) Following the Effective Time, Parent and the Surviving Corporation jointly and severally agree to pay all reasonable expenses, including reasonable attorney fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.5.

      SECTION 6.6. Employee Benefit Matters. From and after the Effective Time, Parent or its Affiliates shall be solely responsible for and shall honor and satisfy all liabilities with respect to the Company Benefit Plans pursuant to the terms of such plans, Section 2.9 hereof and applicable Law. Until the first anniversary of the Effective Time, Parent or its Affiliates shall provide the employees of the Surviving Corporation and their dependents with an employee benefit program providing welfare and pension benefits that in the aggregate are substantially comparable to the welfare and pension benefits provided to such persons immediately prior to the Effective Time under the applicable terms of the Company Benefit Plans. Subject to the foregoing, Parent and its Affiliates may amend or terminate any of the Company Benefit Plans after the Effective Time, subject to their terms and applicable Law.

      SECTION 6.7. Financing. (a) In the event that the Debt Commitment Letter or Equity Commitment Letter is terminated under circumstances where the conditions set forth in Sections 7.1 and 7.3 are otherwise satisfied (other than conditions that can only be satisfied at Closing), each of Parent and Merger Sub shall use its commercially reasonable efforts to obtain alternative debt funding in an amount equal to the amount to be provided pursuant to the Debt Commitment Letter and alternative equity funding in an amount equal to the amount to be provided pursuant to the Equity Commitment Letter, in each case, on terms and conditions substantially comparable to those provided in the Debt Commitment Letter and the Equity Commitment Letter, as applicable.

           (b) Following the date hereof, any amendment, modification, termination or cancellation of the Debt Financing or the Equity Financing, or any information (other than information which is known generally in the financial markets) which becomes known to Parent, Merger Sub, OEP or any of their respective officers or directors which makes any such Person reasonably believe that it will be unlikely that the Debt Financing or the Equity Financing will be obtained on the terms set forth in the Debt Financing Letter or the Equity Financing Letter, respectively, shall be promptly disclosed by Parent or Merger Sub to the Special Committee. None of Parent, Merger Sub or any of their respective officers or directors will knowingly attempt, directly or indirectly, to induce or encourage Citigroup or OEP or any other applicable entity not to fund any of the financing provided for in the Debt Financing Letter or the Equity Financing Letter, as applicable.

ARTICLE VII.

CONDITIONS PRECEDENT

      SECTION 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

           (a) This Agreement shall have been approved by the requisite vote of the shareholders of the Company, as required by the North Carolina Act and the Restated Articles.

           (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and the requirements of any relevant foreign antitrust authority shall have been satisfied. Other than the filing of the Articles of Merger provided for in Section 2.3, all other Required Governmental Consents required to be made or obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made or obtained, except where the failure to make any such filings or obtain any such Required Governmental Consents does not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Parent in the event such Required Governmental Consents are not obtained.

           (c) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or writ, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Order.

      SECTION 7.2. Conditions for Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions precedent:

      Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. Except for any inaccuracy that has not caused, is not causing and would not reasonably be expected to cause, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, the representations and warranties of Parent and Merger Sub set forth in Article III of this Agreement, shall be true and correct in all respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except that any such representation and warranty which is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition and any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date. The Company shall have received certificates dated the Closing Date and signed by the Chairman, President or an Executive Vice-President of each of Parent and Merger Sub, certifying that the conditions specified in this Section 7.2 have been satisfied.

      SECTION 7.3. Conditions for Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions precedent:

           (a) The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company’s representations and warranties contained in Article IV of this Agreement shall be true and correct in all respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except where the failure of such representation and warranty to be true and correct in all respects does not have, individually or in the aggregate, a Material Adverse Effect; provided, that any such representation and warranty which is itself qualified as to materiality or Material Adverse Effect shall not be deemed so qualified for purposes of this condition and any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date; and provided, further that notwithstanding the foregoing, the representations and warranties contained in Sections 4.2, 4.5, 4.19, 4.20, 4.22 and 4.24 hereof shall be true and correct in all material respects and the representation and warranty contained and as written in Section 4.8(g) hereof shall be true and correct in all respects. Parent shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that the conditions specified in this Section 7.3 have been satisfied.

           (b) Parent and Merger Sub shall have received the proceeds of the Debt Financing and Equity Financing contemplated by the Debt Commitment Letter and Equity Commitment Letter (or alternative financing in accordance with Section 6.7).

           (c) Since the date hereof, there shall not have occurred any Material Adverse Effect.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company by written notice by Parent to the Company and the Company to Parent and Merger Sub, as follows:

           (a) By the mutual written consent of the Company and each of Parent and Merger Sub.

           (b) By any of Parent, Merger Sub or the Company if any Governmental Entity shall have issued an Order or taken any other action (which Order each party hereto shall use its reasonable best efforts to have lifted, vacated or reversed, including through all possible appeals), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable.

           (c) By any of Parent, Merger Sub or the Company, if the shareholders of the Company fail to approve the Merger upon the taking of a vote at the Company Shareholders’ Meeting or any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action, failure to act or breach of any provision of this Agreement has been a principal cause of or resulted in the failure of the shareholders of the Company to approve the Merger.

           (d) By any of Parent, Merger Sub or the Company, if the Merger shall not have been consummated by October 30, 2003 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1 (d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date.

           (e) By the Company, if (i) any of the representations and warranties of Parent and Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2 with respect to representations and warranties would not be satisfied, or (ii) Parent or Merger Sub shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 7.2 with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the second day preceding the Outside Date).

           (f) By Parent or Merger Sub, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3 with respect to representations and warranties would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.3 with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by Parent or Merger Sub of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the second day preceding the Outside Date).

           (g) By Parent or Merger Sub, if (i) the Board of Directors or the Special Committee (w) withdraws or modifies in a manner adverse to Parent and Merger Sub its approval or recommendation of this Agreement or the Merger or states publicly its intent to do so, (x) approves or recommends any Company Superior Proposal to the shareholders of the Company or states publicly its intent to do so, (y) fails to recommend against the acceptance of any tender or exchange offer that constitutes an Acquisition Proposal within ten business days from the commencement thereof (including, without limitation, by means of taking no position with respect to the acceptance thereof by the shareholders), or (z) resolves to take any of the foregoing actions, or (ii) the Company enters into a Company Acquisition

Agreement with respect to any Company Superior Proposal or is specifically authorized to do so by the Board of Directors or the Special Committee.

           (h) By the Company, if the Board of Directors or the Special Committee authorizes the Company to enter into a Company Acquisition Agreement with respect to any Company Superior Proposal; provided, however, that the Company may only exercise its right to terminate this Agreement pursuant to this Section 8.1(h) if the Company has complied with its obligations under Section 5.2(d).

      SECTION 8.2. Effect of Termination. (a) In the event of termination of this Agreement by any of the Company, Parent or Merger Sub as provided in Section 8.1, this Agreement shall forthwith become null and void and have no further force effect, without any liability or obligation on the part of the Company, Parent or Merger Sub or any of the officers, directors, shareholders, affiliates, employees, agents, consultants or representatives of any of them, other than the second sentence of Section 6.2, the provisions of Section 8.2 and Article IX and those provisions of this Agreement that expressly survive termination hereof and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

           (b) If this Agreement is terminated:

                (i) by Parent or Merger Sub in accordance with (x) Section 8.1(c) or Section 8.1(f) and (A) prior to such termination the Company or the Special Committee shall have received, or there shall have been publicly announced, an Acquisition Proposal (but changing references to the 10% amounts in the definition thereof to 51%) and (B) within twelve (12) months of such termination, the Company enters into an agreement with respect to any Acquisition Proposal (but changing references to the 10% amounts in the definition thereof to 51%) or any such Acquisition Proposal is consummated within twelve (12) months of such termination, or (y) Section 8.1(g); or

                (ii) by the Company in accordance with (x) Section 8.1(c) or Section 8.1(d) and (A) prior to such termination the Company or the Special Committee shall have received, or there shall have been publicly announced, an Acquisition Proposal (but changing references to the 10% amounts in the definition thereof to 51%) and (B) within twelve (12) months of such termination, the Company enters into an agreement with respect to any Acquisition Proposal (but changing references to the 10% amounts in the definition thereof to 51%) or any such Acquisition Proposal is consummated within twelve (12) months of such termination, or (y) Section 8.1(h);

then the Company shall (A) in the case of clause (i)(y) or clause (ii)(y), on the day next succeeding the date of such termination, or (B) in the case of clause (i)(x) or clause (ii)(x), on the date of consummation of such Acquisition Proposal, (I) pay to Parent in immediately available funds the amount of all out-of-pocket costs, fees and expenses of Parent and Merger Sub paid or payable in connection with this Agreement including, without limitation, the reasonable fees and disbursements of banks, investment banks, accountants and legal counsel and expenses of any litigation incurred in connection with collecting the fees and other amounts provided for in this Section 8.1 (b) to the extent not previously paid by the Company to Parent, provided, however, that with respect to such cost, fees and expenses, in no event shall the Company be required to pay in excess of an aggregate of $5,000,000 (including any amounts previously paid by the Company to the Parent) and (II) pay to Parent in immediately available funds an amount equal to $52,000,000.

           (c) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys’ and expert witness fees) incurred in connection with such action.

ARTICLE IX.

GENERAL PROVISIONS

      SECTION 9.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except as provided in Section 8.2(a) and except that the agreements set forth in Article II and Sections 6.5 and 8.2(b) shall survive the Effective Time indefinitely.

      SECTION 9.2. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

      SECTION 9.3. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date and time delivered or sent by facsimile if delivered personally or by facsimile (and if by facsimile, confirmation of receipt is obtained), and (ii) on the fifth business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

           (a) if to Parent or Merger Sub:

Pharma Services Holding, Inc.
c/o One Equity Partners LLC
320 Park Avenue
New York, New York 10022
Facsimile: (212) 277-1533
Attention: Richard M. Cashin, Jr.

and

GF Management Company, LLC
4825 Creekstone Drive, Suite 130
Durham, North Carolina 27703
Facsimile: (919) 474-3082
Attention: Dr. Dennis B. Gillings

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Facsimile: (212) 309-6273
Attention: Ira White, Esq.

and

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Facsimile: (212) 354-8113

Attention:	John M. Reiss, Esq.

Oliver C. Brahmst, Esq.

           (b) if to the Company:

Dr. Robert Bishop
Chairman, Special Committee of the
Board of Directors of
Quintiles Transnational Corp.
1199 Madia Street
Pasadena, CA 91103
Facsimile: (626) 792-1236

With a copy to:

Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York 10019
Facsimile: (212) 728-8111 and (212) 728-9267
Attention: Michael A. Schwartz, Esq.

and

Smith, Anderson, Blount, Dorsett, Mitchell
& Jernigan, L.L.P.
2500 First Union Capitol Center
Raleigh, North Carolina 27601
Facsimile: (919) 821-6800
Attention: Gerald F. Roach, Esq.

      SECTION 9.4. Expenses. Except as set forth in Section 8.2(b) and (c), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

      SECTION 9.5. Certain Definitions. For purposes of this Agreement, the term:

           (a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

           (b) “Contract” means, with respect to any Person, any agreement, contract, obligation, note, bond, mortgage, indenture, option, lease or other instrument;

           (c) “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

           (d) “Indebtedness” means, as to any Person, without duplication: (i) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (iii) all obligations of such Person representing the balance of deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all Indebtedness secured by any lien, security interest or other encumbrance on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (vii) all Indebtedness of any other Person referred to in clauses (i) through (vi) above, guaranteed, directly or indirectly, by the Person initially referred to in this definition;

           (e) “knowledge” shall be interpreted for the purposes of this Agreement so that a matter will be deemed to be within the “knowledge” of a particular Person if such matter is, as of the applicable date, actually known to any of the officers of such Person and, in the case of the Company, any member of the Special Committee, provided, however that in the case of the Company or any of its Subsidiaries, Dr. Dennis B. Gillings, James L. Bierman and John S. Russell shall be deemed not to be officers of the Company or any of its Subsidiaries for such purposes;

           (f) “Laws” means all laws, statutes, rules, regulations, ordinances, resolutions, orders, determinations, writs, injunctions, awards (including without limitation, awards of any arbitrator), judgments, decrees and other pronouncements and judicial decisions and interpretations having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Entity;

           (g) “Liability” means all Indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due;

           (h) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity; and

           (i) “Rollover Agreements” means any agreement between Parent and a holder of shares of Company Common Stock or Company Stock Options pursuant to which such holder acquires securities of Parent.

      SECTION 9.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

      SECTION 9.8. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Schedules hereto) and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise provided in Sections 2.8, 2.9 and 6.5.

      SECTION 9.9. Assignment. This Agreement shall not be assigned by the parties hereto whether by operation of Law or otherwise.

      SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of North Carolina applicable to contracts executed in and to be performed entirely within that State without regard to principles of conflicts of Laws therein.

      SECTION 9.11. Amendment. This Agreement may be amended by the parties hereto by action taken by each of Parent, Merger Sub and the Company (with the consent of the Special Committee) at any time before the Effective Time but not thereafter; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 9.12. Waiver. At any time before the Effective Time, any party hereto may (with the consent of the Special Committee in the case of the Company) (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. All interpretations of or actions by the Company in respect of this Agreement shall be under the direction of, and shall require the approval of, the Special Committee.

      SECTION 9.13. Disclosure Letters, Schedules and Exhibits. Each of the Parent and Merger Sub Disclosure Letter, the Company Disclosure Letter, and all Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

      SECTION 9.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUINTILES TRANSNATIONAL CORP.

By:	/s/ PAMELA J. KIRBY

Name: Pamela J. Kirby
Title: Chief Executive Officer

PHARMA SERVICES HOLDING, INC.

By:	/s/ DENNIS B. GILLINGS

Name: Dennis B. Gillings
Title:

PHARMA SERVICES ACQUISITION CORP.

By:	/s/ DENNIS B. GILLINGS

Name: Dennis B. Gillings
Title:

EXHIBIT A

      At the Effective Time of the Merger, the articles of incorporation of the Surviving Corporation shall be amended to read in their entirety as follows:

ARTICLES OF INCORPORATION

(AS AMENDED)
OF
QUINTILES TRANSNATIONAL CORP.

1. The name of the corporation is Quintiles Transnational Corp.

2. The number of shares the corporation is authorized to issue is one hundred twenty-five million (125,000,000) shares of common stock, par value $0.01 per share.

3. The street address of the registered office of the corporation in the State of North Carolina is 225 Hillsborough Street, Raleigh, Wake County, North Carolina 27603, and the name of its registered agent at such address is CT Corporation System.

4. The street address and county of the principal office of the corporation is 4709 Creekstone Drive, Suite 200, Durham, Durham County, North Carolina 27703.

5. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

APPENDIX B

OPINION OF MORGAN STANLEY

1585 Broadway
New York, NY 10036

April 10, 2003

Special Committee of the Board of Directors

Quintiles Transnational Corp.
4709 Creekstone Drive, Suite 200
Durham, North Carolina 27703-8411

Members of the Special Committee of the Board:

We understand that Quintiles Transnational Corp. (“Target” or the “Company”), Pharma Services Holding, Inc. (“Buyer”) and Pharma Services Acquisition Corp., a wholly owned subsidiary of Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 10, 2003 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into Target. Pursuant to the Merger, Target will become a wholly owned subsidiary of Buyer and each outstanding share of common stock, par value $0.01 per share (the “Common Stock”), of the Company, other than shares held by the Company, any subsidiary of the Company, Buyer, Acquisition Sub, the Chairman of the Company, Dr. Dennis B. Gillings (“Dr. Gillings”), who is affiliated with Buyer, anyone else who is exchanging his Common Stock for an equity interest in Buyer or any of their respective affiliates, and other than shares held by any Dissenting Shareholders (as defined in the Merger Agreement) (collectively, the “Excluded Shares”), will be converted into the right to receive $14.50 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 6% of the outstanding shares of Common Stock is owned by Dr. Gillings.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement, other than the holders of Excluded Shares, is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii)	reviewed certain financial projections prepared by the management of the Company;

(iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(v)	reviewed the reported prices and trading activity for the Common Stock;

(vi)	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

(vii)	participated in discussions and negotiations among representatives of the Company, Buyer and certain other parties and their financial and legal advisors;

(viii)	reviewed the draft Merger Agreement, the draft Equity Commitment Letter, dated April 10, 2003 (the “OEP Commitment Letter”), between Buyer and One Equity Partners LLC (“OEP”), the draft Equity Commitment Letter, dated April 10, 2003 (the “Gillings Commitment Letter,” and, together with the OEP Commitment Letter, the “Equity Financing Letters”), the draft Debt Commitment Letter, dated April 10, 2003 (the “Debt Financing Letter”), among GF Management Company, LLC, OEP, Buyer, Citicorp North America, Inc. and Salomon Smith Barney Inc., and certain related documents; and

(ix)	performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments or changes in such conditions may affect this opinion and we do not have an obligation to update, revise or reaffirm this opinion.

In addition, we have assumed that the final executed Merger Agreement will be identical in all material respects to the latest draft of the Merger Agreement reviewed by us and that Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have also assumed, in all respects material to our analysis, that all covenants in the Merger Agreement and all conditions to the consummation of the Merger, including without limitation, the completion of the transactions contemplated by the Equity Financing Letters and the Debt Financing Letter in accordance with the terms thereof, will be fully satisfied without waiver thereof. We note that we are not legal, tax or regulatory experts and have relied upon, without any independent verification, the assessment of the Company and the Buyer’s legal, tax, and regulatory advisors with respect to the legal, tax and regulatory matters related to the Merger. This opinion does not constitute an opinion, nor do we assume any responsibility, with respect to (i) the ability of Buyer (or Acquisition Sub) to obtain financing, or (ii) the solvency or prudence of the capital structure of the Company or Buyer following the consummation of the Merger.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage activities. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities and senior loans of the Company for its own account or for the accounts of customers and accordingly, may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the information of the Special Committee of the Board of Directors, and the Board of Directors, of the Company and may not be used for any other purpose or disclosed or referred to (in whole or in part) for any purpose whatsoever without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filings is in a form acceptable to us and our counsel. This opinion does not address the underlying decision of the Company (or the Special Committee of the Board of Directors, or the Board of Directors, of the Company) to pursue the Merger. In addition, this opinion does not in any manner address the prices at which the common stock of the Company will trade following announcement of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement, other than the holders of Excluded Shares, is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ MICHAEL J. BOUBLIK

Michael J. Boublik Managing Director

APPENDIX C

QUINTILES TRANSNATIONAL CORP.

Proxy for Special Meeting of Shareholders

Solicited by the Board of Directors

     The undersigned hereby appoints Pamela J. Kirby, Ph.D. and John S. Russell and each of them as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Quintiles which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at [                      ] on [                  ], [                           ], 2003 at 10:00 a.m., Eastern Daylight Saving Time, and any adjournments thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in Quintiles’ Proxy Statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

     The Board of Directors Recommends a Vote FOR the Proposals Listed Below.

1.	Approval and adoption of the Agreement and Plan of Merger, dated as of April 10, 2003, among Quintiles Transnational Corp. (“Quintiles”), Pharma Services Holding, Inc. (“Pharma Services”) and Pharma Services Acquisition Corp. (“Merger Sub”), and the transactions contemplated thereby, including a merger of Merger Sub with and into Quintiles (the “Merger”), with Quintiles continuing as the surviving corporation to the Merger as a wholly owned subsidiary of Pharma Services, as more fully described in the accompanying Proxy Statement.

☐    FOR                                    ☐    AGAINST                                    ☐    ABSTAIN

2.	Grant the proxy holders the authority to vote in their discretion regarding a motion to adjourn the Special Meeting if necessary to satisfy the conditions to completing the Merger.

☐    FOR                                    ☐    AGAINST                                    ☐    ABSTAIN

         (Continued and to be signed on the reverse)

(Continued from other side)

     By signing the proxy, a shareholder will also be authorizing the proxy holder to vote in his discretion regarding any procedural motions which may come before the Special Meeting.

     Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign.

Date: [ __________________________________], 2003
(Be sure to date Proxy)

Signature and title, if applicable

Signature if held jointly

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.